UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
(Rule
14a-101)
INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934

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☐	Soliciting Material Pursuant to §240.14a-12
COGNEX CORPORATION
(Name of Registrant as Specified in its Charter)
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(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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COGNEX CORPORATION

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

To Be Held on April 29, 2026

To our Shareholders:

The 2026 Annual Meeting of Shareholders of COGNEX CORPORATION will be held at 9:00 a.m. local time on Wednesday, April 29, 2026, at Cognex’s headquarters located at One Vision Drive, Natick, Massachusetts 01760, for the following purposes:

1.	To elect three Directors to serve for a term of three years;

2.	To approve an amendment to the Cognex Corporation 2023 Stock Option and Incentive Plan;

3.	To ratify the selection of KPMG LLP as our independent registered public accounting firm for fiscal year 2026; and

4.	To cast a non-binding advisory vote to approve executive compensation (“say-on-pay”).

In addition, we will consider any other business that may properly come before the meeting or any adjournments or postponements of the meeting.

The Board of Directors has fixed the close of business on February 27, 2026 as the record date for the meeting. All shareholders of record on that date are entitled to receive notice of and to vote at the meeting.

YOUR VOTE IS IMPORTANT. WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, PLEASE VOTE YOUR SHARES BY TELEPHONE, VIA THE INTERNET, OR BY COMPLETING AND RETURNING A PROXY CARD. IF YOU ATTEND THE MEETING, YOU MAY CONTINUE TO HAVE YOUR SHARES VOTED AS INSTRUCTED IN THE PROXY, OR YOU MAY WITHDRAW YOUR PROXY AT THE MEETING AND VOTE YOUR SHARES IN PERSON.

By Order of the Board of Directors,

Mark T. Fennell, Secretary

Natick, Massachusetts

March 13, 2026

Important

Please note that due to security procedures, you may be required to show a form of picture identification to gain access to our headquarters. Please contact the Cognex Department of Investor Relations at (508) 650-3000 or ir@cognex.com if you plan to attend the meeting.

COGNEX CORPORATION

PROXY STATEMENT

INFORMATION ABOUT THE MEETING AND VOTING PROCEDURES

General

This proxy statement is being furnished to you in connection with the solicitation of proxies by the Board of Directors (the “Board”) of Cognex Corporation (“Cognex” or the “company”) for use at the 2026 Annual Meeting of Shareholders (the “meeting” or “this meeting”) to be held at 9:00 a.m. local time on Wednesday, April 29, 2026, at our headquarters located at One Vision Drive, Natick, Massachusetts 01760, and at any adjournments or postponements of that meeting. Our telephone number is (508) 650-3000. At this meeting, shareholders will consider and vote on the following proposals:

1.	To elect three Directors to serve for a term of three years;

2.	To approve an amendment to the Cognex Corporation 2023 Stock Option and Incentive Plan;

3.	To ratify the selection of KPMG LLP as our independent registered public accounting firm for fiscal year 2026; and

4.	To cast a non-binding advisory vote to approve executive compensation (“say-on-pay”).

The Board recommends that you vote your shares “FOR” each proposal. The Board knows of no other matters to be presented at this meeting.

This proxy statement is first being made available to our shareholders on or about March 13, 2026.

Voting Rights and Quorum

Shareholders of record at the close of business on February 27, 2026 (the “Record Date”) are entitled to receive notice of and to vote at the meeting. As of the close of business on the Record Date, there were 167,013,856 shares of our common stock outstanding and entitled to vote. Each outstanding share of our common stock entitles the record holder to one vote. Shareholders have no right to cumulative voting as to any matter. Our common stock is listed and trades on the NASDAQ Global Select Market.

The holders of a majority of our common stock outstanding on the Record Date are required to be present in person or be represented by proxy at the meeting to constitute a quorum for the transaction of business. Therefore, a quorum will be present if 83,506,929 shares of our common stock are present in person or represented by executed proxies timely received by us at the meeting. Following the determination of a quorum, the vote required for approval of the matters to be considered at the meeting is as follows:

•

Nominees for Director will be elected if the votes cast for such nominee’s election exceed the votes cast against such nominee’s election. An incumbent Director who does not receive more votes “for” than “against” his or her election will promptly offer to tender his or her resignation. The resignation would be considered by the Nominating, Governance and Sustainability Committee and acted upon by our Board (without participation by the incumbent Director who tendered his or her resignation) within 90 days of the election. Thereafter, the Board will promptly disclose its decision whether to accept the

Director’s resignation in a Current Report on Form 8-K furnished to the U.S. Securities and Exchange Commission (the “SEC”).

•	Other matters presented at the meeting require the affirmative vote of a majority of votes cast on the matter.

Treatment of Abstentions and Broker Non-Votes

We will count both abstentions and broker “non-votes” as present for the purpose of determining the existence of a quorum for the transaction of business. For the purpose of determining the number of shares voting on a particular proposal, we will not count abstentions and broker “non-votes” as votes cast or shares voting. As a result, abstentions and broker non-votes, if any, will have no effect on the voting results for any of the proposals to be presented at the meeting.

If you are a beneficial owner of shares held in a brokerage account and you do not instruct your broker, bank or other agent how to vote your shares, your broker, bank or other agent may still be able to vote your shares in its discretion. Under the rules of the New York Stock Exchange (“NYSE”), which are also applicable to NASDAQ-listed companies, brokers, banks and other securities intermediaries that are subject to NYSE rules may use their discretion to vote your “uninstructed” shares on matters considered to be “routine” under NYSE rules but not with respect to “non-routine” matters. A broker non-vote occurs when a broker, bank or other agent has not received voting instructions from the beneficial owner of the shares and the broker, bank or other agent cannot vote the shares because the matter is considered “non-routine” under NYSE rules. Proposals 1, 2, and 4 are considered to be “non-routine” under NYSE rules such that your broker, bank or other agent may not vote your shares on those proposals in the absence of your voting instructions. Conversely, proposal 3 is considered to be “routine” under NYSE rules and, thus, if you do not return voting instructions to your broker, your shares may be voted by your broker in its discretion on proposal 3.

Voting Your Shares

If you elected to receive a paper copy of the proxy materials, you may vote your shares by submitting the proxy card accompanying the materials for use at the meeting. Please complete, date, sign and submit the proxy card as instructed on the card. You may also vote your shares by telephone or via the Internet by following the instructions included on the proxy card or on the Notice of Internet Availability of Proxy Materials. The Internet and telephone voting facilities for shareholders of record will close at 1:00 a.m. Eastern time on April 29, 2026. If you are a shareholder who holds shares through a broker, bank or other similar organization (that is, in “street name”), please refer to the instructions from the broker, bank or other organization holding your shares.

The Board recommends an affirmative vote on all proposals described in the notice for the meeting. Proxies will be voted as specified. If your proxy is properly submitted, it will be voted in the manner that you direct. If you do not specify instructions with respect to any particular matter to be acted upon at the meeting, proxies will be voted in favor of the Board’s recommendations as set forth in this proxy statement.

You may revoke your proxy at any time before your proxy is voted at the meeting by:

•	Giving written notice of revocation of your proxy to the Secretary of Cognex at the company’s headquarters;

•	Completing and submitting a new proxy card relating to the same shares and bearing a later date;

•	Properly casting a new vote through the Internet or by telephone at any time before the closure of the Internet or telephone voting facilities; or

•	Voting in person at the meeting, although meeting attendance will not, by itself, revoke a proxy.

If a broker, bank or other similar organization holds your shares, you must contact them in order to find out how to revoke or change your vote.

Expense of Solicitation

The cost of this solicitation will be borne by Cognex. It is expected that the solicitation will be made primarily by delivery of these materials, but regular employees or representatives of Cognex (none of whom will receive any extra compensation for their activities) may also solicit proxies by telephone, email, or other electronic communication and in person and arrange for brokerage houses and other custodians, nominees and fiduciaries to send proxy materials to their principals at our expense.

How to Obtain an Annual Report on Form 10-K

Our Annual Report on Form 10-K, including the financial statements and schedules to such report, required to be filed with the Securities and Exchange Commission (“SEC”) for our most recent fiscal year is available on our website at www.cognex.com under “Company—Investors—Financials—SEC Filings.” Shareholders can send a written request to Investor Relations at Cognex Corporation, One Vision Drive, Natick, Massachusetts 01760 or by email at IR@cognex.com and we will provide a printed copy to such person without charge.

The information contained in our website, including any documents referenced herein that appear on our website, is not included as part of, or incorporated by reference into, this proxy statement, and any references to our website are intended to be inactive textual references only.

Householding of Annual Meeting Materials

The SEC permits a single set of annual reports, proxy statements and/or notices of internet availability of proxy materials to be sent to any household at which two or more shareholders reside if they appear to be members of the same family. This procedure, referred to as “householding,” reduces the volume of duplicate information shareholders receive and reduces mailing and printing costs. Only one copy of the notice of internet availability of proxy materials may be sent to certain beneficial shareholders who share a single address, unless any shareholder residing at that address has given contrary instructions.

To obtain a copy of any such document, please contact Cognex Investor Relations at the mailing address or email address noted above. To receive a copy of any such document in the future, or if you are receiving multiple copies and want to receive only one copy per household, you should contact your bank, broker, or other nominee, or you may contact us at the above mailing or email address.

Investor Contact

If you have any questions about the meeting or your ownership of our common stock, please contact Cognex Investor Relations at the above mailing or email address.

STOCK OWNERSHIP

Security Ownership of Certain Beneficial Owners

The following table shows as of the Record Date, any person who is known by us to be the beneficial owner of more than five percent of our common stock. For purposes of this proxy statement, beneficial ownership is defined in accordance with Rule 13d-3 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Accordingly, a beneficial owner of a security includes any person who, directly or indirectly, through any contract, agreement, understanding, relationship or otherwise has or shares the power to vote such security or to dispose of such security, or has the right to acquire such power within 60 days.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership of Common Stock		Percent of Class (1)
The Vanguard Group, Inc. (and affiliates) 100 Vanguard Blvd. Malvern, PA 19355	18,598,711	(2)	11.1%
BlackRock, Inc. (and affiliates) 50 Hudson Yards New York, NY 10001	14,840,415	(3)	8.9%

(1)	Percentages are calculated on the basis of 167,013,856 shares of our common stock outstanding as of February 27, 2026.
(2)

Information regarding The Vanguard Group, Inc. is based solely upon a Schedule 13G/A filed by The Vanguard Group with the SEC on October 30, 2025, which indicates that The Vanguard Group held shared voting power over 1,009,124 shares, sole dispositive power over 17,363,445 shares, and shared dispositive power over 1,235,266 shares.

(3)

Information regarding BlackRock, Inc. is based solely upon a Schedule 13G/A filed by BlackRock with the SEC on January 25, 2024, which indicates that BlackRock held sole voting power over 14,444,392 shares, and sole dispositive power over 14,840,415 shares.

Security Ownership of Directors and Executive Officers

The following information is furnished as of the Record Date, with respect to our common stock beneficially owned within the meaning of Rule 13d-3 of the Exchange Act by each of our Directors, each Director nominee, each of the “named executive officers” (as defined in Item 402(a)(3) of Regulation S-K) and by all of our Directors and executive officers as a group. Unless otherwise indicated, the individuals named held sole voting and investment power over the shares listed below. The address for each individual is c/o Cognex Corporation, One Vision Drive, Natick, Massachusetts 01760.

Name	Amount and Nature of Beneficial Ownership of Common Stock (1)		Percent of Class (2)
Robert J. Willett (3)	1,036,933	(4)	*
Carl W. Gerst III	492,251		*
Anthony Sun	475,693	(5)	*
Sheila M. DiPalma	440,961		*
Joerg Kuechen	270,798		*
Matthew Moschner	106,047		*
Sachin Lawande	28,431		*
Dennis S. Fehr	26,343		*
Marjorie T. Sennett	25,936		*
John T.C. Lee	24,820		*
Angelos Papadimitriou	16,222		*
Christopher Donato (6)	—		—
Sami Atiya (6)	—		—
All Directors and Executive Officers as a group (13 persons)	2,944,435	(7)	1.7%

*	Less than 1%
(1)

Includes the following shares, which the specified individual has the right to acquire upon the exercise of outstanding options or upon the vesting of RSUs, exercisable currently or vesting within 60 days of February 27, 2026: Mr. Willett, 1,013,813 shares; Mr. Gerst, 492,251 shares; Mr. Sun (by Sun Management Associates, LLC, a California limited liability company), 88,000 shares; Ms. DiPalma, 425,948 shares; Mr. Kuechen, 264,766 shares; Mr. Moschner, 89,582 shares; and Mr. Fehr 13,765 shares.

(2)

Percentages are calculated on the basis of 167,013,856 shares of our common stock outstanding as of February 27, 2026. The total number of shares outstanding used in this calculation assumes that the currently exercisable options or options which become exercisable within 60 days of February 27, 2026, as well as shares issuable upon settlement of restricted stock units (“RSUs”) that are expected to vest within 60 days of February 27, 2026, held by the specified person, are exercised or vest, as applicable. Such number of shares outstanding does not include the number of shares of our common stock underlying options or RSUs held by any other person.

(3)

Mr. Willett retired from the role of Chief Executive Officer effective June 27, 2025. In addition, Mr. Willett retired from Cognex’s Board of Directors effective March 2, 2026. Mr. Willett remains an employee of the company as an advisor to Mr. Moschner, the company’s current CEO. As part of Mr. Willett’s transition agreement, Mr. Willett agreed to forfeit any unvested equity awards outstanding as of the date he retired from his position as a Director (i.e., March 2, 2026).

(4)

Includes 23,120 shares of common stock held by Willett Parkhill Investment Trust dated August 2, 2010, of which Mr. Willett is a trustee and beneficiary. Mr. Willett has disclaimed beneficial ownership of these securities except to the extent of his pecuniary interest therein.

(5)

Includes 52,608 shares of common stock held by Sun Management Associates, LLC, a California limited liability company, of which Mr. Sun is a member. Mr. Sun has disclaimed beneficial ownership of these securities except to the extent of his pecuniary interest therein.

(6)	Mr. Donato and Dr. Atiya were appointed to Cognex’s Board of Directors effective March 2, 2026 and did not beneficially own any common stock of the company as of February 27, 2026.
(7)

Includes 2,388,125 shares which certain Directors and executive officers have the right to acquire upon the exercise of outstanding options or vesting of RSUs, exercisable currently or vesting within 60 days of February 27, 2026.

CORPORATE GOVERNANCE

Code of Business Conduct and Ethics

We have a Code of Business Conduct and Ethics that applies to our Board and our employees, including our named executive officers. Predating this code are our company’s ten corporate values, which include “integrity” and are the basis for ensuring that we maintain the highest ethical standards in all that we do. Copies of our company’s Code of Business Conduct and Ethics are available on our website at www.cognex.com under “Company—Investors—Governance—Governance Documents” and our ten core values are available under “Company—Investors—Governance—ESG Overview.” We intend to disclose on our website any amendment to, or waiver of, any provision of this code applicable to our Directors and executive officers that would otherwise be required to be disclosed under the rules of the SEC or The NASDAQ Stock Market LLC (“Nasdaq”).

Governance Documents
• Code of Business Conduct and Ethics
• Corporate Governance Guidelines

Committee Charters
• Audit Committee Charter
• Nominating, Governance & Sustainability Committee Charter
• Compensation Committee Charter

Director Independence

Our Board has determined that the Director nominees and other incumbent Directors are “independent” as such term is defined in the applicable listing standards of Nasdaq, with the exception of Matthew Moschner, who is an executive officer of Cognex. In making this determination, the Board considered that Dr. Lee is the President and Chief Executive Officer of MKS, Inc., Mr. Lawande is President and Chief Executive Officer of Visteon Corporation, and Mr. Papadimitriou is the Executive Chairman of Celli S.p.A., each of which is a company with which Cognex has done business, all through arm’s length, ordinary course transactions, in amounts immaterial to the companies and in which Dr. Lee, Mr. Lawande and Mr. Papadimitriou, as applicable, have no material interest.

Board Leadership Structure

The positions of Chief Executive Officer and Chairman of the Board were separated in March 2011. Anthony Sun was appointed Chairman of the Board in May 2021. Mr. Sun provides an independent voice on the Board in addition to his deep knowledge of Cognex acquired through his tenure on our Board. Mr. Sun continues to lead executive sessions of the independent Directors, which occur regularly. Our Board believes that this leadership structure (specifically, maintaining the separation of the CEO and Chairman roles), promotes the proper balance of leadership and direction for the Board and management that assists the Board in the administration of its risk oversight responsibilities.

The Board’s Role in Risk Oversight

Board of Directors

The role of our Board in our company’s risk oversight process includes receiving regular reports from management on areas of material risk to our company, including operational, financial, technology, legal, regulatory, strategic and reputational risks, and reviewing the outputs of our company’s Enterprise Risk Management (“ERM”) program. The ERM program is overseen by the Global Internal Audit team, which facilitates structured workshops in coordination with Cognex senior management. These workshops enable the executive team to validate, risk-rank, and prioritize risks identified from internal and external sources that impact the organization. The Board (or the appropriate committee in the case of risks that are under the purview of a particular committee) receives these reports from the appropriate “risk owner” within our company so that the Board (or appropriate committee) can understand our risk identification, risk management and risk mitigation strategies. When a committee receives the report, the Chair of the relevant committee reports on the discussion to the full Board. This process enables the Board and its committees to coordinate the risk oversight role. Our Board also administers its risk oversight function through the required approval by the Board (or a committee of the Board) of significant transactions and other material decisions, and receipt of regular periodic reports from our company’s independent registered public accounting firm and other outside consultants regarding various areas of potential risk, including, among others, those relating to our cybersecurity, internal controls and financial reporting.

Audit Committee

Risks related to the accuracy and integrity of financial reporting, accounting policies, disclosure controls, and internal controls over financial reporting.

Risks associated with the independence, performance, and appointment of the external auditor.

Risks tied to compliance with cybersecurity, legal and regulatory requirements, and fraud.

Compensation Committee

Risks associated with executive and director compensation programs and potential misalignment with company performance, shareholder interests, or retention objectives.

Risks related to the design and administration of equity incentive plans, annual bonus programs, and CEO compensation decisions.

Nominating, Governance, and Sustainability Committee

Risks relating to Board composition, succession planning, and the effectiveness of Board and committee performance.

Risks associated with governance policies, shareholder engagement, and responsiveness to investor expectations.

Risks tied to the company’s ESG strategy, including impacts from emerging sustainability trends.

Policy on Pledging, Hedging and Trading of Cognex Stock
The company has an insider trading policy governing the purchase, sale and other disposition of Cognex securities that applies to our personnel, including officers, directors, employees of the company and its subsidiaries, and other covered persons. We believe that our insider trading policy is reasonably designed to promote compliance with insider trading laws, rules and regulations, and listing standards applicable to the company. In particular, our insider trading policy governs the timing and type of transactions in Cognex stock by our Board and certain Cognex employees who have regular access to material non-public
information, including our executive officers (collectively, “Insiders”). For example, Insiders are prohibited from trading in Cognex securities during designated “quiet periods.” Among other provisions, the policy:

•	prohibits our Directors and any Cognex employee, including our executive officers, from engaging in short sales of Cognex stock (with violators subject to immediate termination);

•
prohibits our Directors and executive officers from trading in exchange-traded options for Cognex stock or any other derivative security designed to hedge or offset risk of a decline in the market value of Cognex stock; and

•	prohibits our Directors and executive officers from pledging Cognex stock as collateral for a loan without the approval of the Compensation Committee of the Board.
It also is the company’s policy to comply with applicable insider trading laws, rules and regulations, and any exchange listing standards when engaging in transactions in Cognex securities.

Shareholder Communications with the Board
Shareholders who wish to communicate with our Board or with a particular Director may send a letter to the Secretary of Cognex
Corporation
at One Vision Drive, Natick, Massachusetts 01760. The mailing envelope should contain a clear notation indicating that the enclosed letter is a “Shareholder-Board Communication” or “Shareholder-Director Communication.” The letter should clearly state whether the intended recipients are all members of our Board or certain specified individual Directors. The Secretary will make copies of all letters and circulate them to the appropriate Director(s).
Board Meetings, Committees and Attendance
Our Board held six meetings in 2025. During 2025, each Director attended at least 75% of the total number of meetings of the Board held during the period the Director served on the Board and meetings of the committees on which such Director served during the period the Director served on the Board. Our Directors are strongly encouraged to attend the annual meeting of shareholders or any special meeting in lieu of the annual meeting; however, we do not have a formal policy with respect to attendance at that meeting. All of our Directors serving on the Board at that time attended the 2025 Annual Meeting of Shareholders held on April 30, 2025.
The Board has three standing committees: the Compensation Committee, the Audit Committee and the Nominating, Governance, and Sustainability Committee. Each committee acts according to a written charter approved by the Board. The charters are available on our website at
www.cognex.com
under “Company—Investors—Governance—Governance Documents.” Each Director who served on a Board committee during 2025 was “independent” as such term is defined in the applicable listing standards of Nasdaq and SEC rules. The agenda for committee meetings is determined by its Chair in consultation with the other members of the committee and management. The Chair reports the actions and determinations of the committee to the full Board on a regular basis.
The following table provides current committee membership information for each of the Board committees:

Name (1)	Compensation	Audit	Nominating, Governance, and Sustainability
Sami Atiya			X
Christopher Donato	X
Sachin Lawande		X	X
John T.C. Lee	*	X
Angelos Papadimitriou		X
Marjorie T. Sennett		*
Anthony Sun	X		*

*	Committee Chair
X	Committee Member
(1)
Dr. Dianne Parrotte served as a member of each of the Compensation Committee and the Nominating, Governance, and Sustainability Committee during 2025 and until her retirement from the Board, effective March 2, 2026.

Compensation Committee

In accordance with its written charter, the Compensation Committee:

•

Discharges the Board’s responsibilities relating to the compensation of Cognex’s executives, including the determination of the compensation of our Chief Executive Officer and other executive officers;

•	Oversees our overall compensation structure, policies and programs;

•	Administers our stock option and equity incentive plans;

•	Periodically reviews the level of equity ownership of our executive officers and Directors to determine compliance with our Stock Ownership Guidelines; and

•	Reviews and makes recommendations to the Board regarding the compensation of our Directors.

Since 2020, the Compensation Committee has engaged the independent compensation consulting services of Pay Governance LLC (“Pay Governance”). Pay Governance reports directly to the Compensation Committee and assists it in evaluating and designing our executive and Director compensation programs and policies. During 2025, Pay Governance reviewed and provided market information and analysis regarding the competitiveness of our executive and Director compensation program design and our award values in relationship to our performance and peer group. Additionally, Pay Governance provided market data and regulatory updates as well as governance best practices. Pay Governance attends committee meetings, as requested, and communicates with the chair of the Compensation Committee and our Executive Vice President of Employee Services between meetings; however, the Compensation Committee makes all of our executive compensation decisions. Pay Governance is retained only by the Compensation Committee and does not provide any other consulting services to the company. Additional information about the Compensation Committee’s role in setting executive compensation and the services Pay Governance performed for the Compensation Committee in 2025 is described in our “Compensation Discussion and Analysis” section below.

The Compensation Committee regularly reviews the services provided by Pay Governance and believes that Pay Governance is independent in providing compensation consulting services. The Compensation Committee conducted a specific review of its relationship with Pay Governance in 2025, and determined that Pay Governance’s work for the committee did not raise any conflicts of interest, consistent with the regulations adopted by the SEC and Nasdaq. In addition, Pay Governance delivered a letter to the Compensation Committee certifying to its independence in accordance with the independence standards of the SEC and Nasdaq.

Our Chief Executive Officer, other Cognex executives, and the Cognex Employee Services Department also support the Compensation Committee in its duties and may be delegated authority to fulfill certain administrative duties regarding Cognex’s compensation programs. In addition, our Chief Executive Officer makes recommendations to the Compensation Committee on an annual basis regarding salary increases, potential bonuses, and equity-based awards for each of our other executive officers. Our Chief Executive Officer is not present during voting or deliberations concerning his compensation. Our Chief Executive Officer has also been delegated the authority to approve stock options, restricted stock unit awards and other equity-based awards to non-executive employees of Cognex not to exceed 80,000 shares to any one individual in the aggregate per calendar year.

The Compensation Committee has sole authority under its charter to retain, approve fees for, determine the scope of the assignment of, and terminate advisors and consultants as it deems necessary to assist in the fulfillment of its responsibilities. The Compensation Committee utilizes independent third-party benchmarking surveys acquired by Cognex and, as described above, may retain compensation consultants from time to time.

Committee meetings are regularly attended by our Executive Vice President of Employee Services, Sheila DiPalma, except when her compensation is being discussed, and may also include other executives at the invitation of the Compensation Committee. The Compensation Committee also meets in executive session as appropriate. The Compensation Committee met five times in 2025.

The full Board determines the compensation of our Directors, after considering any recommendations of the Compensation Committee.

Further information regarding the processes and procedures of the Compensation Committee for establishing and overseeing our executive compensation programs is provided under the heading “Compensation Discussion and Analysis.”

Audit Committee

In accordance with its written charter, the Audit Committee’s general responsibilities include, among other things, the following:

•	Appointing, compensating, retaining, terminating, and overseeing the work of Cognex’s independent registered public accounting firm;

•	Reviewing the qualifications, performance and independence of Cognex’s independent registered public accounting firm;

•	Reviewing our audited and unaudited financial statements;

•	Reviewing the adequacy and effectiveness of our internal control over financial reporting with management, our internal audit team and our independent registered public accounting firm;

•	Reviewing and authorizing both audit and non-audit services and related fees to be provided to Cognex by its independent registered public accounting firm;

•	Reviewing and approving related party transactions; and

•	To the extent deemed necessary by the Audit Committee to carry out its responsibilities, engaging independent counsel and other advisors and determining the compensation payable to them.

For 2025, among other functions, the Audit Committee reviewed with our independent registered public accounting firm the scope of the audit for the year, the results of the audit when completed and the independent registered public accounting firm’s fees for services performed. The Audit Committee also appointed the independent registered public accounting firm and reviewed with management various matters related to our internal controls. The Board delegated responsibility for oversight of risks from cybersecurity threats to the Audit Committee. The Audit Committee receives reports from the company’s Information Security Team on at least an annual basis. The Audit Committee held five meetings during 2025.

The Board has determined that all members of the Audit Committee are financially literate, and that Ms. Sennett qualifies as an “audit committee financial expert” under the rules of the SEC.

Nominating, Governance, and Sustainability Committee

In accordance with its written charter, the Nominating, Governance, and Sustainability Committee is responsible for identifying individuals qualified to serve as members of the Board and recommending to the Board nominees for election as Directors at each annual meeting of shareholders and when vacancies in the Board occur for any reason. The Nominating, Governance, and Sustainability Committee is also responsible for developing and recommending to the Board a set of corporate governance guidelines to assist and guide the Board in the exercise of its responsibilities, periodically reviewing these guidelines and recommending changes deemed appropriate, and coordinating any evaluations of the Board and its committees. Further, the Committee is responsible for the general oversight of Cognex’s environmental, social and governance (“ESG”) strategy, practices and policies, including the consideration of emerging ESG trends that may affect the business, operations, performance or reputation of Cognex. The Nominating, Governance, and Sustainability Committee met three times during 2025.

In February 2026, the Board met and, upon the recommendation of the Nominating, Governance, and Sustainability Committee, recommended the Director nominees for election at the meeting. Matthew Moschner, Angelos Papadimitriou, and Christopher Donato have been nominated for election to the Board.

Compensation Committee Interlocks and Insider Participation

During 2025, Dr. Lee, Dr. Parrotte, and Mr. Sun served on the Compensation Committee. No member of the Compensation Committee served as an officer or employee of Cognex or any of its subsidiaries, nor, other than Dr. Lee as described above, had any business relationship or affiliation with Cognex or any of its subsidiaries during 2025 other than his or her service as a Director.

Certain Relationships and Related Party Transactions

In accordance with its written charter, the Audit Committee conducts an appropriate review of all related party transactions for potential conflict of interest situations on an ongoing basis, and the approval of the Audit Committee is required for all related party transactions. Since the beginning of 2025, there were no related party transactions, and there are not currently any proposed related party transactions, that would require disclosure under SEC rules. Under our Code of Business Conduct and Ethics, any transaction or relationship engaged in by our employees that reasonably could be expected to give rise to a conflict of interest should be reported promptly to our Compliance Officer, who may notify our Board or a committee thereof as he or she deems appropriate. Actual or potential conflicts of interest involving a Director or executive officer are required to be disclosed directly to the Chairman of our Board.

Director Skills Matrix

The following director skills matrix summarizes the breadth of experience, expertise, and perspectives represented on the Cognex Board of Directors. The matrix highlights key competencies that the Board considers important to effective oversight of Cognex’s strategy, operations, and governance. The matrix is intended to illustrate how the directors’ collective skills and backgrounds support the Board’s ability to oversee management, guide long-term strategy, and represent the interests of shareholders, rather than to suggest that any individual director does not possess aspects of all of the listed qualifications.

	Industry / Market Expertise	Financial	Corporate Gov.	Leadership	Merger & Acquisition	Technology Dev.	Human Capital & Culture	Global Ops.
Name
Matthew Moschner	●			●	●	●	●	●
Anthony Sun	●		●	●	●	●	●
Sami Atiya	●		●	●	●	●		●
Christopher Donato				●	●		●	●
Sachin S. Lawande	●	●	●	●		●		●
John T.C. Lee	●	●		●	●	●	●
Angelos Papadimitriou	●	●		●	●			●
Marjorie T. Sennett		●	●	●			●	●

Director Nominees

When considering a potential candidate for membership on our Board, the Nominating, Governance, and Sustainability Committee will consider any criteria it deems appropriate, including, among other things, the experience and qualifications of any particular candidate as well as such candidate’s past or anticipated contributions to our Board and its committees. At a minimum, each nominee is expected to have high personal and professional integrity and demonstrated ability and judgment to be effective, with the other Directors and management, in collectively serving the long-term interests of our shareholders. Each nominee is expected to be personable and support our “Work Hard, Play Hard, Move Fast” culture. Further, each nominee is expected to have direct and significant experience in one or more industries or markets in which our company does, or plans to do, business, and/or significant senior-level management experience in functions or roles which are helpful to our company. This includes finance, accounting, legal, human resources, engineering, manufacturing, and sales and marketing.

In addition to the minimum qualifications set forth above, when considering potential candidates for our Board, the Nominating, Governance, and Sustainability Committee seeks to ensure that the Board is comprised of a majority of independent Directors, that the committees of the Board are comprised entirely of independent Directors, and that at least one member of the Audit Committee qualifies as an “audit committee financial expert” under SEC rules. The Nominating, Governance, and Sustainability Committee may also consider any other standards that it deems appropriate.

The Nominating, Governance and Sustainability Committee considers the composition of our Board overall, with the goal of having a combination of backgrounds, skills and knowledge to help promote Cognex’s long-term strategy. In particular, the committee, when recommending director candidates to the full Board for nomination, may consider whether a director candidate, if elected, assists in achieving a mix of Board members that represents a diversity of background and experience.

Board diversity, including with respect to ethnicity, age and gender, continues to be recognized by the Board. In 2017, our Board amended our corporate governance guidelines to require our Nominating, Governance, and Sustainability Committee to include women and individuals from minority groups who meet the required qualifications on the initial list of director candidates from which new board nominees are chosen. In addition, any search firm retained by the Nominating, Governance, and Sustainability Committee is required to abide by these guidelines. Since these requirements were added to our corporate governance guidelines, Dr. Parrotte (in 2018), Mr. Lawande (in 2021), Ms. Sennett (in 2021), Dr. Lee (in 2022), and Mr. Papadimitriou (in 2023) have been elected to the Board.

In addition, in early 2026, Dr. Atiya and Mr. Donato were added to our Board following an extensive search led by the Board’s Nominating, Governance, and Sustainability Committee and supported by a nationally recognized advisory firm. In conjunction with the appointments of Dr. Atiya and Mr. Donato, Robert Willett and Dianne Parrotte retired from the Board. With these additions, the Board has appointed six independent directors since 2021, reflecting the Board’s commitment to ensuring it has the right skills and experiences to lead Cognex into its next phase of growth.

In practice, the Nominating, Governance, and Sustainability Committee generally will evaluate and consider all candidates recommended by our Directors, officers and shareholders. The Nominating, Governance, and Sustainability Committee intends to consider shareholder recommendations for directors using the same criteria as potential nominees recommended by the members of the Nominating, Governance, and Sustainability Committee or others.

Shareholders who wish to submit Director candidates for consideration as nominees for election at our 2027 Annual Meeting of Shareholders should send such recommendations to the Secretary of Cognex Corporation at our executive offices on or before November 13, 2026. These recommendations must include:

•	the name and address of record of the shareholder;

•

a representation that the shareholder is a record holder of our common stock, or if the shareholder is not a record holder, evidence of ownership in accordance with Rule 14a-8(b)(2) of the Exchange Act;

•

the name, age, business and residential address, educational background, current principal occupation or employment, and principal occupation or employment for the preceding ten full fiscal years of the proposed Director candidate;

•

a description of the qualifications and background of the proposed Director candidate which addresses the minimum qualifications described above and any other criteria for Board membership approved by the Board from time to time;

•	a description of all arrangements or understandings between the shareholder and the proposed Director candidate; and

•

the consent of the proposed Director candidate to be named in the proxy statement, to serve as a Director if elected at such meeting, and to give our company the authority to carry out a detailed and thorough investigation of his/her educational, professional, financial and personal history.

Shareholders must also submit any other information regarding the proposed Director candidate that is required to be included in a proxy statement filed pursuant to SEC rules. See also the information under the heading “Shareholder Proposals.”

PROPOSAL 1: ELECTION OF DIRECTORS

Our Board currently consists of eight Directors and is divided into three classes, with one class being elected each year for a term of three years. We are proposing that Matthew Moschner, Angelos Papadimitriou, and Christopher Donato be elected to serve terms expiring at the 2029 Annual Meeting of Shareholders and in each case until a successor is duly elected and qualified or until his earlier death, resignation or removal. Biographical information including the key attributes and skills the director nominees bring to our Board is set forth below.

Recommendation

OUR BOARD RECOMMENDS A VOTE “FOR” THE ELECTION OF MATTHEW MOSCHNER, ANGELOS PAPADIMITRIOU, AND CHRISTOPHER DONATO.

The persons named in the accompanying proxy will vote, unless a shareholder specifies otherwise, “FOR” the election of the nominees named above. Our Board anticipates that each nominee, if elected, will serve as a Director. If a nominee is unable to accept election, the persons named in the accompanying proxy will vote for such substitute as our Board may recommend. There are no family relationships between any incumbent Director or any Director nominee and any executive officer of Cognex or its subsidiaries.

Information Regarding Directors and the Director Nominees

Set forth below is information furnished to us by the Director nominees and the incumbent Directors whose terms will continue after the meeting. The biographical description for each Director and Director nominee includes his or her age, all positions he or she holds with Cognex, his or her principal occupation and business experience over the past five years, and the names of other publicly held companies for which he or she currently serves as a director or has served during the past five years. It also includes the specific experience, qualifications, attributes and skills that led to our Board’s conclusion that the nominee should serve as a director of Cognex or, with respect to each Director who is not standing for election, that the Board would expect to consider if it were making a conclusion currently as to whether he or she should serve as a director. The Board’s specific reasoning for why each Director is qualified to serve on the Board is detailed under the heading “Experience and Qualification Highlights” in each bio below.

We believe that all of our Directors have a reputation for integrity, honesty and adherence to high ethical standards. Each has demonstrated business acumen and an ability to exercise sound judgment as well as, to the extent applicable, a commitment of service to Cognex and our Board. Our Board does not currently evaluate whether incumbent Directors who are not standing for election should serve as directors, as the terms for which they were previously elected continue beyond the meeting.

Nominated for a term ending in 2029

Matthew Moschner Chief Executive Officer, Cognex Corporation
Non-Independent Director, 39 years old

Director Since
June 2025

Other Current & Previous Board Directorships
None

Experience and Qualification Highlights

•

Deep knowledge of Cognex: Over eight years of leadership experience at Cognex, helping grow the company’s barcode reading portfolio and leading the company’s strategic technology and product innovation process

•

Experienced operator with technology expertise: Leverages extensive experience across product development, engineering, and operations to advance Cognex’s strategic vision, manage risk, and support sustained growth

•

Strategic growth and integration experience: Brings experience in M&A execution and integration, including leading Cognex’s successful integration of Moritex Corporation, the largest acquisition in the company’s history, supported by prior strategy and operations roles at Boston Consulting Group and Boeing

Career Highlights

•

Cognex Corporation

○   President and CEO (2025-Present)

○   President and COO (2025)

○   SVP, Engineering (2023-2025)

○   Various leadership roles across product and engineering (2017-2023)

•

Boston Consulting Group

○   Various roles within the industrial technology practice (2013-2017)

•

Boeing (NYSE: BA)

○   Roles in a variety of functions within the commercial airplane group (2008-2011)

Education
• B.S. in Electrical Engineering & Economics from Duke University • M.B.A. from Northwestern University’s Kellogg School of Management

Angelos Papadimitriou Chairman, Masco Group
Independent Director, 58 years old

Director Since
February 2023

Committee Membership
Audit

Other Current & Previous Board Directorships
Masco Group (NYSE: MAS) (Chairman) since 2024; Celli Group (Executive Chairman) since 2023; Athena Ventures (Chairman) since 2020; Dompé Pharmaceuticals since 2018; Humanitas since 2021

Experience and Qualification Highlights

•

Executive leadership experience: Served as Co-CEO of a large, European, publicly listed company and as CEO of a leading global industrial machinery and automation group, with experience leading and transforming complex, multinational organizations

•

Perspective from service on other company boards: Serves on the boards of multiple global industrial, healthcare, and life sciences companies, including as Chairman for two organizations

•

Expertise in the global & European packaging machinery, industrial automation, and healthcare industries: Over 30 years of experience in the advanced industrials and healthcare sectors across leading private and public companies

Career Highlights

•

Athena Ventures

○   Founder and Chairman (2020-Present)

•

Pirelli & Co. (BIT: PIRC)

○   Co-CEO (2020-2021)

•

Coesia

○   CEO (2010-2019)

•

GlaxoSmithKline (NYSE: GSK)

○   SVP for Southeast Europe (2008-2009)

○   Chairman for Italy (2005-2009)

•

Various roles at McKinsey & Co., Merck & Co., Fournier Pharma, and Schering Pharmaceuticals

Education
• B.A. in Computer Science and Business Economics from Brown University • M.B.A. from Harvard Business School

Christopher Donato President and Chief Revenue Officer, Zendesk
Independent Director, 60 years old

Director Since
March 2026

Committee Membership
Compensation

Other Current & Previous Board Directorships
None

Experience and Qualification Highlights

•

Executive leadership experience: Accomplished executive with more than 25 years of experience as a leader in enterprise sales and go-to-market organizations at global technology companies

•

Expertise in SaaS, cloud computing, and enterprise technology: Brings extensive experience from senior roles at Zendesk, Oracle and Celonis, including championing AI solutions to enhance customer success and driving digital transformations

•

Deep background in driving business growth and Go-To-Market transformations: Track record of driving growth by designing and scaling Go-To-Market strategies across diverse regions and customer segments.

Career Highlights

•

Zendesk

○   President and Chief Revenue Officer (2024-Present)

○   President, Global Sales and Field Engineering (2024-2025)

•

Alysio

○   Advisor (2025-Present)

•

Celonis

○   President, Global Sales and Field Engineering (2021-2024)

•

Oracle (NYSE: ORCL)

○   Various leadership roles, including EVP, North America Applications & Consulting (1996-2021)

Education
• B.S. from Susquehanna University

Serving a term ending in 2028

John T.C. Lee President and Chief Executive Officer, MKS, Inc.
Independent Director, 63 years old

Director Since
May 2022

Committee Membership
Compensation (Chair); Audit

Other Current & Previous Board Directorships
MKS, Inc. (Nasdaq: MKSI) since 2020

Experience and Qualification Highlights

•

Executive leadership experience: Tenure of over six years as President and CEO of a publicly traded multinational technology company with nearly $4 billion in annual revenue

•

Perspective from service on other public company boards: Has served on the Board of MKS for over 6 years

•

Expertise in the global semiconductor and technology industries: Throughout career, has worked at leading companies across the technology industry, focused on semiconductor, semiconductor packaging, solar, and plasma processing

Career Highlights

•

MKS

○   President and CEO (2020-Present)

○   Series of progressive leadership roles since joining MKS in 2007, including COO (2016-2019)

•

Various roles at leading technology companies, including Applied Materials, Lucent Technologies, and AT&T Bell Labs

Other Professional Experience and Community Involvement Highlights

•

Chair of the Massachusetts High Technology Council (MHTC) (2023-2025)

•

Member of the Executive Committee of the Board of Directors of MHTC since 2021

•

Co-Chair of the Massachusetts Opportunity Alliance since 2024

•

Member of the Executive Board of Trustees, Global Photonics Economic Forum since 2024

Education
• B.S. from Princeton University • M.S.C.E.P. and Ph.D. from the Massachusetts Institute of Technology, all in Chemical Engineering

Anthony Sun Former Managing General Partner, Venrock Associates
Board Chair & Independent Director, 73 years old

Director Since
1982

Committee Membership
Compensation; Nominating, Governance, and Sustainability (Chair)

Other Current & Previous Board Directorships
More than a dozen public high-tech companies (none in the last five years) and several private companies, including CM Capital

Experience and Qualification Highlights

•

Executive experience: Throughout his over 30-year tenure with Venrock Associates, Mr. Sun held multiple leadership roles, including serving as CEO for over ten years

•

Expertise in the high-technology industry: Extensive experience investing in and advising numerous tech startups through transformational moments, including IPOs and strategic acquisitions, as well as previously serving on boards for more than a dozen public high-tech companies

•

Deep understanding of Cognex: Acquired through service on Cognex’s Board, including as Chairman since 2021 and previously as lead independent director

Career Highlights
• Venrock Associates ○ Managing General Partner & CEO (1997-2010) ○ General Partner (1980-1997) • Cognex Corporation ○ Chairman (2021-Present) ○ Lead Independent Director prior to becoming Chairman

Other Professional Experience and Community Involvement Highlights

•

Member of Committee of 100, which focuses on China-U.S. relations, since 1997

•

Served on the board of the Massachusetts Institute of Technology (MIT), including on visiting committees for Electrical Engineering and Material Science, and on the boards for the MIT Center for International Studies, the Harvard China Fund, and the Singapore University of Technology and Design

•

Advised the U.S. Navy on venture capital matters and served on the Government of Singapore’s International Resource Panel

Education
• B.S. and M.S. in Engineering from MIT • M.B.A. from Harvard Business School

Sami Atiya Former President of Robotics and Discrete Automation, ABB
Independent Director, 62 years old

Director Since
March 2026

Committee Membership
Nominating, Governance, and Sustainability

Other Current & Previous Board Directorships
SGS SA (SIX: SGSN) (Nomination Committee and Chair of Remuneration Committee) since 2020, and nominated in 2026 to serve on the board of Lonza Group AG, including Lonza’s Strategy and Innovation Committee

Experience and Qualification Highlights

•

Executive Leadership experience: Global business and technology leader that has held several senior roles at leading international corporations, establishing a strong track record of driving innovation, scaling multi-billion dollar businesses and shaping strategic innovation

•

Extensive experience in automation, robotics, AI, and medical technology: Over 30 years of experience in these industries through prior roles, overseeing large-scale R&D organizations, AI-enabled platforms and global technology transformations

•

Public company board experience: Has served on a board of a publicly traded company for over five years with roles on committees, including as Chair

Career Highlights

•

ABB

○   President, Robotics and Discrete Automation (2019-2025)

○   President, Robotics and Motion (2017-2018)

○   President, Discrete Automation and Motion (2016)

•

Siemens

○   Division CEO, Mobility and Logistics, Siemens Infrastructure (2011-2015)

○   Division CEO, Computer Tomography and Radiation Oncology, Siemens Healthcare (2008-2011)

○   Various other leadership roles, including SVP, Medical Solutions, Siemens Healthcare (1997-2011)

Education
• M.B.A. from Massachusetts Institute of Technology • P.h.D. from University of Wuppertal, Germany • M.S. from University of Karlsruhe, Germany

Serving a term ending in 2027

Sachin S. Lawande President and Chief Executive Officer, Visteon Corporation
Independent Director, 58 years old

Director Since
January 2021

Committee Membership
Audit; Nominating, Governance, and Sustainability

Other Current & Previous Board Directorships
Visteon Corporation (Nasdaq: VC) since 2015 and DXC Technology Company (NYSE: DXC) from 2015-2020

Experience and Qualification Highlights

•

Executive leadership experience: Over two decades of experience working at public companies, including as current CEO of Visteon Corporation for over ten years and several leadership positions at Harman Industries for ten years

•

Perspective from service on other public company boards: Leverages governance skills gained through current and former directorships on boards of other public companies, Visteon Corporation and DXC Technology Company

•

Global expertise in the automotive, technology, and software industries: Gained extensive experience in these industries through prior roles, including managing the design and manufacturing of complex electronic products containing both hardware and software as well as manufacturing and engineering operations in India

Career Highlights

•

Visteon Corporation

○   President and CEO (2015-Present)

•

Harman International Industries, Inc. (Previously NYSE: HAR; acquired by Samsung in 2017)

○   Range of leadership positions, including President of the company’s largest division with nearly $3 billion in annual sales (2005-2015)

Education
• B.S. from Bombay University • Master’s Degree in Electrical and Electronics Engineering from Southern Illinois University at Edwardsville

Marjorie T. Sennett Former Managing Director, Farallon Capital Management, LLC
Independent Director, 65 years old

Director Since
November 2021

Committee Membership
Audit (Chair)

Other Current & Previous Board Directorships
Visteon Corporation (Nasdaq: VC) (Audit and Organization and Compensation Committees) since 2025; The diaTribe Foundation (Compensation Committee and Chair of Audit Committee) from 2017-2025; QuinStreet, Inc. (Nasdaq: QNST) (Audit Committee) from 2014-2018

Experience and Qualification Highlights

•

Executive leadership experience: Held CFO role at fast-growing companies in the technology and healthcare industries, including organizations focused on digital communication platforms and biotechnology

•

Public company board experience: Has served for over ten years on various boards, including three public company boards, and in multiple roles on committees

•

Extensive knowledge of corporate finance, financial reporting, and institutional investing: Former CFO of public and private companies who co-led IPOs, follow-on offerings, and M&A transactions and gained deep capital markets and operations expertise; accomplished institutional investor in publicly traded securities

Career Highlights

•

Farallon Capital Management, LLC

○   Managing Director (2004-2009)

○   Senior Research Analyst (2002-2003)

○   Consultant (2001)

•

eGroups, Inc. (acquired by Yahoo!)

○   CFO (1999-2000)

•

Amylin Pharmaceuticals, Inc. (previously Nasdaq: AMLN; acquired by Bristol Myers Squibb and AstraZeneca)

○   CFO (1989-1998)

Other Professional Experience and Community Involvement Highlights
• Named one of “20 Women in Finance You Should Add to Your Company’s Board” by Business Insider • Served as a Trustee for Stanford University’s Graduate School of Business Trust from 2008-2011

Education
• B.A. from Vanderbilt University • M.B.A. from Stanford University’s Graduate School of Business

DIRECTOR COMPENSATION

The following table sets forth the compensation earned by or awarded to each Director who served on our Board in 2025, other than Mr. Moschner and Mr. Willett. Details of Mr. Moschner’s and Mr. Willett’s compensation are set forth under the heading “Executive Compensation—Summary Compensation Table.”

Director Compensation Table—2025

Name	Fees Earned or Paid in Cash (1) ($)		Stock Awards (2)(3) ($)	Option Awards (4) ($)	All Other Compensation ($)	Total Compensation ($)
Sachin S. Lawande	$65,000		$275,025	$—	$—	$340,025
John T.C. Lee	$80,000		$275,025	$—	$—	$355,025
Dianne M. Parrotte (5)	$63,000		$275,025	$—	$—	$338,025
Angelos Papadimitriou	$60,000		$275,025	$—	$—	$335,025
Marjorie T. Sennett	$70,000		$275,025	$—	$—	$345,025
Anthony Sun	$128,000	(6)	$275,025	$—	$—	$403,025

(1)	Fees are presented in the year earned. The payment of such amounts may occur in other years (i.e., 2026).
(2)

In 2025, each Director, other than Mr. Moschner and Mr. Willett, was granted 8,324 RSUs. These RSU awards vested in full on February 20, 2026. All equity award agreements covering unvested equity awards held by our non-employee Directors provide for such equity awards to vest immediately upon a “change of control” of Cognex, which is defined as a corporate transaction in which the holders of Cognex common stock before the transaction control less than 51% of the stock of Cognex or any successor corporation after the transaction. Amounts listed in this column represent the grant date fair value of RSUs. The methodology and assumptions used to calculate the grant date fair value are described in “Note 16, Stock-Based Compensation” of our Annual Report on Form 10-K for the fiscal year ended December 31, 2025. Cognex recognizes the grant date fair value as an expense for financial reporting purposes over the service-based vesting period. See also the information under the heading “Director Compensation—Elements of Director Compensation.”

(3)

Each Director, other than Mr. Moschner and Mr. Willett, had the following unvested RSUs outstanding on December 31, 2025: Mr. Lawande, 11,237 shares; Dr. Lee, 11,237 shares; Dr. Parrotte, 11,237 shares; Mr. Papadimitriou, 10,861 shares; Ms. Sennett, 11,237 shares; and Mr. Sun, 11,237 shares. No Directors forfeited any RSUs in 2025.

(4)

Each Director, other than Mr. Moschner and Mr. Willett, had the following options outstanding on December 31, 2025: Mr. Lawande, 0 shares; Dr. Lee, 0 shares; Dr. Parrotte, 44,000 shares; Mr. Papadimitriou, 0 shares; Ms. Sennett, 0 shares; and Mr. Sun, 114,000 shares. No Directors forfeited any stock options in 2025.

(5)	Dr. Parrotte retired from the Board of Directors effective March 2, 2026.
(6)	Paid to Sun Management Associates, LLC, a California limited liability company, of which Mr. Sun is a member.

Elements of Director Compensation

The Compensation Committee reviews our non-employee Director compensation on a regular basis. The Compensation Committee considers various factors in making a recommendation to the Board, including a competitive assessment of Director compensation with that of our peer group (as described under the heading “Compensation Discussion and Analysis”), market trends, the responsibilities of our non-employee Directors, the anticipated time commitment and amount of work, the responsibilities of the various committees of the Board, and our ability to attract and retain high caliber non-employee Directors to serve on the Board. The Compensation Committee also retained an independent compensation consultant, Pay Governance, to help benchmark and set non-employee Director compensation for 2025.

We provide a significant portion of the total compensation of our non-employee Directors in the form of equity compensation to align their long-term interests with those of our shareholders. Each non-employee Director is paid an annual cash retainer for their service on our Board and is eligible for a grant of RSUs. We believe that this compensation model has enabled us to create an attractive and market competitive compensation package for Board candidates while reducing dilution and administrative costs to the company as compared to our prior program of granting only options to Directors.

The following table sets forth the elements of cash compensation in 2025 for our non-employee Directors for their service on our Board and its committees. There were no changes in the compensation program for our non-employee Directors from 2024 to 2025. Mr. Moschner, a current executive officer of Cognex, and Mr. Willett, a former executive officer of Cognex, receive no additional compensation for their service on the Board.

Type of Fee	Board of Directors	Compensation Committee (1)	Audit Committee (1)	Nominating, Governance and Sustainability Committee (1)
Annual Cash Retainer	$50,000	$8,000	$10,000	$5,000
Annual Chair Retainer	$60,000	$20,000	$20,000	$10,000

(1)

Annual Committee Chair retainers are inclusive of the respective Committee cash retainers. For example, the Chair of the Audit Committee receives $20,000 in total for serving on the Audit Committee, not $30,000.

In 2025, each Director (other than Mr. Moschner and Mr. Willett) also received a grant of RSUs in consideration for serving on our Board. RSU grant amounts and vesting schedules are detailed in the “Director Compensation Table—2025” under the heading “Stock Awards.”

Director Stock Ownership Guidelines

In February 2022, the Compensation Committee approved stock ownership guidelines for our Directors based on our belief that stock ownership further aligns the interests of our Directors with those of our shareholders. These guidelines provided that:

•	Each non-employee Director was expected to accumulate and hold an amount of qualifying shares equal to five times his or her annual cash retainer for service on the Board.

•	Each employee Director is expected to accumulate and hold an amount of qualifying shares equal to three times his or her annual base salary.

For clarity, the “annual cash retainer” excludes any retainer for serving as a member or as a chair of any Board committee, or for serving as the Chairman of the Board. The ownership requirement may be satisfied through (i) shares of Cognex common stock (whether granted by the company as an equity award or purchased by the Director independently), and/or (ii) RSUs granted by the company to the Director that vest over a specified time period, in each case the value of which is calculated based on the closing price of our common stock on the date of determining compliance with the minimum stock ownership guidelines. Directors have five years from the later of the adoption of these guidelines or their election to the Board to achieve the requisite level of ownership under these guidelines. Compliance is measured as of the last day of each fiscal year. As of the date of this proxy statement, all of our Directors are making satisfactory progress toward compliance with our stock ownership guidelines.

COMPENSATION POLICIES AND PROCEDURES

Cognex’s approach to compensation and performance management is to provide a competitive total compensation package with periodic reviews to encourage ongoing high-quality performance. We strive to hire, retain and promote talented individuals based on their achievements, to reward employees based on their overall contribution to the success of our company, and to motivate employees to increase shareholder value.

In addition to salary, total compensation may include overtime pay, commissions, equity-based awards and potential bonuses depending on the employee’s job and level within Cognex. It also includes benefits consistent with our “Work Hard, Play Hard, Move Fast” culture that recognize employee achievement and encourage new levels of success, such as President’s Awards, which reward our top performers, and Perseverance Awards, which reward employee longevity, commitment and loyalty. Other benefits available to employees include company-paid basic group term life insurance, basic accidental death and dismemberment insurance, an employer match of eligible compensation that employees invest in their 401(k) accounts, and tuition reimbursement.

The Compensation Committee oversees the compensation program for Cognex employees. The committee has discussed risk as it relates to our compensation program and does not believe that our compensation program is structured to encourage excessive or inappropriate risk taking for the following reasons:

•

Compensation for most salaried employees consists of both fixed and variable components. The fixed portion (i.e., base salary) provides a steady income to our employees regardless of company performance or stock price. The variable portion (i.e., annual company bonus, sales commissions and equity-based awards) is based upon individual, company and stock price performance. This mix of compensation is designed to motivate our employees, including our named executive officers, to produce superior short- and long-term corporate performance without taking unnecessary or excessive risks to the detriment of important business metrics.

•

The company bonus is an annual program and is focused on profitability, while the equity award program generally has a three to five year service-based vesting period and is focused on stock price performance. We believe that these programs provide a check on excessive risk taking because to inappropriately benefit one would be a detriment to the other. For example, focusing solely on profitability would be detrimental to our company over the long term, ultimately harming our stock price and the value of equity-based awards, such as stock options and RSUs.

•

We prohibit all hedging transactions involving Cognex stock by our Board and certain employees who have regular access to material non-public information, including our named executive officers, so that they cannot insulate themselves from the effects of poor stock performance. Further, any Cognex employee engaged in short sales of Cognex stock is subject to immediate termination.

•

In order for any employee to be eligible for an annual company bonus, Cognex must first achieve certain financial goals that are established annually by the Board related to our adjusted operating income as a percentage of revenue (we refer to this metric as “adjusted EBITDA percentage”). We believe that focusing on profitability rather than other measures encourages a balanced approach to performance and emphasizes consistent behavior across the organization.

•

Our annual bonus program is capped for each employee at director level and above, which includes our named executive officers, which we believe mitigates excessive risk taking by limiting bonus payouts even if our company dramatically exceeds its adjusted EBITDA percentage target.

•	Our annual bonus program has been structured around attaining a certain level of profitability for many years and we have seen no evidence that it encourages unnecessary or excessive risk taking.

•

The calculation of our adjusted EBITDA percentage target for purposes of our annual bonus is consistent with the adjusted EBITDA percentage disclosed publicly, which keeps the calculation from being susceptible to manipulation by any employee, including our named executive officers. We have a Code of Business Conduct and Ethics that covers, among other things, accuracy of books and records. And, predating this code, is our company’s ten corporate values, which include “integrity” and are the basis for ensuring we maintain the highest ethical standards in all that we do.

•

Our executive stock ownership guidelines require our Directors and named executive officers to hold a substantial amount of qualifying shares, which aligns an appropriate portion of their personal wealth to the long-term performance of Cognex.

•

Our Clawback Policy enables us to recover erroneously awarded incentive-based compensation paid to a named executive officer due to a restatement of previously issued financial statements, thus reducing any incentive to engage in misconduct to meet financial targets.

COMPENSATION DISCUSSION AND ANALYSIS

This section discusses and analyzes our executive compensation program as it relates to our named executive officers, who, as of December 31, 2025, consisted of the following individuals:

•	Matthew Moschner, President and Chief Executive Officer;

•	Dennis S. Fehr, Senior Vice President and Chief Financial Officer;

•	Carl W. Gerst III, Executive Vice President, Global Sales & Products;

•	Sheila M. DiPalma, Chief Culture Officer and Executive Vice President of Employee Services;

•	Joerg Kuechen, Head of Corporate M&A; and

•	Robert J. Willett, former President and Chief Executive Officer*

*

Mr. Willett retired from the role of Chief Executive Officer effective June 27, 2025. Mr. Willett remains an employee of the company as an advisor to Mr. Moschner, the company’s current President and CEO.

Executive Summary

2025 Business Results

We made great progress in 2025, sharpening our focus around three strategic objectives: being the number one provider of AI technology for industrial machine vision, delivering the best customer experience in our industry and doubling our customer base over the next five years.

We launched several innovative products aligned with our strategic objectives that reinforce our brand promise: advanced machine vision made easy.

Revenue grew 9% year over year in 2025, including a one-time benefit from a commercial partnership with a medical lab automation channel partner (the “Commercial Partnership”). Our Logistics business grew strongly, while strength in Factory Automation end markets, such as Consumer Electronics and Packaging, were somewhat offset by continued weakness in Automotive. Gross margin of 66.9% declined approximately 1.5 percentage points year over year primarily due to less favorable industry mix, and, to a lesser extent, the impact from tariffs, partially offset by the one-time benefit from the Commercial Partnership.

Operating expenses decreased 1.5% year over year, reflecting our focus on disciplined cost management. These efforts contributed to a 6% year-over-year reduction in global headcount in 2025. Operating margin increased to 16.3% of revenue in 2025 from 12.6% in 2024, driven by revenue growth and disciplined cost management. These actions delivered strong gains in bottom line profitability, even as we continue to invest in innovation to reinforce our technology leadership position. We saw that our continued investment in AI technology made our products more accessible and easier to use for an increasing number of customers and applications. We believe that our technology and domain expertise position us well as we enter 2026.

The combination of disciplined cost management and strict working capital management led to an acceleration in operating cash flow throughout the year, allowing us to return $206 million to shareholders through dividends and share repurchases.

Compensation Philosophy

Cognex maintains a pay-for-performance compensation philosophy that favors variable compensation contingent on individual, company and stock performance over fixed compensation (like base salary). The key tenets of our compensation philosophy are:

1.	Paying for Performance. When the business performs, executives are paid well. Conversely, when the business does not perform, executives realize significantly less compensation.

2.	Winning Top Talent. We strive to attract and retain well-qualified executives to lead and grow the business in accordance with the interests of our shareholders over the long term.

3.	Aligning with Shareholders. We tie the majority of executive compensation to company and stock performance to instill a long-term ownership mentality consistent with our shareholders.

The primary components to executive compensation at Cognex are: (i) base salary; (ii) annual cash bonus; and (iii) equity awards.

The Compensation Committee, which consists entirely of independent Directors, reviews and approves the compensation for our executive officers and drives our compensation philosophy. The committee views cash salary and bonuses as short-term compensation to provide competitive levels of base compensation and to reward our executive officers for meeting annual performance objectives. It views equity awards as an incentive to create shareholder value and improve corporate performance over the long term. The Compensation Committee believes that our equity award program is instrumental to our ability to recruit, retain and motivate our high caliber executives.

With help from its independent compensation consultant, Pay Governance, LLC, the Compensation Committee has identified a compensation peer group with whom we compete for top executive talent. Given the company’s pay-for-performance philosophy, we strive to balance the components of executive compensation as follows:

Compensation Type	Target Percentile of Peer Group	Cognex Philosophy
Base Salary	15th – 25th	Cognex targets low base salaries, relative to peers, to strengthen our overall focus on performance-based compensation

Annual Cash Bonus (at target)	45th – 55th	Given that our annual bonus is reliant on the company’s adjusted EBITDA percentage, Cognex targets annual bonuses around the median of our peer group

Equity Awards	65th – 75th	Cognex views equity awards as the most significant component of executive compensation as we believe equity awards give executives a long-term ownership mentality consistent with our shareholders

Total Compensation	55th – 75th	We target above the median for total compensation given that the majority of executive compensation is contingent upon company and stock performance, and to aid in our competition for top talent

The above approach results in a compensation program that incentivizes long-term shareholder value creation. Approximately 80.3% of Mr. Moschner’s 2025 annualized target compensation was based on long-term value creation. For the other named executive officers, approximately 76.9% of their aggregate target compensation was based upon long-term value creation.

CEO Compensation Mix
10.2%
7.4%
12.3%
10.4%
59.7%
Annualized Base Salary (CEO)
Target Bonus (CEO)
Options
RSUs
PRSUs

Other NEO Compensation Mix (in aggregate)

13.1%
10.0%
25.6%
25.7%
25.6%
Base Salary
Target Bonus
Options
RSUs
PRSUs

Compensation Program Changes

The Compensation Committee continues to enhance our compensation programs to help ensure that our performance-based compensation philosophy and long-term perspective endures as our company grows. For example, in 2025, the Compensation Committee expanded performance-based equity awards beyond the Chief Executive Officer to executive officers. In response to shareholder feedback, and consistent with the Compensation Committee’s pay-for-performance philosophy, the Compensation Committee made the following changes for 2026:

•

Simplified the annual cash bonus plan for executives by replacing Cognex’s historic bonus scheme with a new bonus scheme based on three, objective financial targets, weighted approximately evenly, consistent with publicly disclosed metrics. Executives can earn between 0% and 200% of their target bonus depending on whether the company underachieves against the minimum thresholds (0%), hits the targets (100%), or overachieves against the maximum thresholds (up to 200%). No executive, including our CEO, can earn more than 200% of his or her target bonus; and

•	Continued to reduce the relative number of stock options received by executive officers from ~33% of the executive’s equity award package to ~20% of the executive’s equity award package.

Stock Options

While most of the equity awards granted to executives are deemed to be “time-based,” meaning the awards vest on certain dates rather than on the achievement of certain performance milestones, Cognex continues to grant stock options as a component of its equity awards as it believes stock options should not be considered strictly “time-based.” Upon vesting, these stock options have zero value to the executive unless value has been created for shareholders following the grant date (by virtue of stock price appreciation). Cognex continues to believe that executives who hold stock options are highly motivated to build shareholder value and improve corporate performance over the long term. The number of options held by our named executive officers is set forth under the heading “Outstanding Equity Awards at Fiscal Year-End—2025.”

Say-on-Pay Feedback from Shareholders

At our 2025 Annual Meeting of Shareholders, approximately 74% of the votes cast on the say-on-pay proposal were in favor of the approval of the compensation of our named executive officers, with approximately 26% of the votes cast against such proposal. Although a majority of shareholders continue to endorse the compensation philosophy of the company, the company conducted outreach to shareholders throughout the year, many of whom provided feedback to the company on its compensation practices and some of whom likely voted against our say-on-pay proposal. The breadth and frequency of engagement varies by shareholder and can be as much as monthly meetings, or as little as informal email exchanges between investor relations professionals. Institutional investors represent the majority of the company’s outreach. Since our last Annual Meeting of Shareholders, Director John Lee, Cognex’s Compensation Committee Chair, met directly with shareholders representing approximately 12.6% of the outstanding shares of the company as of December 31, 2025. Specific feedback included a desire for a financial-metric-based annual bonus scheme for executives and for the continued move away from “market-based” compensation, such as stock options and compensation dependent on relative total shareholder return. Following this feedback, the Compensation Committee made changes to the company’s 2026 compensation program as set forth in the executive summary above.

Based on the voting results at our 2023 Annual Meeting of Shareholders, and consistent with the recommendation of the Board, we will continue to conduct an advisory vote on the compensation of our named executive officers on an annual basis until the next advisory vote on the frequency of the say-on-pay vote, which we expect to occur at our 2029 Annual Meeting of Shareholders.

Compensation Program Highlights

Our executive compensation program is designed to be largely performance-based. In its deliberations of compensation for our executive officers, the Compensation Committee considers the following:

•	Objective competitive market data of peer companies provided by Pay Governance (“Competitive Analysis”);

•	Levels of responsibility associated with each executive’s position;

•	Past performance of the individual executive;

•	The extent to which individual, departmental and company-wide goals have been met;

•	The overall competitive environment and the level of compensation necessary to attract and retain talented and motivated individuals in key positions;

•	The recommendations of our Chief Executive Officer with respect to the salary increases, bonuses and equity awards;

•	The link between our executive officers’ compensation and Cognex’s performance (pay-for-performance);

•	Each executive officer’s compliance, or progress toward compliance during the phase-in period, as applicable, with our Stock Ownership Guidelines; and

•	The outcome of advisory shareholder votes on executive compensation (“say-on-pay” proposals).

The Compensation Committee uses Competitive Analysis to assess our executives’ compensation against the compensation paid to executives in similar positions in our compensation peer group to help ensure that the compensation we pay is competitive and fair to our executives and to our shareholders. To supplement market benchmarking information sourced from the public filings of the peer group summarized below, our Compensation Committee also reviews competitive compensation data representative of our peer group and other similarly situated high-tech companies provided within Radford’s Global Technology survey suite. We generally target overall compensation opportunities for our executives just above the median of the market as an initial benchmark, as described under “Compensation Philosophy” above. While we use Competitive Analysis as a starting point, we also consider the qualitative, unique dimensions of an executive’s role and tenure when setting our executives’ compensation as we do not believe an external benchmark should be the only determinant of compensation.

Total compensation for our named executive officers also includes other benefits that are available to Cognex employees generally. These include Perseverance Awards (which reward employee longevity, commitment and loyalty), company-paid basic group term life insurance and basic accidental death and dismemberment insurance, an employer match of eligible compensation that employees invest in their 401(k) accounts, and tuition reimbursement.

Determinations with respect to compensation for a fiscal year are generally made in the first quarter following our Board’s approval of Cognex’s annual budget for that year, which typically occurs at the end of the previous year.

What we do

•	Paying for Performance. When the business performs, executives are paid well. Conversely, when the business does not perform, executives realize significantly less compensation

•	Balance of Short and Long-Term Incentives. Incentive programs that combine annual and long-term measures to align near-term performance with sustainable growth

•	Independent Compensation Consultant. Use of an external, independent adviser to benchmark pay practices

•	Clawback Policy. Policies requiring recovery of incentive compensation (cash and equity) in the event of financial restatements

•	Stock Ownership Guidelines. Requirements for executives to hold company stock, ensuring alignment with shareholder interests

What we don’t do

•	No Excise Tax Gross-Ups. We do not provide tax reimbursements for change-in-control payments

•	No Stock Option Repricing. Underwater stock options may not be repriced, exchanged, or reloaded without shareholder approval

•	No Hedging or Pledging. Directors and executives are prohibited from hedging or pledging company securities

Compensation Consultant

The Compensation Committee engaged Pay Governance as its independent consultant to assist it in evaluating our executive compensation programs and practices. Pay Governance is a specialist in compensation practices and provides an additional objective perspective as to the reasonableness of our executive compensation programs and practices, and their effectiveness in supporting our business and compensation objectives. During 2025, Pay Governance performed the following tasks for the committee:

•	Gathered and reviewed Competitive Analysis;

•	Evaluated the appropriateness of our peer group (listed below);

•	Assessed our compensation practices and levels against those of our peer group;

•	Analyzed our short- and long-term incentive plan designs to help ensure executives are not rewarded for taking excessive risk;

•	Reviewed our equity burn rate and dilution levels relative to the market;

•	Updated the Compensation Committee on compensation trends and regulatory developments; and

•	Participated in Compensation Committee discussions related to the above tasks.

Annually, the Compensation Committee evaluates Pay Governance’s independence by considering the following six factors: (i) the provision of other services to the company by Pay Governance; (ii) the amount of fees received by Pay Governance from the company as a percentage of Pay Governance’s total revenue; (iii) Pay Governance’s policies and procedures that are designed to prevent conflicts of interest; (iv) any business or personal relationship of the Pay Governance consultant with members of the Compensation Committee; (v) any company stock owned by the Pay Governance consultant managing the relationship with the company; and (vi) any business or personal relationship of the Pay Governance consultant or Pay Governance, as applicable, with any executive officer of the company. After considering these factors, the Compensation Committee determined that Pay Governance was independent and that its work with the Committee for 2025 has not raised any conflicts of interest.

Competitive Analysis

The compensation peer group used for the Competitive Analysis consists of 14 publicly traded U.S. companies, most of which are in the software and services or technology hardware and equipment industries, that have revenues and market capitalizations in a range the Compensation Committee believes is appropriate. The Compensation Committee, with the assistance of its independent compensation consultant, reviewed and updated the company’s compensation peer group to remove significantly larger peers and to add four companies of more comparable size. In conducting this review, the Compensation Committee also considered a watch list of potential peers including companies that list Cognex as a peer (“reverse peers”), and peer groups identified by third-parties to ensure relevance and comparability. The Compensation Committee plans to review the peer group annually to ensure that the companies in the peer group remain relevant and provide meaningful compensation comparisons.

2025 Peer Group

Crane NXT, Co.	Novanta Inc.	Silicon Laboratories Inc.
Dolby Laboratories, Inc.	Onto Innovation Inc.	Symbotic Inc.
InterDigital, Inc.	OSI Systems, Inc.	Trimble Inc.
IPG Photonics Corporation	Pegasystems Inc.	Zebra Technologies Corporation
Manhattan Associates, Inc.	PTC Inc.

Base Salary

In determining the base salaries paid to our named executive officers for fiscal year 2025, the Compensation Committee considered, in particular, levels of responsibility, salary increases awarded in the past, Competitive Analysis, and the executive’s experience and potential. The base salary approved for each of our named executive officers for fiscal year 2025 was determined based on the following criteria:

•	Objective data from Competitive Analysis, with our named executive officers’ salaries positioned near or below the 25th percentile of their respective roles;

•	The levels and nature of responsibility associated with each executive’s role;

•	The past performance of the individual executive;

•	The executive’s experience and potential;

•	Salary increases awarded in the past; and

•	The increase in salary levels approved by our Board in the fourth quarter of 2024 in conjunction with its approval of our annual budget for fiscal year 2025.

Following its investigation and consideration of the above criteria, the Compensation Committee made the following adjustments to base salary for 2025:

Name and Principal Position	2024 Annual Base Salary	2025 Annual Base Salary	Percent Increase
Matthew Moschner(1) President and Chief Executive Officer	N/A	$600,000	N/A
Dennis S. Fehr Senior Vice President and Chief Financial Officer	$415,000	$430,000	4%
Carl W. Gerst III Executive Vice President, Global Sales and Products	$365,000	$380,000	4%
Sheila M. DiPalma Chief Culture Officer and EVP Employee Services	$335,000	$350,000	4%
Joerg Kuechen Head of Corporate M&A	$330,000	$335,000	2%
Robert J. Willett(2) Former President and Chief Executive Officer	$676,000	$700,000	4%

(1)

Mr. Moschner was appointed Chief Executive Officer of Cognex effective June 27, 2025. Mr. Moschner’s prior annual base salary as President and Chief Operating Officer was $500,000. Mr. Moschner’s salary as President and CEO represents a 20% increase over his previous annual base salary. Mr. Moschner was not a named executive officer in 2024.

(2)

Mr. Willett served as Chief Executive Officer of Cognex until June 27, 2025 and continues to serve as an advisor to the CEO earning an annual base salary of $60,000, a reduction of 91% beginning on June 27, 2025.

Annual Company Bonuses

The Compensation Committee views annual company bonuses as a way to reward employees for meeting individual and company performance objectives. The annual bonus program is designed to be variable. Cognex employees, including our named executive officers but excluding employees on a sales commission plan, are eligible to participate in this performance-based annual bonus program. The Compensation Committee approves the annual bonus program following our Board’s approval of Cognex’s annual budget.

For 2025, there were three components to the annual company bonus program (the “Legacy Bonus Program”):

1.	A target bonus amount based on, among other factors, Competitive Analysis and an individual’s seniority, past performance, experience, and potential;

2.

A company-wide operating margin target (i.e., adjusted EBITDA percentage), which determines the percentage an individual is eligible to receive up to a maximum percentage based on one’s employment level; and

3.	Individual performance goals, which determine what percentage of the total eligible bonus is actually earned by the individual.

The calculation is as follows:

Target Bonus Amount x Achievement of Adjusted EBITDA Percentage x Individual Goal Achievement = Cash Bonus

As noted, this 2025 bonus scheme is being replaced in 2026 for vice presidents and above with a new bonus scheme based on three publicly disclosed financial metrics.

Target Amounts

The Compensation Committee approves the target bonus amounts for each employee at the vice president level and above, including each named executive officer. For most executives, the target bonus amount (as a percentage of base salary) falls within 10% of the median of our compensation peer group.

The following table sets forth the target bonus amounts for each of our named executive officers:

Name and Principal Position	2024 Target Bonus	2025 Target Bonus (1)	Percent Increase
Matthew Moschner(2) President and Chief Executive Officer	N/A	$1,000,000	N/A
Dennis S. Fehr Senior Vice President and Chief Financial Officer	$350,000	$365,000	4%
Carl W. Gerst III Executive Vice President, Global Sales and Products	$325,000	$337,000	4%
Sheila M. DiPalma Chief Culture Officer and EVP Employee Services	$227,000	$235,000	4%
Joerg Kuechen Head of Corporate M&A	$225,000	$200,000	(11%) (3)
Robert J. Willett(4) Former President and Chief Executive Officer	$1,200,000	$1,250,000	4%

(1)	2025 Target Bonuses did not become effective until April 1, 2025.
(2)

Mr. Moschner was appointed Chief Executive Officer of Cognex effective June 27, 2025, and in connection therewith, his target bonus was increased from $500,000 to $1,000,000. Mr. Moschner was not a named executive officer in 2024.

(3)	Mr. Kuechen’s target bonus decreased in 2025 to reflect Mr. Kuechen’s transition from the company’s Chief Technology Officer to its Head of Corporate M&A.
(4)

Mr. Willett served as Chief Executive Officer of Cognex until June 27, 2025 and continues to serve as an advisor to the CEO. Mr. Willett’s 2025 bonus was prorated to correlate to his transition date. Mr. Willett is no longer eligible to participate in the company’s bonus program.

Company-Wide Financial Target

The financial target for 2025 was calculated in the same way as the company’s adjusted EBITDA percentage to provide consistency between our internal and external metrics. In prior years, we used the company’s operating margin as determined in accordance with generally accepted accounting principles (“GAAP”). The Compensation Committee determined that adjusted EBITDA percentage is an appropriate metric for our bonus program because the Compensation Committee believes that employee performance is integral to achieving desired levels of company profitability. Adjusted EBITDA percentage is calculated by dividing adjusted EBITDA (which is a non-GAAP financial measure calculated as GAAP operating income adjusted for amortization of acquisition-related intangible assets and depreciation, as well as, if applicable, restructuring charges, reorganization charges, acquisition and integration costs and one-time discrete events), by revenue.

In the first quarter of 2025, the Compensation Committee, following the approval of the 2025 budget, set the target adjusted EBITDA percentage at 18.9%. The minimum adjusted EBITDA percentage was set at 65% of the target, or 12.3%. If Cognex’s actual adjusted EBITDA percentage falls below the minimum, no bonus is achieved for our executive officers. If the adjusted EBITDA percentage falls between the minimum and the target (e.g., between 12.3% and 18.9%), the maximum eligible bonus is calculated on a straight-line basis between 0% and 100%.

“Pmax”

If the adjusted EBITDA percentage is above the target (e.g., above 18.9% in 2025), executives are eligible to receive more than 100% of their target bonus based on employment level and up to a maximum percentage of such executives’ target bonus as approved by the Compensation Committee (“Pmax”). The Compensation Committee typically sets Pmax percentages at the beginning of each year following the approval of the annual budget. This additional bonus amount is funded by a portion of the incremental adjusted EBITDA above Cognex’s adjusted EBITDA target at an accelerated rate of funding as approved by the Compensation Committee. In other words, for each dollar above the adjusted EBITDA target, a portion goes to fund the additional bonus. Once the Pmax percentages are reached by employment level, the bonus is achieved at its maximum level and funding stops.

Individual Goals

The final component of Cognex’s Legacy Bonus Program is individual achievement. In the first quarter of each year, executives, with the CEO, set individual goals. CEO goals are typically approved by Anthony Sun, the company’s Board chair. Goals are specific to each individual and function, but often relate to and support Cognex’s company-wide strategic priorities. For named executive officers, 80% of individual goals are objective and only 20% are subjective. Examples of objective individual goals (80%) include revenue targets derived from new product introduction, on-time product releases and new technology development milestones. Individual goals are not disclosed publicly for competitive reasons. Examples of subjective goals (20%) include professional development milestones and contributions to Cognex culture. Our CEO assesses the subjective goals of our executive officers following each fiscal year, and our Board chair assesses the subjective goals of our CEO.

2025 Corporate Achievement

For 2025, the actual adjusted EBITDA percentage was 21.5%, which was above our target of 18.9%. However, this percentage included a one-time benefit from the Commercial Partnership as defined above. Although revenue derived from the Commercial Partnership was recognized upfront pursuant to applicable accounting rules, actual payments are expected to be received over the duration of the partnership, resulting in unbilled revenue. Given this, our named executive officers believed it was unfair to fund their bonuses to the extent of this one-time benefit. Therefore, each named executive officer voluntarily forfeited his or her portion of the bonus attributed to this one-time benefit as set forth below. The Compensation Committee accepted the named executives’ decision.

The components of bonus achievement for our named executive officers in 2025 were as follows:

Name and Principal Position	Target Bonus effective April 1, 2025	Maximum Percentage of Target Bonus (“Pmax”)	2025 Corporate Achievement (1)	2025 Bonus Maximum	Individual Achievement Percentage	Amount Forfeited due to Commercial Partnership (2)	Actual 2025 Cash Bonus (3)
Matthew Moschner President and Chief Executive Officer	$1,000,000	250%	193%	$1,930,000	98.02%	$303,687	$1,059,436	(4)
Dennis Fehr Senior Vice President and Chief Financial Officer	$365,000	225%	193%	$704,450	100.00%	$155,395	$542,075
Carl W. Gerst III Executive Vice President, Global Sales and Products	$337,000	250%	193%	$650,410	97.59%	$140,199	$489,067
Sheila M. DiPalma Chief Culture Officer and EVP Employee Services	$235,000	250%	193%	$453,550	96.24%	$96,456	$336,473
Joerg Kuechen Head of Corporate M&A	$200,000	200%	193%	$386,000	92.00%	$84,463	$294,639
Robert J. Willett(5) Former President and Chief Executive Officer	$1,200,000	250%	193%	$2,316,000	95.30%	$244,857	$854,153

(1)	Percentage based on adjusted EBITDA percentage achievement (21.5%) relative to the adjusted EBITDA percentage target (18.9%).
(2)

2025 Corporate Achievement included a one-time benefit from the Commercial Partnership. Although revenue derived from the Commercial Partnership was recognized up front pursuant to applicable accounting rules, actual payments are expected to be received over the duration of the partnership, resulting in unbilled revenue. Given this, our named executive officers believed it was unfair to fund their bonuses to the extent of this one-time benefit. Therefore, each named executive officer voluntarily forfeited his or her portion of the bonus attributed to this one-time benefit.

(3)

The cash bonus amounts have been adjusted to account for target bonus amount changes becoming effective on April 1, 2025 versus January 1, 2025, as well as for any role changes during the year. The actual blended target bonus amount for Mr. Moschner was $720,548; for Mr. Fehr was $361,384; for Mr. Gerst was $334,107; for Ms. DiPalma was $233,071; for Mr. Kuechen was $213,507; and for Mr. Willett was $597,534.

(4)

Mr. Moschner was appointed Chief Executive Officer of Cognex effective June 27, 2025. Mr. Moschner had previously been promoted from Senior Vice President to President and Chief Operating Officer effective February 20, 2025. Mr. Moschner’s actual 2025 bonus is therefore calculated based on the number of days in each position (i.e., 13.7% as SVP, 34.8% as President and COO, and 51.5% as CEO).

(5)

Mr. Willett served as Chief Executive Officer until June 27, 2025 and continues to serve as an advisor to the CEO. Mr. Willett’s prorated 2025 bonus target ($597,534) reflects the number of days he served as Chief Executive Officer in 2025. Mr. Willett received no additional bonus compensation for service as an advisor to the CEO. Mr. Willett’s prorated bonus target is multiplied by the 2025 corporate achievement, then further by Mr. Willett’s individual achievement percentage. Going forward, Mr. Willett is no longer eligible to participate in the company’s annual bonus program.

The 2025 annual bonuses for our named executive officers are also listed under the heading “Executive Compensation—Summary Compensation Table” and were paid in the first quarter of 2026. For executives to be eligible to receive their annual bonus, they must be employed on the date the bonus is actually paid.

2026 Bonus

The Compensation Committee believes that the payment of an annual company bonus based upon the achievement of company goals is an appropriate way to reward our named executive officers for meeting performance objectives while also achieving desired levels of company profitability. For 2026, the Compensation Committee is replacing the Legacy Bonus Program with a new bonus program for
(non-Sales)
vice presidents and above (the “Executive Bonus Plan”), including our named executive officers. This new Executive Bonus Plan will tie the annual cash bonus solely to three financial metrics: (i) Revenue; (ii) Adjusted Operating Expense (which is a non-GAAP
financial measure calculated as operating expense adjusted for amortization of acquisition-related intangible assets, as well as, if applicable, restructuring charges, reorganization charges, acquisition and integration costs and one-time
discrete events); and (iii) Adjusted EBITDA Percentage. The portion of the executive’s bonus tied to each metric will be approximately equal. An executive can earn between 0% and 200% of his or her target bonus depending on the company’s performance relative to a minimum threshold, target (100%) and maximum threshold for each metric. For clarity, beginning in 2026, no executive will be able to earn more than 200% of his or her target bonus.
Equity-Based Awards
Cognex’s equity award program is intended to reward a meaningful portion of our eligible employees, which includes our named executive officers, for their efforts in building shareholder value and improving corporate performance over the long term. The Compensation Committee believes that granting stock options, restricted stock units (RSUs) and performance restricted stock units (PRSUs) is instrumental to our ability to recruit, retain and motivate our high caliber employees.
The Compensation Committee approves the equity awards granted to our named executive officers on an individual basis. Each of our named executive officers participated in our annual equity award program, which was completed in the first quarter of 2025. Mr. Moschner received two additional equity awards in 2025 in connection with his promotion to President and Chief Operating Officer on February 20, 2025, and subsequent appointment to Chief Executive Officer on June 27, 2025. Grant amounts are determined based on, among other factors, Competitive Analysis, levels of responsibility and the desire to retain our most valuable employees. Vesting schedules and expiration dates relating to equity-based awards for our executives were consistent with the majority of grants made to our other employees.
Share Dilution
Each year, Cognex determines the equity-based awards to be granted to current employees by considering, among other factors, the impact of the
awards on shareholder dilution. We have always been, and will continue to be, sensitive to shareholders’ concerns about the dilutive impact of new equity-based grants. In 2025, our equity-based awards consisted of only about 1.6% of our average outstanding shares. We have also reduced share dilution by repurchasing Cognex stock on the open market. As a result, the number of outstanding shares has decreased by about 3.9% from 2022 to 2025. On February 11, 2026, the Board authorized the repurchase of an additional $500,000,000 of Cognex’s common stock in compliance with applicable securities laws. We intend to continue to actively manage our use of shares to offset dilution over the long term.
Equity Grant Practices
Annual grants of equity awards to our named executive officers are approved by the Compensation Committee at a pre-scheduled
meeting in the first quarter of the fiscal year, and
new-hire,
promotional or special recognition equity grants are generally made on a quarterly basis. Our general policy is to grant equity-based awards on certain fixed dates. If any such date falls within a designated quiet period, then the grants will instead be made on the first Monday following the completion of the quiet period. If Nasdaq is closed on the appropriate Monday as described above, then the grants will instead be made on the next day that Nasdaq is open for trading. The Compensation Committee retains the discretion to grant equity-based awards at such other times as it may otherwise deem appropriate. The exercise price for all stock options granted equals the closing price of our common stock on Nasdaq on the date of grant.
During fiscal 2025, no executive officer received a grant of stock options during the period beginning four business days before, and ending one business day after, the filing of a periodic report on Form
10-Q
or
Form 10-K,
or the filing or furnishing of a current report on Form
8-K
that discloses material nonpublic information.
Stock Options and Restricted Stock Units
In 2025, as part of our annual equity award program each of our named executive officers was eligible to receive an annual grant of (i) stock options that generally vest over a period of five years of continuous employment (20% per year), (ii) RSUs that vest over a period of three years of continuous employment (20% in year one, 30% in year two, and 50% in year three), and (iii) PRSUs based on a target Adjusted EBITDA Margin Percentage over a three-year measurement period. These executives received equity awards in terms of total economic value (based on grant date fair value) whereby one-third
of the economic value was represented by stock options,
one-third
of the economic value was represented by RSUs, and
one-third
of the economic value was represented by PRSUs. For example, if an executive received an annual equity award worth $1,500,000 on the grant date, such award would consist of stock options with a grant date fair value of ~$500,000, RSUs with a grant date fair value of ~$500,000, and PRSUs with a grant date fair value of ~$500,000. In addition to participating in Cognex’s annual equity award program, Mr. Moschner received a one-time
option award in connection with his promotion to President and Chief Operating Officer, and a one-time
option award in connection to
his
appointment to Chief Executive Officer.
Although the company is awarding fewer stock options than in years past, Cognex continues to grant more stock options than many of its peers. The Compensation Committee continues to utilize stock options because, upon vesting, stock options have zero value to the executive unless value has been created for shareholders following the grant date (by virtue of stock price appreciation). Cognex continues to believe that executives who hold a significant number of stock options are highly motivated to build shareholder value and improve corporate performance over the long term. We believe that this equity compensation model has allowed us to recruit, retain and motivate our senior employees. That being said, the Compensation Committee acknowledges that market volatility is not always dispositive of actual operating performance and, therefore, continues to decrease the number of stock options executive officers receive relative to the officer’s total equity-based award.
Performance Restricted Stock Units (“PRSUs”)
Prior to 2025, only the Chief Executive Officer had received PRSUs that vested based upon relative total shareholder return (“TSR”). In 2025, the Compensation Committee expanded the use of PRSUs beyond the Chief Executive Officer to include our executive officers, including our named executive officers. In addition, the Compensation Committee replaced the PRSU relative TSR metric with Adjusted EBITDA Percentage as described below because the Compensation Committee acknowledged that market volatility is not always dispositive of actual operating performance.

For PRSUs granted in 2025, the number of PRSUs that vest will be determined following a three-year performance measurement period ending December 31, 2027, and will equal the executive’s target award multiplied by the Performance Multiplier. The Performance Multiplier shall be determined as follows:

Average Adjusted EBITDA Percentage for 2025, 2026 and 2027	Performance Multiplier
20.7% or higher	120%
18.9%	100%
17.1% or below	0%

If the Average Adjusted EBITDA Percentage for the three-year performance measurement period is between 17.1% and 18.9%, or 18.9% and 20.7%, then the Performance Multiplier shall be determined by using linear interpolation, respectively. For clarity, (i) in no event shall the percentage of the target award that vests exceed 120%; and (ii) in the event the Average Adjusted EBITDA Percentage does not exceed 17.1%, no portion of the target award shall vest.

Adjusted EBITDA Percentage is operating income adjusted for amortization of acquisition-related intangible assets and depreciation, as well as, if applicable, restructuring charges, reorganization charges, acquisition and integration costs and one-time discrete events.

The vesting of Mr. Willett’s 2023 and 2024 PRSUs was based on the percentile rank of the company’s total shareholder return (“TSR”) against the TSR of the companies within the S&P Composite 1500 Electronic Equipment, Instruments & Components index (or a comparable index if such index is materially changed or discontinued) (“PRSU Index TSR”) over a three-year measurement period. The number of PRSUs earned was calculated by multiplying (i) the Performance Multiplier for the measurement period based on the company’s TSR percentile, as set forth in the table below, by (ii) the target PRSU shares.

Cognex TSR Percentile of the PRSU Index TSR	Performance Multiplier
Below 25th percentile	0%
25th percentile	50%
55th percentile	100%
75th percentile or higher	150%

If the company’s TSR ranked between a designated performance percentile, the performance multiplier would be determined using linear interpolation. If the company’s TSR was a negative percentage, regardless of the percentile achieved, the performance multiplier would be capped at 100%. In February 2026, the Compensation Committee determined that zero PRSUs from Mr. Willett’s 2023 PRSU grant would vest due to the company’s TSR percentile being below the 25th percentile of the PRSU Index TSR at the conclusion of the measurement period.

The Compensation Committee will continue to examine PRSU metrics to help ensure PRSUs further align the interests of our executives with building shareholder value and improving corporate performance over the long term. The vesting of PRSUs in all cases is subject to continued service with the company through the vesting date.

Change of Control Arrangements

Change of control transactions typically represent events where our shareholders are realizing the value of their equity interests in the company. We believe it is appropriate for our named executive officers to share in this realization of shareholder value. 2025 PRSU agreements entered into by Mr. Moschner, Mr. Willett, Mr. Fehr, Ms. DiPalma, Mr. Gerst, and Mr. Kuechen provide that the PRSUs will vest immediately upon a “change of control” of Cognex (which is defined as a corporate transaction in which the holders of Cognex common stock before the transaction control less than 51% of the stock of Cognex or any successor corporation after the transaction), with such number of vested PRSUs to be calculated based on the applicable performance multiplier period concluding on the date immediately prior to such change of control. The performance multiplier would be based on the Average Adjusted EBITDA Percentage for all applicable years within that period. For example, if a change in control occurs in the first quarter of 2027, the Average Adjusted EBITDA Percentage will be calculated by adding the Adjusted EBITDA Percentage for 2025 and 2026 and dividing the total by two. The earned award (i.e., the Target Award multiplied by the applicable Performance Multiplier) will vest as of the date of the change of control.

As of December 31, 2025, all stock option and (time-based) RSU agreements entered into by Mr. Moschner in February 2025 and May 2025, as well as all stock option and (time-based) RSU agreements entered into by Mr. Fehr, the February 2022, February 2023, February 2024, and February 2025 option and RSU agreements entered into by Ms. DiPalma and Mr. Gerst, the August 2022 option agreement and the February 2023, February 2024, and February 2025 option and RSU agreements entered into by Mr. Kuechen are subject to immediate vesting if there is both a change of control of Cognex, and the respective executive officer’s employment is involuntarily terminated within twelve months following such transaction.

Policy Relating to the Recovery of Erroneously Awarded Compensation

In August 2023, the Board adopted a Compensation Recovery Policy (the “Clawback Policy”) as required by the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, as implemented by Nasdaq listing standards and the SEC’s rules and regulations. The Clawback Policy requires the company to recover incentive-based compensation received by an executive officer in the event we are required to prepare a restatement of previously issued company financial statements due to our material noncompliance with any financial reporting requirement under the securities laws, including any required restatement to correct an error in previously issued financial statements that is material to the previously issued financial statements, or that would result in a material misstatement if the error were corrected in the current period or left uncorrected in the current period (an “Accounting Restatement”). The Clawback Policy covers cash or equity-based compensation that is granted, earned or vested based, in whole or in part, upon the attainment of a company financial reporting measure (including stock price or total stockholder return). Recovery under the Clawback Policy applies to incentive compensation subject to the policy that is received (i) on or after October 2, 2023, (ii) by a person after such individual became an executive officer and (iii) during the three completed fiscal years immediately preceding the date on which the company is required to prepare an Accounting Restatement. In addition, recoupment is only required where the executive officer would have received a lower payment based upon the restated financial results.

Executive Stock Ownership Guidelines

In February 2022, the Compensation Committee approved stock ownership guidelines for our executive officers based on our belief that stock ownership further aligns the interests of our executive officers with those of our shareholders. These guidelines provide that:

•	The CEO is expected to accumulate and hold an amount of qualifying shares equal to three times base salary.

•	All other named executive officers are expected to hold an amount of qualifying shares equal to two times base salary.

The ownership requirement may be satisfied through (i) shares of Cognex common stock (whether granted by the company as an equity award or purchased by the executive officer independently), and/or (ii) RSUs granted by the company to the executive officer that vest over a specified time period, in each case the value of which is calculated based on the closing price of our common stock on the date of determining compliance with the minimum stock ownership guidelines. Named executive officers have five years from the later of the adoption of the policy or their hire or promotion (as applicable) to achieve the requisite level of ownership under these guidelines. Compliance is measured as of the last day of each fiscal year. As of the date of this proxy statement, the Board believes that all of our named executive officers are making satisfactory progress toward compliance with our stock ownership guidelines on or before their applicable deadline.

COMPENSATION COMMITTEE REPORT

The Compensation Committee administers the compensation program for Cognex’s executive officers. The Compensation Committee is composed of Directors who qualify as “independent” under the applicable listing standards of Nasdaq.

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis included in this proxy statement with management. Based on that review and discussion, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in this proxy statement.

Compensation Committee*

John T.C. Lee, Chair
Anthony Sun

*

Dr. Parrotte served on the Compensation Committee during 2025 until her retirement from the Board, effective March 2, 2026. Given his recent appointment, Mr. Donato, who joined the Board effective March 2, 2026, did not participate in the review, discussions and recommendation with respect to the Compensation Discussion and Analysis.

EXECUTIVE OFFICERS

Our executive officers as of the date of this proxy statement include Matthew Moschner, Dennis S. Fehr, Carl W. Gerst III, Sheila M. DiPalma, and Joerg Kuechen. Biographical information regarding Mr. Moschner is provided in Proposal 1: Election of Directors under the heading “Information Regarding Directors.”

Mr. Fehr, 45, was appointed Cognex’s Senior Vice President of Finance and Chief Financial Officer, effective May 3, 2024. Mr. Fehr leads the company’s global finance organization including accounting and controllership, financial planning and analysis, tax, investor relations, internal audit and treasury, corporate development, as well as the company’s global information technology organization. Most recently, Mr. Fehr was the Chief Financial Officer of 6K Inc., a manufacturing technology company focused on strategic materials in the battery supply chain and for additive materials. From 2018 to 2022, Mr. Fehr was the Chief Financial Officer of Fluence Energy, Inc. (NASDAQ: FLNC), which was founded as a joint venture between Siemens AG and The AES Corporation. Mr. Fehr helped lead the initial public offering of Fluence Energy in 2021. Prior to Fluence Energy, Mr. Fehr was Vice President of Finance at Siemens from November 2014 to December 2017. From 2003 to 2014, Mr. Fehr held various finance-related positions across the German, Indonesian and Chinese entities of Siemens. Since 2019, Mr. Fehr has also served as a member of the Board of Directors of the German International School Society of Washington, D.C. Mr. Fehr obtained his bachelor’s degree in Business Administration from Cooperative State University Villingen-Schwenningen.

Ms. DiPalma, 59, joined Cognex in 1992 as Senior Reporting Accountant. She served for more than 20 years in a series of roles with increasing responsibility in the Finance Department, including six years as Cognex’s Treasurer, before transitioning to Employee Services in 2016. Ms. DiPalma was promoted to Senior Vice President of Employee Services and became a named executive officer in 2017. Ms. DiPalma was promoted to Executive Vice President of Employee Services in October 2020. In addition, since 2021, Ms. DiPalma has served as Cognex’s Chief Culture Officer. Prior to joining Cognex, Ms. DiPalma was a member of the audit firm PricewaterhouseCoopers. She holds a Bachelor of Science degree in Accounting from Boston College, a Master of Science degree in Taxation from Bentley College, and is a Certified Public Accountant.

Mr. Gerst, 58, joined Cognex in 1999 and worked in a number of product-focused roles before being promoted to Senior Vice President of the ID Products Business Unit in 2014. Following 2014, Mr. Gerst’s leadership role continued into Vision Products and Global Marketing Communications. He was promoted to Executive Vice President of Vision and ID Products in October 2020 and began leading Global Sales in early 2025. Prior to joining Cognex, Mr. Gerst worked as a hardware engineer, sales engineer and product marketing manager for Hand Held Products, which is now part of Honeywell’s Safety and Productivity Solutions. Mr. Gerst holds a Bachelor of Science in Electrical Engineering from Clarkson University and a Master of Business Administration from the Simon Business School at the University of Rochester.

Mr. Kuechen, 55, joined Cognex in 2003 through the acquisition of Gavitec AG, which Mr. Kuechen founded. At Cognex, Mr. Kuechen has led the acquisition and integration of several technology businesses, while also leading Cognex’s Advanced Vision Technology team. In June 2022, Mr. Kuechen was appointed Chief Technology Officer and oversaw the company’s patent review board. In 2025, following Mr. Moschner’s promotion to CEO and reorganization of the company’s engineering organization, Mr. Kuechen was appointed Head of Corporate M&A to help the company pursue profitable, inorganic growth. Mr. Kuechen holds a Master of Business Administration from the University of Chicago Booth School of Business and a Bachelor of Science in Communications Engineering from RWTH Aachen University.

EXECUTIVE COMPENSATION

Summary Compensation Table—2025

The following table sets forth the total compensation awarded to, earned by or paid to our named executive officers in fiscal year 2025, as well as fiscal years 2024 and 2023, to the extent applicable.

Name and Principal Position	Year	Salary (1) ($)	Stock Awards (2)(6) ($)	Option Awards (2) ($)		Non-Equity Incentive Plan Compensation (1) ($)		All Other Compensation (3) ($)		Total Compensation ($)
Matthew Moschner(4)	2025	$528,846	$1,670,040	$4,829,911	(5)	$1,059,436		$11,136		$8,099,369
President and
Chief Executive Officer
Dennis S. Fehr(7)	2025	$428,019	$1,670,040	$830,281		$542,075		$11,450		$3,481,865
Senior Vice President and	2024	$290,500	$800,019	$1,700,018		$246,603	(8)	$7,686		$3,044,826
Chief Financial Officer
Carl W. Gerst III	2025	$377,827	$1,835,042	$915,308		$489,067		$37,924	(9)	$3,655,168
Executive Vice President	2024	$366,269	$900,021	$1,850,012		$190,277		$12,924		$3,319,503
Global Sales & Products	2023	$352,692	$819,444	$1,669,448		$16,638		$12,174		$2,870,396
Sheila M. DiPalma	2025	$347,712	$1,000,055	$500,173		$336,473		$8,640		$2,193,053
Chief Culture Officer and	2024	$336,039	$500,020	$1,000,013		$141,172		$8,050		$1,985,294
EVP Employee Services	2023	$323,000	$493,615	$999,671		$15,367		$7,529		$1,839,182
Joerg Kuechen	2025	$335,077	$1,335,047	$665,221		$294,639		$9,551		$2,639,535
Head of Corporate M&A	2024	$330,177	$700,021	$1,300,013		$142,613		$33,889	(10)	$2,506,713
	2023	$310,154	$592,375	$1,199,603		$15,717		$8,042		$2,125,891
Robert J. Willett(11)	2025	$369,492	$4,670,039	$2,330,777		$854,153		$11,836		$8,236,297
Former President and	2024	$681,200	$2,150,015	$4,350,009		$703,343		$26,256	(12)	$7,910,823
Chief Executive Officer	2023	$676,000	$2,065,040	$4,133,598		$73,833		$11,443		$6,959,914

(1)

Salary and bonus amounts are presented in the year earned. The payment of such amounts may have occurred in other years (i.e., 2026). Beginning in 2025, updated target bonuses did not become effective until April 1, 2025. Therefore, a portion of the annual cash bonus actually paid is based off of 2024 target bonuses, not 2025 target bonuses.

(2)

Amounts listed represent the grant date fair value of option awards, RSUs, and PRSUs as applicable. The methodology and assumptions used to calculate the grant date fair value are described in “Note 16, Stock-Based Compensation” of our Annual Report on Form 10-K for the fiscal year ended December 31, 2025. Cognex recognizes the grant date fair value of options and RSUs as an expense for financial reporting purposes over the service-based vesting period. No equity award grants to a named executive officer were forfeited in 2023, 2024 or 2025.

(3)	Amounts listed in the column include group term life insurance premiums and a 401(k) employer match, which all employees are eligible to receive.
(4)

Mr. Moschner was appointed President and Chief Executive Officer of Cognex effective June 27, 2025, following his February 20, 2025 promotion from Senior Vice President to President and Chief Operating Officer. Mr. Moschner was not a named an executive officer in 2024 or 2023.

(5)

In addition to participating in Cognex’s annual equity award program, Mr. Moschner received a one-time option award valued at $999,627 in connection with his promotion to President and Chief Operating Officer, and a one-time option award valued at $3,000,003 in connection to his appointment to Chief Executive Officer.

(6)	The amount reported in the table attributed to PRSU awards is the grant date fair value of PRSU awards, assuming probable achievement.
(7)	Mr. Fehr became Senior Vice President of Finance and Chief Financial Officer of Cognex on May 3, 2024.

(8)

As part of Mr. Fehr’s compensation arrangement, Mr. Fehr was guaranteed a minimum bonus of $170,000 for 2024, which was paid to Mr. Fehr within 30 days of Mr. Fehr’s start date with the company. The remaining “at-risk” portion of Mr. Fehr’s bonus target ($180,000) was prorated from Mr. Fehr’s start date, multiplied by the 2024 corporate achievement (64%), then further multiplied by Mr. Fehr’s individual achievement percentage (96.37%), resulting in the additional $76,603.

(9)

Includes a one-time cash payment of $25,000 for travel, lodging and entertainment for Mr. Gerst’s Perseverance Award, which all Cognex employees are eligible to receive based on years of service with the company.

(10)

Includes a one-time cash payment of $25,000 for travel, lodging and entertainment for Mr. Kuechen’s Perseverance Award, which all Cognex employees are eligible to receive based on years of service with the company.

(11)	Mr. Willett served as Chief Executive Officer of Cognex until June 27, 2025, and continues to serve as an advisor to the CEO earning an annual base salary of $60,000.
(12)

Includes a one-time cash payment of $15,000 for travel, lodging and entertainment for Mr. Willett’s Perseverance Award, which all Cognex employees are eligible to receive based on years of service with the company.

Grants of Plan-Based Awards Table—2025

The following table sets forth information regarding non-equity incentive plans and equity award grants to our named executive officers in fiscal year 2025.

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards (1)			Estimated Future Payouts Under Equity Incentive Plan Awards (2)			All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards (3) ($)
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Matthew Moschner	—	$0	$1,000,000	$2,500,000	—	—	—	—	—	—	—
	2/18/2025	—	—	—	—	—	—	25,424	—	—	$840,009
	2/18/2025	—	—	—	—	25,122	30,146	—	—	—	$830,031
	2/18/2025	—	—	—	—	—	—	—	68,823	$33.04	$830,281
	2/21/2025	—	—	—	—	—	—	—	76,924	$32.78	$999,627
	5/5/2025	—	—	—	—	—	—	—	279,070	$27.99	$3,000,003
Dennis S. Fehr	—	$0	$365,000	$821,250	—	—	—	—	—	—	—
	2/18/2025	—	—	—	—	—	—	25,424	—	—	$840,009
	2/18/2025	—	—	—	—	25,122	30,146	—	—	—	$830,031
	2/18/2025	—	—	—	—	—	—	—	68,823	$33.04	$830,281
Carl W. Gerst III	—	—	$337,000	$842,500	—	—	—	—	—	—	—
	2/18/2025	—	—	—	—	—	—	27,846	—	—	$920,032
	2/18/2025	—	—	—	—	27,694	33,233	—	—	—	$915,010
	2/18/2025	—	—	—	—	—	—	—	75,871	$33.04	$915,308
Sheila M. DiPalma	—	$0	$235,000	$587,500	—	—	—	—	—	—	—
	2/18/2025	—	—	—	—	—	—	15,134	—	—	$500,027
	2/18/2025	—	—	—	—	15,134	18,161	—	—	—	$500,027
	2/18/2025	—	—	—	—	—	—	—	41,460	$33.04	$500,173
Joerg Kuechen	—	$0	$200,000	$500,000	—	—	—	—	—	—	—
	2/18/2025	—	—	—	—	—	—	20,279	—	—	$670,018
	2/18/2025	—	—	—	—	20,128	24,154	—	—	—	$665,029
	2/18/2025	—	—	—	—	—	—	—	55,141	$33.04	$665,221
Robert J. Willett	—	$0	$1,200,000	$3,000,000	—	—	—	—	—	—	—
	2/18/2025	—	—	—	—	—	—	70,824	—	—	$2,340,025
	2/18/2025	—	—	—	—	70,521	84,625	—	—	—	$2,330,014
	2/18/2025	—	—	—	—	—	—	—	193,201	$33.04	$2,330,777

(1)

The amounts shown in the threshold, target and maximum columns reflect the minimum, target and maximum amounts, respectively, that are payable under Cognex’s annual company bonus program as described under the heading “Compensation Discussion and Analysis.” The actual payout with respect to 2025 for each named executive officer is shown in the Summary Compensation Table in the column titled “Non-Equity Incentive Plan Compensation.” As noted above, these target and maximum amounts were not in effect until April 1, 2025 (and in the case of Mr. Moschner, upon his promotion to CEO effective June 27, 2025).

(2)

The amounts shown in the threshold, target and maximum columns reflect the minimum, target and maximum vesting amounts, respectively, of the PRSUs as described under the heading “Compensation Discussion and Analysis.”

(3)

Amounts listed in this column represent the grant date fair value of option awards, RSUs and PRSUs, as applicable. The methodology and assumptions used to calculate the grant date fair value are described in “Note 16, Stock-Based Compensation” of our Annual Report on Form 10-K for the fiscal year ended December 31, 2025. Cognex recognizes the grant date fair value of options and RSUs as an expense for financial reporting purposes over the service-based vesting period. The grant date fair value of PRSUs is calculated using a Monte Carlo simulation model to estimate the probability of satisfying the service and market conditions stipulated in the award grant.

Discussion of Summary Compensation and Grants of Plan-Based Awards Tables

Compensation to our named executive officers consists primarily of salary, bonus and equity-based awards as well as other benefits which are also available to Cognex employees generally. These benefits include company-paid basic group term life insurance, basic accidental death and dismemberment insurance, an employer match of eligible compensation that employees invest in their 401(k) accounts, tuition reimbursement, and benefits consistent with our “Work Hard, Play Hard, Move Fast” culture such as Perseverance Awards, which reward employee longevity, commitment, and loyalty. Cognex’s executive compensation policies and practices, pursuant to which the compensation set forth in the Summary Compensation Table and Grants of Plan-Based Awards Table was paid or awarded, are described under the heading “Compensation Discussion and Analysis.”

Option Exercises and Stock Vested Table—2025

The following table sets forth the amounts realized in fiscal year 2025 by our named executive officers as a result of option exercises or vesting of RSUs.

	Option Awards			Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)		Number of Shares Acquired on Vesting (#)	Value Realized on Vesting (1) ($)
Matthew Moschner	—	$—		8,362	$454,023
Dennis S. Fehr	—	$—		2,541	$100,105
Carl W. Gerst III	—	$—		11,369	$537,209
Sheila M. DiPalma	—	$—		6,582	$316,031
Joerg Kuechen	—	$—		7,991	$382,187
Robert J. Willett	6,704	$74,523	(2)	—	$—

(1)	The value realized on vesting represents the closing market price of our common stock on Nasdaq on the vesting date of the RSUs, multiplied by the number of shares vesting.
(2)

Mr. Willett executed a same day sale, exercising 6,704 stock options resulting in a gain of $74,523 pursuant to a trading plan adopted by Mr. Willett in accordance with Rule 10b5-1 under the Exchange Act.

Outstanding Equity Awards at Fiscal Year-End—2025

The following table sets forth the number of RSUs and options to purchase shares of our common stock held by our named executive officers on December 31, 2025.

	Option Awards				Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date	Number of RSUs That Have Not Vested (#)	Market Value of Shares Underlying Restricted Stock Units That Have Not Vested (1) ($)	Equity Incentive Plan Awards: Number of Unearned Restricted Stock Units That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Restricted Stock Units That Have Not Vested (2) ($)	Footnote
Matthew Moschner	1,600	—	$56.44	2/20/2028	—	$—	—	$—
	7,000	—	$42.84	10/31/2028	—	$—	—	$—
	4,000	—	$40.71	11/19/2028	—	$—	—	$—
	4,000	—	$51.49	2/19/2029	—	$—	—	$—
	9,000	—	$51.97	10/30/2029	—	$—	—	$—
	4,213	4,213	$86.38	8/9/2031	—	$—	—	$—	3
	—	35,639	$47.95	8/4/2032	—	$—	—	$—	4
	15,134	22,698	$47.21	2/21/2033	—	$—	—	$—	5
	—	47,962	$50.01	8/7/2033	—	$—	—	$—	6
	11,652	46,608	$39.44	2/20/2034	—	$—	—	$—	7
	—	68,823	$33.04	2/18/2035	—	$—	—	$—	8
	—	76,924	$32.78	2/21/2035	—	$—	—	$—	9
	—	279,070	$27.99	5/5/2035	—	$—	—	$—	10
	—	—	$—	—	3,495	$125,750	—	$—	11
	—	—	$—	—	4,999	$179,864	—	$—	12
	—	—	$—	—	8,113	$291,906	—	$—	13
	—	—	$—	—	25,424	$914,756	—	$—	14
	—	—	$—	—	—	$—	25,122	$903,890.00	15
Dennis Fehr	—	92,092	$44.49	5/6/2034	—	$—	—	$—	16
	—	68,823	$33.04	2/18/2035	—	$—	—	$—	8
	—	—	$—	—	14,385	$517,572	—	$—	17
	—	—	$—	—	25,424	$914,756	—	$—	14
	—	—	$—	—	—	$—	25,122	$903,890.00	15
Carl W. Gerst III	20,000	—	$56.44	2/20/2028	—	$—	—	$—
	60,000	—	$51.49	2/19/2029	—	$—	—	$—
	80,000	—	$50.94	2/18/2030	—	$—	—	$—
	100,000	—	$65.90	10/30/2030	—	$—	—	$—
	44,832	29,888	$64.43	2/22/2032	—	$—	—	$—	19
	37,720	56,578	$47.21	2/21/2033	—	$—	—	$—	5
	25,360	101,440	$39.44	2/20/2034	—	$—	—	$—	7
	—	75,871	$33.04	2/18/2035	—	$—	—	$—	8
	—	—	$—	—	8,791	$316,300	—	$—	11
	—	—	$—	—	18,256	$656,851	—	$—	13
	—	—	$—	—	27,846	$1,001,899	—	$—	14
	—	—	$—	—	—	$—	27,694	$996,430.00	15

	Option Awards				Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date	Number of RSUs That Have Not Vested (#)	Market Value of Shares Underlying Restricted Stock Units That Have Not Vested (1) ($)	Equity Incentive Plan Awards: Number of Unearned Restricted Stock Units That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Restricted Stock Units That Have Not Vested (2) ($)	Footnote
Sheila M. DiPalma	12,500	—	$38.39	2/21/2027	—	$—	—	$—
	64,000	—	$62.48	11/1/2027	—	$—	—	$—
	64,000	—	$51.49	2/19/2029	—	$—	—	$—
	80,000	—	$50.94	2/18/2030	—	$—	—	$—
	100,000	—	$65.90	10/30/2030	—	$—	—	$—
	26,895	17,928	$64.43	2/22/2032	—	$—	—	$—	19
	22,587	33,879	$47.21	2/21/2033	—	$—	—	$—	5
	13,709	54,832	$39.44	2/20/2034	—	$—	—	$—	7
	—	41,460	$33.04	2/18/2035	—	$—	—	$—	8
	—	—	$—	—	5,295	$190,514	—	$—	11
	—	—	$—	—	10,142	$364,909	—	$—	13
	—	—	$—	—	15,134	$544,521	—	$—	14
	—	—	$—	—	—	$—	15,134	$544,521	15
Joerg Kuechen	12,500	—	$38.39	2/21/2027	—	$—	—	$—
	30,000	—	$56.44	2/20/2028	—	$—	—	$—
	45,000	—	$51.49	2/19/2029	—	$—	—	$—
	80,000	—	$50.94	2/18/2030	—	$—	—	$—
	23,589	5,897	$90.50	2/16/2031	—	$—	—	$—	18
	29,718	19,812	$64.43	2/22/2032	—	$—	—	$—	19
	—	39,894	$47.95	8/4/2032	—	$—	—	$—	4
	27,104	40,655	$47.21	2/21/2033	—	$—	—	$—	5
	17,821	71,282	$39.44	2/20/2034	—	$—	—	$—	7
	—	55,141	$33.04	2/18/2035	—	$—	—	$—	8
	—	—	$—	—	6,355	$228,653	—	$—	11
	—	—	$—	—	14,199	$510,880	—	$—	13
	—	—	$—	—	20,279	$729,638	—	$—	14
	—	—	$—	—	—	$—	20,128	$724,205	15
Robert J. Willett(22)	173,296	—	$38.39	2/21/2027	—	$—	—	$—
	90,000	—	$56.44	2/20/2028	—	$—	—	$—
	180,000	—	$51.49	2/19/2029	—	$—	—	$—
	180,000	—	$50.94	2/18/2030	—	$—	—	$—
	98,817	24,704	$90.50	2/16/2031	—	$—	—	$—	18
	111,153	74,101	$64.43	2/22/2032	—	$—	—	$—	19
	93,394	140,090	$47.21	2/21/2033	—	$—	—	$—	5
	59,630	238,520	$39.44	2/20/2034	—	$—	—	$—	7
	—	193,201	$33.04	2/18/2035	—	$—	—	$—	8
	—	—	$—	—	70,824	$2,548,248	—	$—	14
	—	—	$—	—	—	$—	46,033	$1,656,267	20
	—	—	$—	—	—	$—	55,058	$1,980,987	21
	—	—	$—	—	—	$—	70,521	$2,537,346	15

(1)

Market values of RSUs in this column are determined by multiplying the number of RSUs that have not vested by $35.98, the closing price of Cognex’s common stock on December 31, 2025, the last trading day of the year.

(2)

Market value of PRSUs in this column are determined by multiplying the target number of PRSUs by $35.98, the closing price of Cognex’s common stock on December 31, 2025, the last trading day of the year.

(3)	Options become exercisable in two equal annual installments beginning on August 9, 2025.
(4)	Options become exercisable in two equal annual installments beginning on August 4, 2026.
(5)	Options become exercisable in five approximately equal annual installments beginning on February 21, 2024.
(6)	Options become exercisable in two equal annual installments beginning on August 7, 2027.
(7)	Options become exercisable in five approximately equal annual installments beginning on February 20, 2025.
(8)	Options become exercisable in five approximately equal annual installments beginning on February 18, 2026.
(9)	Options become exercisable in two equal annual installments beginning on February 21, 2029.
(10)	Options become exercisable in two equal annual installments beginning on May 5, 2029.
(11)	RSUs vest in annual installments of approximately 20%, 30%, and 50% beginning on February 21, 2024.
(12)	RSUs vest in annual installments of approximately 20%, 30%, and 50% beginning on August 7, 2024.
(13)	RSUs vest in annual installments of approximately 20%, 30%, and 50% beginning on February 20, 2025.
(14)	RSUs vest in annual installments of approximately 20%, 30%, and 50% beginning on February 18, 2026.
(15)

PRSUs vest on February 18, 2028 based on the average adjusted EBITDA percentage for 2025, 2026 and 2027 as publicly disclosed by Cognex (“3-Year EBITDA”). Vesting thresholds are: (i) if the 3-Year EBITDA is 20.7% or greater, then 120% of the target PRSUs vest into Cognex shares; (ii) if the 3-Year EBITDA is between 18.9% and 20.7%, then between 100% and 120% of the target PRSUs vest into Cognex shares (straight-line calculation); (iii) if the 3-Year EBITDA is 18.9%, then 100% of the target PRSUs vest into Cognex shares; (iv) if the 3-Year EBITDA is between 17.1% and 18.9%, then between 0% and 100% of the target PRSUs vest into Cognex shares (straight line calculation); and (v) if the 3-Year EBITDA is 17.1% or below, then 0% of the target PRSUs vest into Cognex shares.

(16)	Options become exercisable in two equal annual installments beginning on May 6, 2028.
(17)	RSUs vest in annual installments of approximately 20%, 30%, and 50% beginning on May 6, 2025.
(18)	Options become exercisable in five approximately equal annual installments beginning on February 16, 2022.
(19)	Options become exercisable in five approximately equal annual installments beginning on February 22, 2023.
(20)

PRSUs vest on February 21, 2026 based on the percentile rank of the company’s TSR against the PRSU Index TSR over a three-year measurement period. The number of PRSUs earned for the measurement period is calculated as follows: (i) if the company’s TSR is below the 25th percentile of the PRSU Index TSR, none of the PRSUs will vest; (ii) if the company’s TSR is at the 25th percentile of the PRSU Index TSR, 50% of the target PRSU shares will vest; (iii) if the company’s TSR is at the 55th percentile of the PRSU Index TSR, 100% of the target PRSU shares will vest; (iv) if the company’s TSR is at or above the 75th percentile of the PRSU Index TSR, 150% of the target PRSU shares will vest; and (v) if the company’s TSR ranks between a designated performance percentile, the performance multiplier will be determined using linear interpolation. If the company’s TSR is a negative percentage, regardless of the percentile achieved, the performance multiplier will be a maximum of 100%. The vesting of the PRSUs in all cases is subject to Mr. Willett’s continued service on the Board of Directors, which ended on March 2, 2026.

(21)

PRSUs vest on February 20, 2027 based on the percentile rank of the company’s TSR against the PRSU Index TSR over a three-year measurement period. The number of PRSUs earned for the measurement period is calculated as follows: (i) if the company’s TSR is below the 25th percentile of the PRSU Index TSR, none of the PRSUs will vest; (ii) if the company’s TSR is at the 25th percentile of the PRSU Index TSR, 50% of the target PRSU shares will vest; (iii) if the company’s TSR is at the 55th percentile of the PRSU Index TSR, 100% of the target PRSU shares will vest; (iv) if the company’s TSR is at or above the 75th percentile of the PRSU Index TSR, 150% of the target PRSU shares will vest; and (v) if the company’s TSR ranks between a designated performance percentile, the performance multiplier will be determined using linear interpolation. If the company’s TSR is a negative percentage, regardless of the percentile achieved, the performance multiplier will be a maximum of 100%. The vesting of the PRSUs in all cases is subject to Mr. Willett’s continued service on the Board of Directors, which ended on March 2, 2026.

(22)

Although this table is accurate as of December 31, 2025, Mr. Willett agreed to forfeit all unvested equity awards outstanding as of the date he retired from his position as a Director, which was March 2, 2026. As of the date of this proxy statement, Mr. Willett has no unvested equity awards.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE OF CONTROL

Change of control transactions typically represent events where our shareholders are realizing the value of their equity interests in the company. We believe it is appropriate for our named executive officers to share in this realization of shareholder value.

Mr. Willett is not included in the table below because as part of Mr. Willett’s transition agreement, Mr. Willett agreed to forfeit any unvested equity awards outstanding as of the date he retired from his position as a Director, which was March 2, 2026. Mr. Willett has no unvested equity awards and, therefore, nothing to accelerate upon a change of control.

2025 PRSU agreements entered into by Mr. Moschner, Mr. Fehr, Ms. DiPalma, Mr. Gerst, and Mr Kuechen provide that upon a “change of control” of Cognex (which is defined as a corporate transaction in which the holders of Cognex common stock before the transaction control less than 51% of the stock of Cognex or any successor corporation after the transaction), the number of PRSUs earned would be determined by multiplying the target award by the performance multiplier applicable to the “Change in Control Performance Measurement Period,” which means the period ending as of the last December 31st preceding the change of control. The performance multiplier will be based on the Average Adjusted EBITDA Percentage for all applicable years within that period. For example, if a change in control occurs in the first quarter of 2027, the Average Adjusted EBITDA Percentage will be calculated by adding the Adjusted EBITDA Percentage for 2025 and 2026 and dividing the total by two. The earned award (i.e., the target award multiplied by the applicable performance multiplier) will vest as of the date of the change in control. In providing for the immediate vesting of these PRSU awards, the Compensation Committee noted that, given these executives’ roles within Cognex, it was unlikely that their employment with Cognex would continue following a change of control transaction.

As of December 31, 2025, all stock option and (time-based) RSU agreements entered into by Mr. Moschner in February 2025, and May 2025, as well as all stock option and (time-based) RSU agreements entered into by Mr. Fehr, and the February 2022, February 2023, February 2024, and February 2025 option and RSU agreements entered into by Ms. DiPalma and Mr. Gerst, the August 2022 option agreement and the February 2023, February 2024, and February 2025 option and RSU agreements entered into by Mr. Kuechen are subject to immediate vesting if there is both a “change of control” of Cognex, and the respective executive officer’s employment is involuntarily terminated within twelve months following such transaction (a “Double Trigger”). One’s employment will be considered to be involuntarily terminated if Cognex terminates one’s employment without “cause” or the executive resigns his or her employment for “good reason.” “Cause” means the willful and continued failure to perform substantially his or her duties with Cognex (other than any failure resulting from incapacity due to physical or mental illness), or his or her willful engagement in illegal conduct or gross misconduct which is materially injurious to Cognex. “Good reason” means a material diminution in his or her duties or responsibilities (excluding for this purpose any diminution related solely to Cognex ceasing to be a public reporting company), or the requirement to be based at any office or location that is more than 50 miles from his or her current office.

The following table indicates the amount of unvested options and restricted stock units held by each current named executive officer that would become fully vested assuming a change of control of Cognex occurred on December 31, 2025, and, with respect to the options and time-based RSUs granted with a Double Trigger, the termination of the executive’s employment occurred in the circumstances described above on December 31,

2025. These amounts are estimates only and do not necessarily reflect the actual number of shares that would vest or their value, which would only be known at the time the individual becomes entitled to the accelerated vesting of his or her options and RSUs.

Name	Number of RSUs That Would Have Accelerated Vesting (#)	Value of RSUs That Would Have Accelerated Vesting (1) ($)	Number of PRSUs That Would Have Accelerated Vesting (2) (#)	Value of PRSUs That Would Have Accelerated Vesting (3) ($)	Number of Option Shares That Would Have Accelerated Vesting (#)	Value of Option Shares That Would Have Accelerated Vesting (4) ($)
Matthew Moschner	25,424	$914,756	30,146	$1,084,667	424,817	$2,678,266
Dennis S. Fehr	39,809	$1,432,328	30,146	$1,084,667	160,915	$202,340
Carl W. Gerst III	54,893	$1,975,050	33,233	$1,195,716	263,777	$223,061
Sheila M. DiPalma	30,571	$1,099,945	18,161	$653,426	148,099	$121,892
Joerg Kuechen	40,833	$1,469,171	24,154	$869,047	206,972	$162,115

(1)

Amount shown in this column is based on multiplying the number of time-based RSUs that would have accelerated vesting assuming the Double Trigger conditions were met as of December 31, 2025 including RSUs granted to Mr. Moschner in February 2025, RSUs granted to Mr. Fehr, RSUs granted to Mr. Gerst and Ms. DiPalma in February 2023, February 2024, and February 2025 and RSUs granted to Mr. Kuechen in February 2023, February 2024, and February 2025 by $35.98, the closing price of our common stock on Nasdaq on December 31, 2025, the last trading day of the year.

(2)

PRSUs shown in this column granted per the 2025 PRSU agreements reflect the target number of PRSUs multiplied by the performance multiplier determined for the change in control performance measurement period (i.e., calendar year 2025) based on the Average Adjusted EBITDA Percentage for all applicable years in the change in control performance measurement period (i.e., calendar year 2025). Such performance multiplier was 120% as of December 31, 2025.

(3)

Amount shown in this column is based on multiplying the number of PRSUs that would have accelerated vesting upon a “change of control” event as of December 31, 2025 including PRSUs granted to Mr. Moschner, Mr. Fehr, Mr. Gerst, Ms. DiPalma and Mr. Kuechen in February 2025 by $35.98, the closing price of our common stock on Nasdaq on December 31, 2025, the last trading day of the year.

(4)

Amounts shown in this column are based on multiplying (i) with respect to all option awards granted to Mr. Moschner in February 2025, and May 2025, (ii) all option awards granted to Mr. Fehr, and (iii) with respect to the option awards granted to Mr. Gerst and Ms. DiPalma in February 2022, February 2023, February 2024, and February 2025 and the option awards granted to Mr. Kuechen in August 2022, February 2023, February 2024, and February 2025 the number of options that would have accelerated vesting assuming a change of control of Cognex occurred on December 31, 2025 and the executive’s employment was terminated in the circumstances described above on December 31, 2025, by the positive difference, if any, between $35.98, the closing price of our common stock on Nasdaq on December 31, 2025, the last trading day of the year, and the exercise prices for such option shares. As of December 31, 2025, all unvested options held by the named executive officers had an exercise price in excess of $35.98.

CEO PAY RATIO

As required by the Dodd-Frank Wall Street Reform and Consumer Protection Act, and Item 402(u) of Regulation S-K, we are providing the following information about the relationship of the annual total compensation of our employees and the annualized total compensation of Matthew Moschner, our Chief Executive Officer as of October 2, 2025. For 2025, our last completed fiscal year:

•	The median of the annual total compensation of all employees of our company (other than our Chief Executive Officer) was approximately $81,596; and

•	The annualized total compensation of our Chief Executive Officer, as described in the Compensation Discussion and Analysis included elsewhere in this proxy statement, was $8,581,387.

Based on this information, for 2025, the ratio of the annual total compensation of our Chief Executive Officer to the median of the annual total compensation of all employees was approximately 105 to 1.

We believe our CEO Pay Ratio for 2025 demonstrates our pay-for-performance philosophy. Our compensation program consists of both fixed and variable components and is designed to motivate all employees to produce superior short- and long-term corporate performance. The ratio of our CEO’s salary to the salary of our median employee was approximately 12 to 1, which is significantly lower than the total compensation ratio above, because the fixed portion of our CEO’s compensation is positioned near the 25th percentile of the company’s peer group. Given our CEO’s level of responsibility, experience and potential, the Compensation Committee awards him a mix of compensation with a higher variable component (i.e., annual bonus, PRSU awards and stock option awards) that is based upon individual, company and stock price performance. As a result, a substantial percentage of our CEO’s total compensation is at risk every year, providing him with greater incentive to increase shareholder value and improve corporate performance over the long term. In addition, our CEO’s compensation for 2025 included the value of annual equity awards granted to him in his prior role as Senior Vice President, as well as an award upon his promotion to COO in February 2025 and an award upon his promotion to CEO in June 2025.

To identify the “median employee”, we took the following steps:

•

We selected October 2, 2025, which is within the last three months of 2025, as the date upon which we would identify the median employee to allow sufficient time to identify the median employee given the global scope of our operations.

•

We determined that, as of October 2, 2025, our employee population consisted of approximately 2,704 employees, working for Cognex and its consolidated subsidiaries, with approximately 34% of these individuals located in the Americas, 40% in Asia and 25% in Europe. This population consisted of our full-time, part-time and temporary employees. We do not have seasonal employees, and we excluded independent contractors.

•

To identify the median employee from our employee population, we used a consistently applied compensation measure consisting of annual base salary, annual bonus target and target annual sales commissions for 2025 for all full-time, part-time and temporary employees employed by Cognex and its consolidated subsidiaries at the start of business on October 2, 2025. We believe these pay elements are appropriate because it was impractical to gather actual data from multiple payroll systems utilized to pay our worldwide workforce, and the actual achievement of the variable portion of compensation can vary widely from year to year.

•	No adjustments were made for cost-of-living differences.

•	We converted amounts paid to employees in foreign currencies to U.S. dollars using foreign exchange rates as published in the Wall Street Journal.

•	All employees except for our CEO were ranked from lowest to highest with the median determined from this list.

Once we identified our median employee, we determined that employee’s annual total compensation in the same manner that we calculate the total compensation of our CEO and other named executive officers for purposes of the Summary Compensation Table included elsewhere in this proxy statement. This annual total compensation amount for our median employee was then compared to the annualized total compensation of our Chief Executive Officer Matthew Moschner to determine the CEO Pay Ratio for 2025. In accordance with SEC guidance, we annualized Mr. Moschner’s Chief Executive Officer compensation as if he served as Chief Executive Officer for the entire year. Adjustments were made to include an annualized base salary of $600,000, and an annualized target bonus of $1,000,000 with the corporate and individual achievement factors applied as described in the Compensation Discussion and Analysis. However, no adjustments were made for the equity compensation awards granted to Mr. Moschner which, as described above and in the Compensation Discussion and Analysis, include annual equity awards granted to Mr. Moschner in his role as Senior Vice President, as well as an award upon his promotion to President and COO in February 2025 and an award upon his promotion to CEO in June 2025.

PAY VERSUS PERFORMANCE
As required by the Dodd-Frank Wall Street Reform and Consumer Protection Act, and Item 402(v) of Regulation
S-K,
we are providing the following information about the relationship between total compensation actually paid to Matthew Moschner, our President and Chief Executive Officer, Robert J. Willett, our former President and Chief Executive Officer, and our named executive officers (as calculated in accordance with Item 402(v) of Regulation
S-K)
and certain financial performance measures.

Year	Summary compensation table total for Mr. Moschner (1)	Summary compensation table total for Mr. Willett (2)	Compensation actually paid to Mr. Moschner (1)(3)	Compensation actually paid to Mr. Willett (2)(3)	Average summary compensation table total for non-CEO named executive officers (NEOs) (4)	Average compensation actually paid for non-CEO NEOs (4)(5)(6)	Value of initial fixed $100 investment based on:		Net Income	Adjusted EBITDA % (8)	Operating Margin % (9)
							Total shareholder return (TSR) (7)	Peer group TSR (7)
2025	$8,099,369	$8,236,297	$10,018,696	$8,261,301	$2,992,406	$3,188,723	$46.23	$125.35	$114,442,000	21.5%	N/A
2024	N/A	$7,910,823	N/A	$3,119,917	$2,091,456	$1,141,732	$69.20	$114.14	$106,171,000	17.1%	N/A
2023	N/A	$6,959,914	N/A	$3,092,562	$2,377,635	$1,313,623	$79.95	$129.10	$113,234,000	N/A	15.6%
2022	N/A	$7,257,424	N/A	$(3,658,243)	$2,596,662	$(2,512,158)	$89.67	$100.58	$215,525,000	N/A	24.4%
2021	N/A	$10,534,520	N/A	$9,476,831	$1,019,293	$1,022,790	$147.25	$165.34	$279,881,000	N/A	30.4%

(1)
Mr. Moschner was appointed President and Chief Executive Officer of Cognex effective June 27, 2025, following his February 20, 2025 promotion from Senior Vice President to President and Chief Operating Officer.

(2)	Robert J. Willett served as Chief Executive Officer throughout all of 2021, 2022, 2023, and 2024, and continued in that role until June 27, 2025.
(3)
Mr. Moschner’s and Mr. Willett’s compensation “actually paid” as presented above is calculated by deducting and adding the following amounts, in each case in accordance with Item 402(v)(2)(C) of Regulation
S-K:

	2025
CEO Compensation “Actually Paid”	Mr. Moschner	Mr. Willett	2024	2023	2022	2021
Summary Compensation Table total for the covered fiscal year	$8,099,369	$8,236,297	$7,910,823	$6,959,914	$7,257,424	$10,534,520
Less, Grant date fair value of awards reported in the Summary Compensation Table for the covered fiscal year	$6,499,951	$7,000,816	$6,500,024	$6,198,638	$6,200,799	$6,187,056
Plus, Year-end fair value of awards granted for the covered fiscal year that were outstanding and unvested as of the end of the covered fiscal year	$8,499,806	$8,102,963	$4,783,447	$4,188,941	$3,294,711	$4,781,517
Plus, Change in fair value of awards granted in prior years that were outstanding and unvested as of the end of the covered fiscal year (from prior fiscal year-end to covered fiscal year-end)	$(80,811)	$(829,439)	$(2,637,666)	$(2,154,769)	$(6,805,316)	$(363,960)
Plus, Change in fair value of awards granted in prior years that vested in the covered fiscal year (from prior fiscal year-end to vesting date)	$283	$(247,704)	$(436,663)	$297,114	$(1,204,263)	$711,810

Total Adjustments	$1,919,327	$25,004	$(4,790,906)	$(3,867,352)	$(10,915,667)	$(1,057,689)

(4)
In 2021, 2022, 2023, 2024, and 2025, neither our CEO nor any non-CEO
NEO had any awards that vested in the same year that they were granted, any awards granted in prior years that failed to meet the applicable vesting conditions, or any dividends or other earnings paid on equity awards in the covered fiscal year prior to vesting that are not reflected in total compensation for the applicable year, and therefore, no adjustments for those items were included in calculating compensation “actually paid.” Further, in 2021, 2022, 2023, 2024, and 2025 neither our CEO nor any non-CEO
NEO received any benefit under any defined benefit and actuarial plans and therefore, no adjustments for those items were included in calculating compensation “actually paid.”

(5)	Our non-CEO NEOs for each of the fiscal years presented above were:

•	2025: Dennis Fehr, Carl W. Gerst III, Sheila M. DiPalma, and Joerg Kuechen

•	2024: Dennis Fehr, Laura A. MacDonald, Paul D. Todgham, Carl W. Gerst III, Sheila M. DiPalma, and Joerg Kuechen

•	2023: Paul D. Todgham, Carl W. Gerst III, Sheila M. DiPalma and Joerg Kuechen

•	2022: Paul D. Todgham, Carl W. Gerst III, Sheila M. DiPalma and Joerg Kuechen

•	2021: Robert J. Shillman, Paul D. Todgham, Carl W. Gerst III and Sheila M. DiPalma

(6)	Average non-CEO NEO compensation “actually paid” as presented above is calculated by deducting and adding the following amounts, in each case in accordance with Item 402(v)(2)(C) of Regulation S-K:

Average Non-CEO Compensation “Actually Paid”	2025	2024	2023	2022	2021
Summary Compensation Table total for the covered fiscal year	$2,992,406	$2,091,456	$2,377,635	$2,596,662	$1,019,293
Less, Grant date fair value of awards reported in the Summary Compensation Table for the covered fiscal year	$2,187,792	$1,600,028	$2,003,523	$2,158,091	$373,852
Plus, Year-end fair value of awards granted for the covered fiscal year that were outstanding and unvested as of the end of the covered fiscal year	$2,532,067	$1,228,049	$1,564,037	$1,382,138	$297,237
Plus, Change in fair value of awards granted in prior years that were outstanding and unvested as of the end of the covered fiscal year (from prior fiscal year-end to covered fiscal year-end)	$(69,777)	$(453,064)	$(662,444)	$(3,519,480)	$(183,252)
Plus, Change in fair value of awards granted in prior years that vested in the covered fiscal year (from prior fiscal year-end to vesting date)	$(78,181)	$(124,681)	$37,918	$(813,386)	$263,363

Total Adjustments	$196,317	$(949,724)	$(1,064,012)	$(5,108,820)	$3,497

(7)
Total shareholder return (“TSR”) of Cognex and the peer group are calculated by assuming that an investment of $100 was made in each of our common stock and in the Nasdaq Lab Apparatus & Analytical, Optical, Measuring & Controlling Instrument (SIC 3820-3829 US Companies) Index (“Peer Index”) starting from the market close on December 31, 2020, which is the last trading day before our fiscal year 2021, through and including the end of each fiscal year shown. Total shareholder return includes reinvestment of dividends into shares of common stock of the applicable company. Data for the Peer Index was provided to Cognex by Research Data Group, Inc.

(8)
Adjusted Earnings Before Interest, Taxes, Depreciation, and Amortization (“Adjusted EBITDA”) percentage is defined as operating income as a percentage of revenue adjusted for amortization of acquisition-related intangible assets and depreciation, as well as, if applicable, restructuring charges, reorganization charges, acquisition and integration costs and one-time
discrete events, such as loss or recovery related to a fire. While we consider numerous financial and non-financial
performance measures for the purpose of evaluating and determining executive compensation, for 2024 and 2025, we considered Adjusted EBITDA percentage, which is a primary factor used to determine annual cash incentive compensation for our NEOs, to be the most important performance measure used to link compensation “actually paid” to the NEOs to company performance. Prior to 2024, we used operating margin as a similar metric. The company switched to Adjusted EBITDA percentage to provide consistency between our internal and external metrics. Prior to 2024, we did not use Adjusted EBITDA percentage as a performance metric in our compensation program.

(9)
Operating margin is defined as our operating income as a percentage of revenue. While we consider numerous financial and non-financial
performance measures for the purpose of evaluating and determining executive compensation, for 2023, 2022, and 2021, we considered operating margin, which was a primary factor used to determine annual cash incentive compensation for our NEOs, to be the most important performance measure used to link compensation “actually paid” to the NEOs to company performance.

Relationship Between Compensation “Actually Paid” and Performance Measures
The following chart shows the relationship between the compensation “actually paid” (“CAP”) to our CEO, CAP to our non-CEO
NEOs, Cognex’s TSR, and the Peer Index TSR.

The following chart shows the relationship between CAP to our CEO, CAP to our non-CEO
NEOs, and Cognex’s net income.

The following chart shows the relationship between CAP to our CEO, CAP to our non-CEO
NEOs, and Cognex’s most important performance measure for determining incentive compensation, which was operating margin for the years 2021, 2022, and 2023, and adjusted EBITDA for the years 2024, and 2025.

Tabular List of Most Important Financial Performance Measures
For Mr. Moschner, the financial performance measures that the company has determined are most important to link his compensation actually paid to the company’s performance in the last completed fiscal year are:

•	revenue;

•	operating income; and

•	adjusted EBITDA.
For Mr. Willett, the financial performance measures that the company has determined are most important to link his compensation actually paid to the company’s performance in the last completed fiscal year are:

•	revenue;

•	operating income;

•	adjusted EBITDA; and

•	relative TSR.
For our
non-CEO
NEOs, the financial performance measures that the company has determined are most important to link compensation actually paid to the company’s performance in the last completed fiscal year are:

•	revenue;

•	operating income; and

•	adjusted EBITDA.

Analysis of the Information Presented in the Pay Versus Performance Table
In October 2020, Mr. Gerst and Ms. DiPalma each received a
one-time
special stock option grant in consideration of their respective promotions
to Executive Vice President on October 30, 2020. Because of these special grants, neither Mr. Gerst nor Ms. DiPalma was eligible to receive an annual equity award in 2021. The decrease in average compensation to our non-CEO
NEOs between 2020 and 2021 was impacted by (i) the special stock option grant to Mr. Gerst and Ms. DiPalma in 2020, and (ii) Mr. Gerst and Ms. DiPalma being ineligible to receive an annual equity award in 2021.
Further information regarding our executive compensation program is provided above under the heading “Compensation Discussion and Analysis.”

PROPOSAL 2: APPROVAL OF THE AMENDMENT

OF THE COGNEX CORPORATION 2023 STOCK OPTION AND INCENTIVE PLAN

There will be presented at the meeting a proposal to approve an amendment to Cognex’s 2023 Stock Option and Incentive Plan (the “2023 Plan”) to reserve an additional 4,600,000 shares to be granted under the 2023 Plan. Approval of this proposal requires a majority of the votes cast, following determination of a quorum.

Recommendation

OUR BOARD OF DIRECTORS RECOMMENDS THAT SHAREHOLDERS VOTE “FOR” THE AMENDMENT OF THE COGNEX CORPORATION 2023 STOCK OPTION AND INCENTIVE PLAN.

Proposal

The Board of Directors believes that stock-based incentive awards play an important role in the success of the company by encouraging and enabling the employees, officers, non-employee directors and consultants of the company and its subsidiaries upon whose judgment, initiative and efforts the company largely depends for the successful conduct of its business to acquire a proprietary interest in the company. The Board of Directors believes that providing such persons with a direct stake in the company assures a closer identification of the interests of such individuals with those of the company and its shareholders, thereby stimulating their efforts on the company’s behalf and strengthening their desire to remain with the company.

On February 15, 2023, the Board adopted the Cognex Corporation 2023 Stock Option and Incentive Plan (the “2023 Plan”) which was approved by the shareholders in the annual meeting on May 3, 2023. The 2023 Plan reserved a maximum number of shares available for issuance, and anticipated the number of shares would be sufficient to provide equity incentives to attract, retain, and motivate employees for the next three years. The Board of Directors and Compensation Committee has determined an increase of shares available under the 2023 Plan is necessary to continue executing on our successful compensation strategy.

On February 11, 2026, the Board of Directors amended the 2023 Plan, subject to the approval of our shareholders. The 2023 Plan, as amended, will reserve an additional 4,600,000 shares to be granted under the 2023 Plan. The 2023 Plan is used to grant equity awards to employees including our executive officers and Board members. Also on February 11, 2026, the Board authorized the repurchase of an additional $500,000,000 of Cognex’s common stock in compliance with applicable securities laws. Cognex remains committed to actively managing our use of shares to offset dilution over the long term.

Summary of Material Features

The material features of the 2023 Plan are:

•	The maximum number of shares of common stock to be issued under the 2023 Plan is increased by 4,600,000 shares (from 8,100,000 to 12,700,000);

•

The award of stock options (both incentive and non-qualified options), stock appreciation rights, restricted stock, restricted stock units, unrestricted stock, cash-based awards, and dividend equivalent rights is permitted;

•

Shares tendered or held back for taxes will not be added back to the reserved pool under the 2023 Plan. Upon the exercise of a stock appreciation right that is settled in shares of common stock, the full number of shares underlying the award will be charged to the reserved pool. Additionally, shares we reacquire on the open market will not be added to the reserved pool under the 2023 Plan;

•	Stock options and stock appreciation rights will not be repriced in any manner without shareholder approval;

•	The value of all awards awarded under the 2023 Plan and all other cash compensation paid by us to any non-employee director in any calendar year may not exceed $750,000;

•	A minimum vesting period of one year is required for all equity awards, other than a limited number of excepted awards under the 2023 Plan;

•	Any dividends and dividend equivalent rights payable with respect to any equity award are subject to the same vesting provisions as the underlying award;

•	Any material amendment to the 2023 Plan is subject to approval by our shareholders; and

•	The term of the 2023 Plan will expire on May 3, 2033.

Based solely on the closing price of our common stock as reported by NASDAQ on December 31, 2025 and the maximum number of shares that were available for awards as of such date under the 2023 Plan, the maximum aggregate market value of the common stock that could potentially be issued under the 2023 Plan was $144,130,987. The shares of common stock underlying any awards that are forfeited, canceled or otherwise terminated, other than by exercise, under the 2023 Plan will be added back to the shares of common stock available for issuance under the 2023 Plan. In addition, the shares of common stock underlying any awards under the company’s prior equity incentive plans that are forfeited, canceled or otherwise terminated, other than by exercise, will be added to the shares of common stock available for issuance under the 2023 Plan. Shares tendered or held back upon exercise of a stock option or settlement of an award under the 2023 Plan to cover the exercise price or tax withholding and shares subject to a stock appreciation right that are not issued in connection with the stock settlement of the stock appreciation right upon exercise thereof, will not be added back to the shares of common stock available for issuance under the 2023 Plan. In addition, shares of common stock repurchased on the open market will not be added back to the shares of common stock available for issuance under the 2023 Plan.

Rationale for Share Increase

We believe the amendment to the 2023 Plan is critical to our ongoing effort to build shareholder value. Equity incentive awards are an important component of our executive and non-executive employees’ compensation. Our Compensation Committee and the Board believe that we must continue to offer a competitive equity compensation program in order to attract, retain and motivate the talented and qualified employees necessary for our continued growth and success.

We manage our long-term shareholder dilution by limiting the number of equity incentive awards granted annually. The Compensation Committee carefully monitors our annual net burn rate, total dilution and equity expense in order to maximize shareholder value by granting only the number of equity incentive awards that it believes are necessary and appropriate to attract, reward and retain our employees. Our compensation philosophy reflects broad-based eligibility for equity incentive awards for high performing employees. By doing so, we link the interests of those employees with those of our shareholders and motivate our employees to act as owners of the business.

We have also reduced share dilution by repurchasing Cognex stock on the open market. In 2025, we repurchased a total of 4,234,535 shares of Cognex common stock. As a result, the number of outstanding shares has decreased by 3.1% from 2023 to 2025. The shares that we repurchase on the open market are not returned to the reserved pool under the 2023 Plan.

Burn Rate

The following table sets forth information regarding historical awards granted and earned for the 2023 through 2025 period, and the corresponding burn rate, which is defined as the number of shares subject to equity-based awards granted in a year divided by the weighted-average common shares outstanding for that year, for each of the last three fiscal years:

Share Element	2023	2024	2025
Stock Options Granted	1,540,877	1,641,058	1,668,528
Time-Based Full-Value Awards Granted	791,477	844,398	1,319,649
Performance-Based Full-Value Awards Granted	46,033	55,058	183,721
Total Awards Granted	2,378,387	2,540,514	3,171,898
Weighted average common shares outstanding during the fiscal year	173,399,000	172,611,000	168,048,732
Annual Burn Rate	1.37%	1.47%	1.89%
3-Year Average Burn Rate	1.04%	1.36%	1.58%

Our Compensation Committee determined the size of the reserved pool under the 2023 Plan based on projected equity awards to anticipated new hires, projected annual equity awards to existing employees, and an assessment of the magnitude of increase that our institutional investors and the firms that advise them would likely find acceptable. We anticipate that if our request to increase the share reserve is approved by our shareholders, it will be sufficient to provide equity incentives to attract, retain, and motivate employees for the next three years.

Our three-year average burn rate for the 2023-2025 period was 1.58%, which is below the 2026 ISS burn rate benchmark of 3.72% for Russell 3000 (excluding S&P 500) companies in the technology industry.

Summary of the 2023 Plan

The following description of certain features of the 2023 Plan is intended to be a summary only. The summary is qualified in its entirety by the full text of the 2023 Plan, as amended, which is attached hereto as Appendix A.

Administration. The 2023 Plan will be administered by the Board or the Compensation Committee, referred to in the 2023 Plan as the “Administrator.” The Administrator has full power to select, from among the individuals eligible for awards, the individuals to whom awards will be granted, to make any combination of awards to participants, and to determine the specific terms and conditions of each award, subject to the provisions of the 2023 Plan. The Administrator may delegate to a committee consisting of one or more officers of the company the authority to grant awards to employees who are not subject to the reporting and other provisions of Section 16 of the Exchange Act, subject to certain limitations and guidelines.

Eligibility; Plan Limits. All full-time and part-time officers, employees, non-employee directors and consultants are eligible to participate in the 2023 Plan, subject to the discretion of the Administrator. As of December 31, 2025, approximately 2,489 individuals would have been eligible to participate in the 2023 Plan had it been effective on such date, which includes five executive officers, approximately 2,478 employees who are not executive officers, six non-employee directors and zero consultants. There are certain limits on the number of awards that may be granted under the 2023 Plan. For example, no more than 12,700,000 shares of common stock may be granted in the form of incentive stock options.

Director Compensation Limit. The 2023 Plan provides that the value of all awards awarded under the 2023 Plan and all other cash compensation paid by the company to any non-employee director in any calendar year shall not exceed $750,000.

Minimum Vesting Period. The minimum vesting period for each equity award granted under the 2023 Plan must be at least one year, provided (1) that up to 5% of the shares authorized for issuance under the 2023 Plan may be utilized for unrestricted stock awards or other equity awards with a minimum vesting period of less than one year and (2) annual awards to non-employee directors that occur in connection with the company’s annual meeting of shareholders may vest on the date of the company’s next annual meeting of shareholders. In addition, the Administrator may grant equity awards that vest within one year (i) if such awards are granted as substitute awards in replacement of other awards (or awards previously granted by an entity being acquired (or assets of which are being acquired)) that were scheduled to vest within one year or (ii) if such awards are being granted in connection with an elective deferral of cash compensation that, absent a deferral election, otherwise would have been paid to the grantee within the one year.

Stock Options. The 2023 Plan permits the granting of (1) options to purchase common stock intended to qualify as incentive stock options under Section 422 of the Code and (2) options that do not so qualify. Options granted under the 2023 Plan will be non-qualified options if they fail to qualify as incentive options or exceed the annual limit on incentive stock options. Incentive stock options may only be granted to employees of the company and its subsidiaries. Non-qualified options may be granted to any persons eligible to receive incentive options and to non-employee directors and consultants. The option exercise price of each option will be determined by the Administrator. Except in the case of options (i) granted pursuant to a transaction described in, and in a manner consistent with, Section 424(a) of the Code, (ii) granted to individuals who are not subject to U.S. income tax on the date of grant or (iii) that are compliant with Section 409A of the Code, the exercise price of an option may not be less than 100% of the fair market value of the common stock on the date of grant. Fair market value for this purpose will be determined by reference to the price of the shares of common stock on NASDAQ. The exercise price of an option may not be reduced after the date of the option grant without shareholder approval, other than to appropriately reflect changes in our capital structure.

The term of each option will be fixed by the Administrator and may not exceed ten years from the date of grant. The Administrator will determine at what time or times each option may be exercised. Options may be made exercisable in installments and the exercisability of options may be accelerated by the Administrator in circumstances involving the optionee’s death or disability, or in connection with a “sale event” (as defined in the

2023 Plan). In general, unless otherwise permitted by the Administrator, no option granted under the 2023 Plan is transferable by the optionee other than by will or by the laws of descent and distribution or pursuant to a domestic relations order, and options may be exercised during the optionee’s lifetime only by the optionee, or by the optionee’s legal representative or guardian in the case of the optionee’s incapacity.

Upon exercise of options, the option exercise price must be paid in full either in cash, by certified or bank check or other instrument acceptable to the Administrator or by delivery (or attestation to the ownership) of shares of common stock that are beneficially owned by the optionee and that are not subject to risk of forfeiture. Subject to applicable law, the exercise price may also be delivered to the company by a broker pursuant to irrevocable instructions to the broker from the optionee. In addition, non-qualified options may be exercised using a net exercise feature which reduces the number of shares issued to the optionee by the number of shares with a fair market value equal to the exercise price.

To qualify as incentive options, options must meet additional federal tax requirements, including a $100,000 limit on the value of shares subject to incentive options that first become exercisable by a participant in any one calendar year.

Stock Appreciation Rights. The Administrator may award stock appreciation rights subject to such conditions and restrictions as the Administrator may determine. Stock appreciation rights entitle the recipient to shares of common stock or cash equal to the value of the appreciation in the stock price over the exercise price. The exercise price may not be less than the fair market value of the common stock on the date of grant. The term of a stock appreciation right may not exceed ten years.

Restricted Stock. The Administrator may award shares of common stock to participants subject to such conditions and restrictions as the Administrator may determine. These conditions and restrictions may include the achievement of certain performance goals and/or continued employment with us through a specified restricted period. During the vesting period, restricted stock awards may be credited with dividends (but dividends shall accrue and shall not be paid unless and until the related restricted stock award vests).

Restricted Stock Units. The Administrator may award restricted stock units to participants. Restricted stock units are ultimately payable in the form of shares of common stock or cash subject to such conditions and restrictions as the Administrator may determine. These conditions and restrictions may include the achievement of certain performance goals and/or continued employment with the company through a specified vesting period. In the Administrator’s sole discretion, it may permit a participant to make an advance election to receive a portion of his or her future cash compensation otherwise due in the form of a restricted stock unit award, subject to the participant’s compliance with the procedures established by the Administrator and requirements of Section 409A of the Code. During the deferral period, the deferred stock awards may be credited with dividend equivalent rights.

Unrestricted Stock Awards. The Administrator may also grant shares of common stock that are free from any restrictions under the 2023 Plan. Unrestricted stock may be granted to any participant in recognition of past services or other valid consideration and may be issued in lieu of cash compensation due to such participant.

Dividend Equivalent Rights. The Administrator may grant dividend equivalent rights to participants, which entitle the recipient to receive credits for dividends that would be paid if the recipient had held specified shares of common stock. Dividend equivalent rights granted as a component of another award (other than a stock option or stock appreciation right) may be paid only if the related award becomes vested. Dividend equivalent rights may be settled in cash, shares of common stock or a combination thereof, in a single installment or installments, as specified in the award.

Cash-Based Awards. The Administrator may grant cash bonuses under the 2023 Plan to participants. The cash bonuses may be subject to the achievement of certain performance goals.

Change of Control Provisions. In the event of a “sale event,” as defined in the 2023 Plan, awards under the 2023 Plan may be assumed, continued or substituted. In the event that awards are not assumed, continued or substituted, except as otherwise provided by the Administrator in the award agreement, upon the effective time of the sale event, the Plan and all awards will terminate. In the event of such termination, (i) each grantee shall be permitted, within a specified period of time prior to the consummation of sale event, to exercise all outstanding options and stock appreciation rights (to the extent then exercisable) held by such grantee or (ii) the company may make or provide for payment, in cash or in kind, to participants holding options and stock appreciation rights equal to the difference between the per share consideration and the exercise price of the options or stock appreciation rights (provided that, in the case of an option or stock appreciation right with an exercise price equal to or greater than the per share cash consideration, such option or stock appreciation right shall be cancelled for no consideration). The Administrator shall also have the option to make or provide for a payment, in cash or in kind, to grantees holding other awards in an amount equal to the per share cash consideration multiplied by the number of vested shares under such awards.

Adjustments for Stock Dividends, Stock Splits, Etc. The 2023 Plan requires the Administrator to make appropriate adjustments to the number of shares of common stock that are subject to the 2023 Plan, to certain limits in the 2023 Plan, and to any outstanding awards to reflect stock dividends, stock splits, extraordinary cash dividends and similar events.

Tax Withholding. Participants in the 2023 Plan are responsible for the payment of any federal, state or local taxes that the company is required by law to withhold upon the exercise of options or stock appreciation rights or vesting of other awards. The Administrator may require that tax withholding obligations satisfied by withholding shares of common stock to be issued pursuant to exercise or vesting. The Administrator may also require the company’s tax withholding obligation to be satisfied, in whole or in part, by an arrangement whereby a certain number of shares issued pursuant to any award are immediately sold and proceeds from such sale are remitted to the company in an amount that would satisfy the withholding amount due.

Amendments and Termination. The Board of Directors may at any time amend or discontinue the 2023 Plan and the Administrator may at any time amend or cancel any outstanding award for the purpose of satisfying changes in the law or for any other lawful purpose. However, no such action may adversely affect any rights under any outstanding award without the holder’s consent. To the extent required under the rules of NASDAQ, any amendments that materially change the terms of the 2023 Plan will be subject to approval by our shareholders. Amendments shall also be subject to approval by our shareholders if and to the extent determined by the Administrator to be required by the Code to preserve the qualified status of incentive options.

Effective Date of Plan. The 2023 Plan was amended by our Board on February 11, 2026 and will be effective as of the date approved by shareholders. Awards of incentive options may be granted under the 2023

Plan until February 15, 2033. No other awards may be granted under the 2023 Plan after the date that is ten years from the date of shareholder approval.

Plan Benefits

Since the effectiveness of the 2023 Plan through December 31, 2025, the following number of equity awards have been granted to the individuals and groups described in the table below.

Name and Position	Number of Shares Underlying Awards
Matthew Moschner, President and Chief Executive Office	601,726
Dennis Fehr, Senior Vice President and Chief Financial Officer	229,443
Joerg Kuechen, Head of Corporate M&A	202,400
Carl W. Gerst II, Executive Vice President Global Sales and Products	281,031
Sheila M. DiPalma, Chief Culture Officer and Executive Vice President Employee Services	152,947
Robert J. Willett, Former President and Chief Executive Officer	687,754
All current executive officers, as a group	1,467,547
All current directors who are not executive officers, as a group	76,485
Each nominee for election as a director	617,023
Each associate of any such directors, executive officers or nominees	0
Each other person who received or is to receive 5 percent of such options, warrants or rights	0
All employees, including all current officers who are not executive officers, as a group	4,622,031

New Plan Benefits

Because the grant of awards under the 2023 Plan is within the discretion of the Administrator, the company cannot determine the dollar value or number of shares of common stock that will in the future be received by or allocated to any participant in the 2023 Plan.

Tax Aspects Under the Code

The following is a summary of the principal federal income tax consequences of certain transactions under the 2023 Plan. It does not describe all federal tax consequences under the 2023 Plan, nor does it describe state or local tax consequences.

Incentive Options. No taxable income is generally realized by the optionee upon the grant or exercise of an incentive option. If shares of common stock issued to an optionee pursuant to the exercise of an incentive option are sold or transferred after two years from the date of grant and after one year from the date of exercise, then (i) upon sale of such shares, any amount realized in excess of the option exercise price (the amount paid for the shares) will be taxed to the optionee as a long-term capital gain, and any loss sustained will be a long-term capital loss, and (ii) the company will not be entitled to any deduction for federal income tax purposes. The exercise of an incentive option will give rise to an item of tax preference that may result in alternative minimum tax liability for the optionee.

If shares of common stock acquired upon the exercise of an incentive option are disposed of prior to the expiration of the two-year and one-year holding periods described above (a “disqualifying disposition”), generally (i) the optionee will realize ordinary income in the year of disposition in an amount equal to the excess (if any) of the fair market value of the shares of common stock at exercise (or, if less, the amount realized on a sale of such shares of common stock) over the option price thereof, and (ii) we will be entitled to deduct such amount. Special rules will apply where all or a portion of the exercise price of the incentive option is paid by tendering shares of common stock.

If an incentive option is exercised at a time when it no longer qualifies for the tax treatment described above, the option is treated as a non-qualified option. Generally, an incentive option will not be eligible for the tax treatment described above if it is exercised more than three months following termination of employment (or one year in the case of termination of employment by reason of disability). In the case of termination of employment by reason of death, the three-month rule does not apply.

Non-Qualified Options. No income is realized by the optionee at the time a non-qualified option is granted. Generally (i) at exercise, ordinary income is realized by the optionee in an amount equal to the difference between the option exercise price and the fair market value of the shares of common stock on the date of exercise, and we receive a tax deduction for the same amount, and (ii) at disposition, appreciation or depreciation after the date of exercise is treated as either short-term or long-term capital gain or loss depending on how long the shares of common stock have been held. Special rules will apply where all or a portion of the exercise price of the non-qualified option is paid by tendering shares of common stock. Upon exercise, the optionee will also be subject to Social Security taxes on the excess of the fair market value over the exercise price of the option.

Other Awards. The company generally will be entitled to a tax deduction in connection with other awards under the 2023 Plan in an amount equal to the ordinary income realized by the participant at the time the participant recognizes such income. Participants typically are subject to income tax and recognize such tax at the time that an award is exercised, vests or becomes non-forfeitable, unless the award provides for a further deferral.

Parachute Payments. The vesting of any portion of an award that is accelerated due to the occurrence of a change in control (such as a sale event) may cause a portion of the payments with respect to such accelerated awards to be treated as “parachute payments” as defined in the Code. Any such parachute payments may be non-deductible to the Company, in whole or in part, and may subject the recipient to a non-deductible 20% federal excise tax on all or a portion of such payment (in addition to other taxes ordinarily payable).

Limitation on Deductions. Under Section 162(m) of the Code, the company’s deduction for awards under the 2023 Plan may be limited to the extent that any “covered employee” (as defined in Section 162(m) of the Code) receives compensation in excess of $1 million a year.

Equity Compensation Plan Information

The following table provides information as of December 31, 2025 regarding shares of common stock that may be issued under the company’s existing equity compensation plans:

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)		Weighted Average exercise price of outstanding options, warrants and rights (b)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities referenced in column (a)) (c)
Equity compensation plans approved by security holders(3)	12,791,000	(1)	$45.71	4,006,000	(2)
Equity compensation plans not approved by security holders(3)	N/A		N/A	N/A

Total	$12,791,000.00		$45.71	$4,006,000.00

(1)

Includes shares to be issued upon exercise of outstanding options under the company’s 2023 Stock Option and Incentive Plan, the 2007 Stock Option and Incentive Plan, and subsequent to shareholder approval, the 2001 General Stock Option Plan, as amended and restated.

(2)

Includes shares remaining available for future issuance under the company’s 2023 Stock Option and Incentive Plan. This amount is subject to adjustment from “Carryover Shares” as defined in Note 16: Stock-Based Compensation to Cognex’s Annual Report on Form 10-K for the fiscal year ended December 31, 2025.

(3)	All references made to share or per share amounts have been adjusted to reflect the two-for-one stock split which occurred in the fourth quarter of 2017.

PROPOSAL 3: RATIFICATION OF SELECTION OF

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee has appointed KPMG LLP (“KPMG”) as Cognex’s independent registered public accounting firm to examine the consolidated financial statements of Cognex and its subsidiaries for the fiscal year ending December 31, 2026. Although ratification by shareholders is not required by law or by our Second Amended and Restated By-Laws (“By-Laws”), the Audit Committee believes that submission of its selection to shareholders is a matter of good corporate governance. Even if the selection is ratified, the Audit Committee, in its discretion, may select a different independent registered public accounting firm at any time if the Audit Committee believes that such a change would be in the best interests of our company and its shareholders. If our shareholders do not ratify the selection of KPMG, the Audit Committee will take that fact into consideration, together with such other factors as it deems relevant, in determining its next selection of an independent registered public accounting firm. A representative of KPMG is expected to be present at the Annual Meeting, and will have the opportunity to make a statement if he or she so desires and to respond to appropriate questions.

Recommendation

OUR BOARD RECOMMENDS THAT SHAREHOLDERS VOTE “FOR” THE RATIFICATION OF THE SELECTION OF KPMG LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR FISCAL YEAR 2026.

Rotation of Independent Auditor

Over the past three years, the Audit Committee has taken a number of steps towards a potential audit firm rotation. The Audit Committee believes the independent public accounting firm engaged to audit the company’s financial statements should be rotated periodically as an element of good governance and to increase the rigor of review. The Audit Committee invited several registered public accounting firms to participate in this process. As reported in the company’s Current Report on Form 8-K dated November 3, 2025 and amended on February 19, 2026, the Audit Committee selected KPMG to serve as our independent registered public accounting firm for the fiscal year ending December 31, 2026. Grant Thornton LLP (“Grant Thornton”) had been previously engaged to audit the company’s consolidated financial statements for the year ended December 31, 2025. The appointment of KPMG did not affect Grant Thornton’s engagement for the year ending December 31, 2025. Grant Thornton served as Cognex’s independent registered public accounting firm from fiscal year 2007 through February 13, 2026, upon completion of its audit services for the year ended December 31, 2025.

Grant Thornton’s reports on the company’s consolidated financial statements as of and for the fiscal years ended December 31, 2025 and 2024 did not contain any adverse opinion or disclaimer of opinion, nor were they qualified or modified as to uncertainty, audit scope, or accounting principles. Further, during the fiscal years ended December 31, 2025 and 2024, and the subsequent interim period through February 13, 2026, there were: (i) no disagreements within the meaning of Item 304(a)(1)(iv) of Regulation S-K and the related instructions between the company and Grant Thornton on any matters of accounting principles or practices, financial statement disclosure, or auditing scope or procedure which, if not resolved to Grant Thornton’s satisfaction, would have caused Grant Thornton to make reference thereto in their reports; and (ii) no “reportable events” within the meaning of Item 304(a)(1)(v) of Regulation S-K.

During the fiscal years ended December 31, 2025 and 2024 and the subsequent interim period through February 13, 2026, neither the company nor anyone on its behalf consulted with KPMG regarding: (i) the application of accounting principles to a specific transaction, either completed or proposed, or the type of audit opinion that might be rendered on the company’s financial statements, and neither a written report nor oral advice was provided to the company that KPMG concluded was an important factor considered by the company in reaching a decision as to any accounting, auditing, or financial reporting issue; (ii) any matter that was the subject of a disagreement within the meaning of Item 304(a)(1)(iv) of Regulation S-K and the related instructions; or (iii) any reportable event within the meaning of Item 304(a)(1)(v) of Regulation S-K.

Fees Paid to Independent Registered Public Accounting Firm and Other Matters

The aggregate fees charged or expected to be charged by Grant Thornton and its affiliates for services rendered during 2024 and 2025 are as follows:

Type of Fee	2025	2024
Audit Fees	$1,432,223	$1,370,508
Audit-Related Fees	$—	$—
Tax Fees	$4,201	$2,856
All Other Fees	$—	$—

Audit Fees. These are fees for services rendered in connection with the audit of the annual financial statements included in our Annual Report on Form 10-K; the review of the financial statements included in our Quarterly Reports on Form 10-Q; the audit of our internal control over financial reporting; and for services that are normally provided by an independent auditor in connection with statutory and regulatory filings or engagements.

Audit-Related Fees. These are fees for assurance and related services that are reasonably related to the performance of the audit or review of our financial statements or our company’s internal control over financial reporting.

Tax Fees. These are fees for tax compliance, planning and preparation, and tax consulting and advice.

All Other Fees. These are fees for any service not included in the first three categories.

Audit Committee’s Pre-Approval Policies

The Audit Committee pre-approves auditing services and the terms of such services and non-audit services provided by Cognex’s independent registered public accounting firm, but only to the extent that the non-audit services are not prohibited under applicable law and the Audit Committee reasonably determines that the non-audit services do not impair the independence of the independent registered public accounting firm. The authority to pre-approve non-audit services may be delegated to one or more members of the Audit Committee, who present all decisions to pre-approve an activity to the full Audit Committee at its first meeting following such decision.

The pre-approval requirement is waived with respect to the provision of non-audit services for Cognex if:

•

the aggregate amount of all such non-audit services provided to us constitutes not more than 5% of the total amount of fees paid by us to the independent registered public accounting firm during the fiscal year in which such non-audit services were provided;

•	those services were not recognized at the time of the engagement to be non-audit services; and

•

those services are promptly brought to the attention of the Audit Committee and approved prior to the completion of the audit by the Audit Committee or by one or more of its members to whom authority to grant such approvals has been delegated by the Audit Committee.

The Audit Committee approved the audit and audit-related services provided to Cognex by Cognex’s independent public accounting firm during fiscal years 2024 and 2025. There were no non-audit services provided to Cognex by the independent public accounting firm for fiscal years 2024 and 2025 that required review by the Audit Committee.

PROPOSAL 4: EXECUTIVE COMPENSATION (“SAY-ON-PAY”)

We are providing our shareholders with the opportunity to vote on a non-binding, advisory resolution to approve the compensation paid to our named executive officers, as disclosed in this proxy statement pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion. This proposal, commonly known as a “say-on-pay” proposal, gives our shareholders the opportunity to express their views on our named executive officers’ compensation. At our 2023 Annual Meeting of Shareholders, a majority of votes were cast in favor of holding annual say-on-pay votes. Based on these results, and consistent with the recommendation of the Board, we plan to continue to conduct an advisory vote on the compensation of our named executive officers on an annual basis, until the next advisory vote on the frequency of such say-on-pay votes, which we expect will occur at our 2029 Annual Meeting of Shareholders.

This vote is not intended to address any specific item of compensation, but rather the overall compensation of our named executive officers and the philosophy, policies and practices described in this proxy statement. Accordingly, we will ask our shareholders to vote “FOR” the following resolution at the meeting:

“RESOLVED, that the compensation paid to Cognex’s named executive officers, as disclosed in this proxy statement pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion, is hereby APPROVED.”

The compensation philosophy and programs for our named executive officers are set forth under the headings “Compensation Discussion and Analysis” and “Executive Compensation.”

Recommendation

OUR BOARD RECOMMENDS A VOTE “FOR” THIS “SAY-ON-PAY” PROPOSAL.

The resolution that is the subject of this proposal is advisory in nature and, therefore, is not binding on Cognex, the Compensation Committee or our Board. However, the Compensation Committee intends to take the results of the vote on this proposal into account when considering future decisions regarding the compensation of our named executive officers as further described in the “Compensation Discussion and Analysis” section of this proxy statement.

REPORT OF THE AUDIT COMMITTEE

The following is the report of the Audit Committee with respect to Cognex’s audited financial statements for the fiscal year ended December 31, 2025. The Audit Committee acts pursuant to a written charter. Each of the members of the Audit Committee qualifies as an “independent” Director under the applicable listing standards of Nasdaq and rules of the SEC.

The Audit Committee has reviewed and discussed Cognex’s audited financial statements with management. The Audit Committee has discussed with Grant Thornton, Cognex’s independent registered public accounting firm for the fiscal year ended December 31, 2025, the matters required to be discussed by the applicable requirements of the Public Company Accounting Oversight Board (“PCAOB”) and the Securities and Exchange Commission. The Audit Committee has also received the written disclosures and the letter from Grant Thornton required by applicable requirements of the PCAOB regarding Grant Thornton’s communications with the Audit Committee concerning independence, and has discussed Grant Thornton’s independence with Grant Thornton.

Based on the review and discussions referred to above, the Audit Committee recommended to the Board that Cognex’s audited financial statements be included in Cognex’s Annual Report on Form 10-K for the fiscal year ended December 31, 2025.

The foregoing report has been approved by all members of the Audit Committee.

AUDIT COMMITTEE

Marjorie T. Sennett, Chair
Sachin Lawande
John T.C. Lee
Angelos Papadimitriou

SHAREHOLDER PROPOSALS

Under regulations adopted by the SEC, any proposal submitted for inclusion in our proxy statement relating to our 2027 Annual Meeting of Shareholders must be received at our principal executive offices in Natick, Massachusetts on or before November 13, 2026. Our receipt of any such proposal from a qualified shareholder in a timely manner will not ensure its inclusion in the proxy material because there are other requirements in the proxy rules for such inclusion.

In addition to the SEC’s requirements regarding shareholder proposals, our By-laws contain provisions regarding matters to be brought before shareholder meetings. If shareholder proposals, including proposals regarding the election of Directors, are to be considered at the 2027 Annual Meeting of Shareholders, notice of them must be given by personal delivery or by U.S. mail, postage prepaid, to the Secretary of Cognex Corporation not later than the close of business on January 29, 2027 nor earlier than the close of business on December 30, 2026. However, in the event that the date of the annual meeting is advanced by more than 30 days before or delayed by more than 60 days after the first anniversary of the preceding year’s annual meeting, such notice must be delivered not earlier than the close of business on the 120th day prior to such annual meeting and not later than the close of business on the later of the 90th day prior to such annual meeting or the 10th day following the day on which public announcement of the date of such meeting is first made. The notice must set forth certain information concerning the shareholder making the proposal, the business or nominees for election subject to the proposal, and related information as described in our By-laws. Shareholders should refer to our By-Laws, as the same may be amended from time to time, with respect to the notice requirements, required information and other procedures for submitting a shareholder proposal, including a proposal with respect to the election of Directors.

In addition, to comply with the universal proxy rules, shareholders who intend to solicit proxies in support of director nominees other than Cognex’s nominees must provide notice that sets forth the information required by Rule 14a-19 under the Exchange Act no later than March 1, 2027. Shareholder proposals with respect to the election of Directors must also contain other information set forth in our By-laws. Proxies solicited by our Board will confer discretionary voting authority with respect to these proposals subject to the SEC’s rules governing the exercise of this authority. We suggest that any shareholder proposal be submitted by certified mail, return receipt requested.

OTHER MATTERS

Management knows of no matters which may properly be and are likely to be brought before the meeting other than the matters discussed in this proxy statement. However, if any other matters properly come before the meeting, the persons named in the enclosed proxy will vote in accordance with their best judgment.

NOTE REGARDING FORWARD-LOOKING STATEMENTS

This proxy statement contains forward-looking statements which are made pursuant to the safe harbor provisions of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Exchange Act. Shareholders are cautioned that statements in this proxy statement, which are not strictly historical statements, constitute forward-looking statements, including, without limitation, statements regarding Cognex’s future performance, operating results and financial condition, strategic and operating plans and priorities, compensation and equity plans, market and industry trends, new product offerings, sales initiatives, cost management, acquisitions, share repurchases, and management’s future expectations, beliefs, goals, objectives, plans or prospects. In some cases, you can identify forward-looking statements by terms such as “may,” “will,” “should,” “could,” “goal,” “objective”, “target”, “would,” “expect,” “plan,” “anticipate,” “believe,” “estimate,” “project,” “predict,” “potential,” and similar expressions intended to identify forward-looking statements. Such forward-looking statements are subject to a number of risks and uncertainties that could cause actual results to differ materially from those anticipated by the forward-looking statements, including the risks detailed in the company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2025 and other filings with the SEC. The company assumes no obligation to update any forward-looking information contained in this proxy statement.

By Order of the Board of Directors,

Mark T. Fennell, Secretary

Natick, Massachusetts

March 13, 2026

Appendix A

COGNEX CORPORATION

2023 STOCK OPTION AND INCENTIVE PLAN

SECTION 1. GENERAL PURPOSE OF THE PLAN; DEFINITIONS

The name of the plan is the Cognex Corporation 2023 Stock Option and Incentive Plan (the “Plan”). The purpose of the Plan is to encourage and enable the officers, employees, Non-Employee Directors and Consultants of Cognex Corporation (the “Company”) and its Affiliates upon whose judgment, initiative and efforts the Company largely depends for the successful conduct of its business to acquire a proprietary interest in the Company. It is anticipated that providing such persons with a direct stake in the Company’s welfare will assure a closer identification of their interests with those of the Company and its stockholders, thereby stimulating their efforts on the Company’s behalf and strengthening their desire to remain with the Company.

The Plan is the successor to and continuation of the Prior Plans. As of the Effective Date, (i) no additional awards may be granted under the Prior Plans; (ii) the Prior Plans’ Available Reserve plus any Returning Shares will become available for issuance pursuant to Awards granted under this Plan; and (iii) all outstanding awards granted under the Prior Plans will remain subject to the terms of the applicable Prior Plan (except to the extent such outstanding awards result in Returning Shares that become available for issuance pursuant to Awards granted under this Plan). All Awards granted under this Plan will be subject to the terms of this Plan.

The following terms shall be defined as set forth below:

“Act” means the Securities Act of 1933, as amended, and the rules and regulations thereunder.

“Administrator” means either the Board or the compensation committee of the Board or a similar committee performing the functions of the compensation committee and which is comprised of not less than two Non-Employee Directors who are independent.

“Affiliate” means, at the time of determination, any “parent” or “subsidiary” of the Company as such terms are defined in Rule 405 of the Act. The Board will have the authority to determine the time or times at which “parent” or “subsidiary” status is determined within the foregoing definition.

“Award” or “Awards,” except where referring to a particular category of grant under the Plan, shall include Incentive Stock Options, Non-Qualified Stock Options, Stock Appreciation Rights, Restricted Stock Units, Restricted Stock Awards, Unrestricted Stock Awards, Cash-Based Awards, and Dividend Equivalent Rights.

“Award Certificate” means a written or electronic document setting forth the terms and provisions applicable to an Award granted under the Plan. Each Award Certificate is subject to the terms and conditions of the Plan.

“Board” means the Board of Directors of the Company.

“Cash-Based Award” means an Award entitling the recipient to receive a cash-denominated payment.

“Code” means the Internal Revenue Code of 1986, as amended, and any successor Code, and related rules, regulations and interpretations.

“Consultant” means a consultant or adviser who provides bona fide services to the Company or an Affiliate as an independent contractor and who qualifies as a consultant or advisor under Instruction A.1.(a)(1) of Form S-8 under the Act.

“Dividend Equivalent Right” means an Award entitling the grantee to receive credits based on cash dividends that would have been paid on the shares of Stock specified in the Dividend Equivalent Right (or other award to which it relates) if such shares had been issued to and held by the grantee.

“Effective Date” means the date on which the Plan becomes effective as set forth in Section 19.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder.

“Fair Market Value” of the Stock on any given date means the fair market value of the Stock determined in good faith by the Administrator; provided, however, that if the Stock is listed on the National Association of Securities Dealers Automated Quotation System (“NASDAQ”), NASDAQ Global Market, The New York Stock Exchange or another national securities exchange or traded on any established market, the determination shall be made by reference to market quotations. If there are no market quotations for such date, the determination shall be made by reference to the last date preceding such date for which there are market quotations.

“Incentive Stock Option” means any Stock Option designated and qualified as an “incentive stock option” as defined in Section 422 of the Code.

“Minimum Vesting Period” means the one-year period following the date of grant of an Award.

“Non-Employee Director” means a member of the Board who is not also an employee of the Company or any Subsidiary.

“Non-Qualified Stock Option” means any Stock Option that is not an Incentive Stock Option.

“Option” or “Stock Option” means any option to purchase shares of Stock granted pursuant to Section 5.

“Prior Plans” means the Cognex Corporation 2001 General Stock Option Plan and the Cognex Corporation 2007 Stock Option and Incentive Plan, as amended and restated.

“Restricted Shares” means the shares of Stock underlying a Restricted Stock Award that remain subject to a risk of forfeiture or the Company’s right of repurchase.

“Restricted Stock Award” means an Award of Restricted Shares subject to such restrictions and conditions as the Administrator may determine at the time of grant.

“Restricted Stock Units” means an Award of stock units subject to such restrictions and conditions as the Administrator may determine at the time of grant.

“Returning Shares” means shares subject to outstanding stock awards granted under the Prior Plans and that following the Effective Date are not issued because such stock award is forfeited, canceled or otherwise terminated (other than by exercise). For the avoidance of doubt, the following shares shall not be treated as Returning Shares: (i) shares subject to outstanding stock awards granted under the Prior Plans that are tendered or held back upon exercise of an Option or settlement of an Award to cover the exercise price or tax withholding; and (ii) shares subject to a Stock Appreciation Right that are not issued in connection with the stock settlement of the Stock Appreciation Right upon exercise thereof.

“Sale Event” shall mean (i) the sale of all or substantially all of the assets of the Company on a consolidated basis to an unrelated person or entity, (ii) a merger, reorganization or consolidation pursuant to which the holders of the Company’s outstanding voting power and outstanding stock immediately prior to such transaction do not own a majority of the outstanding voting power and outstanding stock or other equity interests of the resulting or successor entity (or its ultimate parent, if applicable) immediately upon completion of such transaction, (iii) the sale of all of the Stock of the Company to an unrelated person, entity or group thereof acting in concert, or (iv) any other transaction in which the owners of the Company’s outstanding voting power immediately prior to such transaction do not own at least a majority of the outstanding voting power of the Company or any successor entity immediately upon completion of the transaction other than as a result of the acquisition of securities directly from the Company.

“Sale Price” means the value as determined by the Administrator of the consideration payable, or otherwise to be received by stockholders, per share of Stock pursuant to a Sale Event.

“Section 409A” means Section 409A of the Code and the regulations and other guidance promulgated thereunder.

“Service Relationship” means any relationship as an employee, director or Consultant of the Company or any Affiliate (e.g., a Service Relationship shall be deemed to continue without interruption in the event an individual’s status changes from full-time employee to part-time employee or Consultant).

“Stock” means the Common Stock, par value $.002 per share, of the Company, subject to adjustments pursuant to Section 3.

“Stock Appreciation Right” means an Award entitling the recipient to receive shares of Stock (or cash, to the extent explicitly provided for in the applicable Award Certificate) having a value equal to the excess of the Fair Market Value of the Stock on the date of exercise over the exercise price of the Stock Appreciation Right multiplied by the number of shares of Stock with respect to which the Stock Appreciation Right shall have been exercised.

“Subsidiary” means any corporation or other entity (other than the Company) in which the Company has at least a 50 percent interest, either directly or indirectly.

“Ten Percent Owner” means an employee who owns or is deemed to own (by reason of the attribution rules of Section 424(d) of the Code) more than 10 percent of the combined voting power of all classes of stock of the Company or any parent or subsidiary corporation.

“Unrestricted Stock Award” means an Award of shares of Stock free of any restrictions.

SECTION 2. ADMINISTRATION OF PLAN; ADMINISTRATOR AUTHORITY TO SELECT GRANTEES AND DETERMINE AWARDS

(a) Administration of Plan. The Plan shall be administered by the Administrator.

(b) Powers of Administrator. The Administrator shall have the power and authority to grant Awards consistent with the terms of the Plan, including the power and authority:

(i) to select the individuals to whom Awards may from time to time be granted;

(ii) to determine the time or times of grant, and the extent, if any, of Incentive Stock Options, Non-Qualified Stock Options, Stock Appreciation Rights, Restricted Stock Awards, Restricted Stock Units, Unrestricted Stock Awards, Cash-Based Awards, and Dividend Equivalent Rights, or any combination of the foregoing, granted to any one or more grantees;

(iii) to determine the number of shares of Stock to be covered by any Award;

(iv) to determine and modify from time to time the terms and conditions, including restrictions, not inconsistent with the terms of the Plan, of any Award, which terms and conditions may differ among individual Awards and grantees, and to approve the forms of Award Certificates;

(v) to accelerate at any time the exercisability or vesting of all or any portion of any Award in circumstances involving the grantee’s death or disability, or in connection with a Sale Event;

(vi) subject to the provisions of Section 5(c), to extend at any time the period in which Stock Options may be exercised; and

(vii) at any time to adopt, alter and repeal such rules, guidelines and practices for administration of the Plan and for its own acts and proceedings as it shall deem advisable; to interpret the terms and provisions of the Plan and any Award (including related written instruments); to make all determinations it deems advisable for the administration of the Plan; to decide all disputes arising in connection with the Plan; and to otherwise supervise the administration of the Plan.

All decisions and interpretations of the Administrator shall be binding on all persons, including the Company and Plan grantees.

(c) Delegation of Authority to Grant Awards. Subject to applicable law, the Administrator, in its discretion, may delegate to the Chief Executive Officer of the Company all or part of the Administrator’s authority and duties with respect to the granting of Awards to individuals who are not subject to the reporting and other provisions of

Section 16 of the Exchange Act. Any such delegation by the Administrator shall include a limitation as to the amount of Stock underlying Awards that may be granted during the period of the delegation and shall contain guidelines as to the determination of the exercise price and the vesting criteria. The Administrator may revoke or amend the terms of a delegation at any time but such action shall not invalidate any prior actions of the Administrator’s delegate or delegates that were consistent with the terms of the Plan.

(d) Award Certificate. Awards under the Plan shall be evidenced by Award Certificates that set forth the terms, conditions and limitations for each Award which may include, without limitation, the term of an Award and the provisions applicable in the event employment or service terminates.

(e) Indemnification. Neither the Board nor the Administrator, nor any member of either or any delegate thereof, shall be liable for any act, omission, interpretation, construction or determination made in good faith in connection with the Plan, and the members of the Board and the Administrator (and any delegate thereof) shall be entitled in all cases to indemnification and reimbursement by the Company in respect of any claim, loss, damage or expense (including, without limitation, reasonable attorneys’ fees) arising or resulting therefrom to the fullest extent permitted by law and/or under the Company’s articles or bylaws or any directors’ and officers’ liability insurance coverage which may be in effect from time to time and/or any indemnification agreement between such individual and the Company.

(f) Foreign Award Recipients. Notwithstanding any provision of the Plan to the contrary, in order to comply with the laws in other countries in which the Company and its Subsidiaries operate or have employees or other individuals eligible for Awards, the Administrator, in its sole discretion, shall have the power and authority to: (i) determine which Subsidiaries shall be covered by the Plan; (ii) determine which individuals outside the United States are eligible to participate in the Plan; (iii) modify the terms and conditions of any Award granted to individuals outside the United States to comply with applicable foreign laws; (iv) establish subplans and modify exercise procedures and other terms and procedures, to the extent the Administrator determines such actions to be necessary or advisable (and such subplans and/or modifications shall be attached to this Plan as appendices); provided, however, that no such subplans and/or modifications shall increase the share limitations contained in Section 3(a) hereof; and (v) take any action, before or after an Award is made, that the Administrator determines to be necessary or advisable to obtain approval or comply with any local governmental regulatory exemptions or approvals. Notwithstanding the foregoing, the Administrator may not take any actions hereunder, and no Awards shall be granted, that would violate the Exchange Act or any other applicable United States securities law, the Code, or any other applicable United States governing statute or law.

(g) Minimum Vesting Period. The vesting period for each Award granted under the Plan must be at least equal to the Minimum Vesting Period; provided, however, nothing in this Section 2(g) shall limit the Administrator’s authority to accelerate the vesting of Awards as set forth in Section 2(b)(v) above; and, provided further, notwithstanding the foregoing, up to 5% of the shares of Stock authorized for issuance under the Plan may be utilized for Unrestricted Stock Awards or other Awards with a vesting period that is less than the Minimum Vesting Period (each such Award, an “Excepted Award”). Notwithstanding the foregoing, in addition to Excepted Awards, the Administrator may grant Awards that vest (or permit previously granted Awards to vest) within the Minimum Vesting Period (i) if such Awards are granted as substitute Awards in replacement of other Awards (or awards previously granted by an entity being acquired (or assets of which are being acquired)) that were scheduled to vest within the Minimum Vesting Period or (ii) if such Awards are being granted in connection with an elective deferral of cash compensation that, absent a deferral election, otherwise would have been paid to the grantee within the Minimum Vesting Period.

SECTION 3. STOCK ISSUABLE UNDER THE PLAN; MERGERS; SUBSTITUTIONS

(a) Stock Issuable. Subject to adjustment as provided in this Section 3, the maximum number of shares of Stock reserved and available for issuance under the Plan shall be the sum of (i) 8,100,000 (eight million one hundred thousand) shares, plus (ii) the number of Returning Shares, if any, as such shares become available from time to time. For purposes of this limitation, the shares of Stock underlying any awards under the Plan that are forfeited, canceled or otherwise terminated (other than by exercise) shall be added back to the shares of Stock available for issuance under the Plan and, to the extent permitted under Section 422 of the Code and the regulations promulgated thereunder, the shares of Stock that may be issued as Incentive Stock Options. Notwithstanding the foregoing, the following shares shall not be added to the shares authorized for grant under the Plan: (i) shares tendered or held back upon exercise of an Option or settlement of an Award to cover the exercise price or tax withholding, and (ii) shares subject to a Stock Appreciation Right that are not issued in connection with the stock settlement of the Stock Appreciation Right upon exercise thereof. In the event the Company repurchases shares of Stock on the open market, such shares shall not be added to the shares of Stock available for issuance under the Plan. Subject to such overall limitations, shares of Stock may be issued up to such maximum number pursuant to any type or types of Award; provided, however, that no more than 8,100,000 (eight million one hundred thousand) shares of the Stock may be issued in the form of Incentive Stock Options. The shares available for issuance under the Plan may be authorized but unissued shares of Stock or shares of Stock reacquired by the Company.

(b) Changes in Stock. Subject to Section 3(c) hereof, if, as a result of any reorganization, recapitalization, reclassification, stock dividend, stock split, reverse stock split or other similar change in the Company’s capital stock, the outstanding shares of Stock are increased or decreased or are exchanged for a different number or kind of shares or other securities of the Company, or additional shares or new or different shares or other securities of the Company or other non-cash assets are distributed with respect to such shares of Stock or other securities, or, if, as a result of any merger or consolidation, sale of all or substantially all of the assets of the Company, the outstanding shares of Stock are converted into or exchanged for securities of the Company or any successor entity (or a parent or subsidiary thereof), the Administrator shall make an appropriate or proportionate adjustment in (i) the maximum number of shares reserved for issuance under the Plan, including the maximum number of shares that may be issued in the form of Incentive Stock Options, (ii) the number and kind of shares or other securities subject to any then outstanding Awards under the Plan, (iii) the repurchase price, if any, per share subject to each outstanding Restricted Stock Award, and (iv) the exercise price for each share subject to any then outstanding Stock Options and Stock Appreciation Rights under the Plan, without changing the aggregate exercise price (i.e., the exercise price multiplied by the number of shares subject to Stock Options and Stock Appreciation Rights) as to which such Stock Options and Stock Appreciation Rights remain exercisable. The Administrator shall also make equitable or proportionate adjustments in the number of shares subject to outstanding Awards and the exercise price and the terms of outstanding Awards to take into consideration cash dividends paid other than in the ordinary course or any other extraordinary corporate event. Notwithstanding the foregoing, no adjustment shall be made under this Section 3(b) if the Administrator determines that such action could cause any Award to fail to satisfy the conditions of any applicable exception from the requirements of Section 409A or otherwise could subject the grantee to the additional tax imposed under Section 409A in respect of an outstanding Award or constitute a modification, extension or renewal of an Incentive Stock Option within the meaning of Section 424(h) of the Code. The adjustment by the Administrator shall be final, binding and conclusive. No fractional shares of Stock shall be issued under the Plan resulting from any such adjustment, but the Administrator in its discretion may make a cash payment in lieu of fractional shares.

(c) Mergers and Other Transactions. In the case of and subject to the consummation of a Sale Event, the parties thereto may cause the assumption or continuation of Awards theretofore granted by the successor entity, or the substitution of such Awards with new Awards of the successor entity or parent thereof, with appropriate adjustment as to the number and kind of shares and, if appropriate, the per share exercise prices, as such parties shall agree. Awards include Awards that vest on a particular date or dates and Awards that vest upon the achievement of pre-established performance goals or objectives. To the extent the parties to such Sale Event do not provide for the assumption, continuation or substitution of Awards, upon the effective time of the Sale Event, the Plan and all outstanding Awards granted hereunder shall terminate. In the event of such termination, (i) the Company shall have the option (in its sole discretion) to make or provide for a payment, in cash or in kind, to the grantees holding Options and Stock Appreciation Rights, in exchange for the cancellation thereof, in an amount equal to the difference between (A) the Sale Price multiplied by the number of shares of Stock subject to outstanding Options and Stock Appreciation Rights (to the extent then exercisable at prices not in excess of the Sale Price) and (B) the aggregate exercise price of all such outstanding Options and Stock Appreciation Rights (provided that, in the case of an Option or Stock Appreciation Right with an exercise price equal to or greater than the Sale Price, such Option or Stock Appreciation Right shall be cancelled for no consideration); or (ii) each grantee shall be permitted, within a specified period of time prior to the consummation of the Sale Event as determined by the Administrator, to exercise all outstanding Options and Stock Appreciation Rights (to the extent then exercisable) held by such grantee. The Company shall also have the option (in its sole discretion) to make or provide for a payment, in cash or in kind, to the grantees holding other Awards in an amount equal to the Sale Price multiplied by the number of vested shares of Stock under such Awards.

(d) Substitute Awards. The Administrator may grant Awards under the Plan in substitution for stock and stock based awards held by employees, directors or other key persons of another corporation in connection with the merger or consolidation of the employing corporation with the Company or a Subsidiary or the acquisition by the Company or a Subsidiary of property or stock of the employing corporation. The Administrator may direct that the substitute awards be granted on such terms and conditions as the Administrator considers appropriate in the circumstances. Any substitute Awards granted under the Plan shall not count against the share limitation set forth in Section 3(a).

(e) Maximum Awards to Non-Employee Directors. Notwithstanding anything to the contrary in this Plan, the value of all Awards awarded under this Plan and all other cash compensation paid by the Company to any Non-Employee Director in any calendar year shall not exceed $750,000. For the purpose of this limitation, the value of any Award shall be its grant date fair value, as determined in accordance with ASC 718 or successor provision but excluding the impact of estimated forfeitures related to service-based vesting provisions.

SECTION 4. ELIGIBILITY

Grantees under the Plan will be such employees, Non-Employee Directors or Consultants of the Company and its Affiliates as are selected from time to time by the Administrator in its sole discretion; provided that Awards may not be granted to employees, Directors or Consultants who are providing services only to any “parent” of the Company, as such term is defined in Rule 405 of the Act, unless (i) the stock underlying the Awards is treated as “service recipient stock” under Section 409A or (ii) the Company has determined that such Awards are exempt from or otherwise comply with Section 409A.

SECTION 5. STOCK OPTIONS

(a) Award of Stock Options. The Administrator may grant Stock Options under the Plan. Any Stock Option granted under the Plan shall be in such form as the Administrator may from time to time approve.

Stock Options granted under the Plan may be either Incentive Stock Options or Non-Qualified Stock Options. Incentive Stock Options may be granted only to employees of the Company or any Subsidiary that is a “subsidiary corporation” within the meaning of Section 424(f) of the Code. To the extent that any Option does not qualify as an Incentive Stock Option, it shall be deemed a Non-Qualified Stock Option.

Stock Options granted pursuant to this Section 5 shall be subject to the following terms and conditions and shall contain such additional terms and conditions, not inconsistent with the terms of the Plan, as the Administrator shall deem desirable. If the Administrator so determines, Stock Options may be granted in lieu of cash compensation at the optionee’s election, subject to such terms and conditions as the Administrator may establish.

(b) Exercise Price. The exercise price per share for the Stock covered by a Stock Option granted pursuant to this Section 5 shall be determined by the Administrator at the time of grant but shall not be less than 100 percent of the Fair Market Value on the date of grant. In the case of an Incentive Stock Option that is granted to a Ten Percent Owner, the exercise price of such Incentive Stock Option shall be not less than 110 percent of the Fair Market Value on the grant date. Notwithstanding the foregoing, Stock Options may be granted with an exercise price per share that is less than 100 percent of the Fair Market Value on the date of grant (i) pursuant to a transaction described in, and in a manner consistent with, Section 424(a) of the Code, (ii) to individuals who are not subject to U.S. income tax on the date of grant or (iii) the Stock Option is otherwise compliant with

Section 409A.

(c) Option Term. The term of each Stock Option shall be fixed by the Administrator, but no Stock Option shall be exercisable more than ten years after the date the Stock Option is granted. In the case of an Incentive Stock Option that is granted to a Ten Percent Owner, the term of such Stock Option shall be no more than five years from the date of grant.

(d) Exercisability; Rights of a Stockholder. Stock Options shall become exercisable at such time or times, whether or not in installments, as shall be determined by the Administrator at or after the grant date. The Administrator may at any time accelerate the exercisability of all or any portion of any Stock Option. An optionee shall have the rights of a stockholder only as to shares acquired upon the exercise of a Stock Option and not as to unexercised Stock Options.

(e) Method of Exercise. Stock Options may be exercised in whole or in part, by giving written or electronic notice of exercise to the Company, specifying the number of shares to be purchased. Payment of the purchase price may be made by one or more of the following methods except to the extent otherwise provided in the Award Certificate:

(i) In cash, by certified or bank check or other instrument acceptable to the Administrator;

(ii) Through the delivery (or attestation to the ownership following such procedures as the Company may prescribe) of shares of Stock that are not then subject to restrictions under any Company plan. Such surrendered shares shall be valued at Fair Market Value on the exercise date;

(iii) By the optionee delivering to the Company a properly executed exercise notice together with irrevocable instructions to a broker to promptly deliver to the Company cash or a check payable and acceptable to the Company for the purchase price; provided that in the event the optionee chooses to pay the purchase price as so provided, the optionee and the broker shall comply with such procedures and enter into such agreements of indemnity and other agreements as the Company shall prescribe as a condition of such payment procedure; or

(iv) With respect to Stock Options that are not Incentive Stock Options, by a “net exercise” arrangement pursuant to which the Company will reduce the number of shares of Stock issuable upon exercise by the largest whole number of shares with a Fair Market Value that does not exceed the aggregate exercise price.

Payment instruments will be received subject to collection. The transfer to the optionee on the records of the Company or of the transfer agent of the shares of Stock to be purchased pursuant to the exercise of a Stock Option will be contingent upon receipt from the optionee (or a purchaser acting in his stead in accordance with the provisions of the Stock Option) by the Company of the full purchase price for such shares and the fulfillment of any other requirements contained in the Award Certificate or applicable provisions of laws (including the satisfaction of any withholding taxes that the Company is obligated to withhold with respect to the optionee). In the event an optionee chooses to pay the purchase price by previously-owned shares of Stock through the attestation method, the number of shares of Stock transferred to the optionee upon the exercise of the Stock Option shall be net of the number of attested shares. In the event that the Company establishes, for itself or using the services of a third party, an automated system for the exercise of Stock Options, such as a system using an internet website or interactive voice response, then the paperless exercise of Stock Options may be permitted through the use of such an automated system.

(f) Annual Limit on Incentive Stock Options. To the extent required for “incentive stock option” treatment under Section 422 of the Code, the aggregate Fair Market Value (determined as of the time of grant) of the shares of Stock with respect to which Incentive Stock Options granted under this Plan and any other plan of the Company or its parent and subsidiary corporations become exercisable for the first time by an optionee during any calendar year shall not exceed $100,000. To the extent that any Stock Option exceeds this limit, it shall constitute a Non-Qualified Stock Option.

SECTION 6. STOCK APPRECIATION RIGHTS

(a) Award of Stock Appreciation Rights. The Administrator may grant Stock Appreciation Rights under the Plan. A Stock Appreciation Right is an Award entitling the recipient to receive shares of Stock (or cash, to the extent explicitly provided for in the applicable Award Certificate) having a value equal to the excess of the Fair Market Value of a share of Stock on the date of exercise over the exercise price of the Stock Appreciation Right multiplied by the number of shares of Stock with respect to which the Stock Appreciation Right shall have been exercised.

(b) Exercise Price of Stock Appreciation Rights. The exercise price of a Stock Appreciation Right shall not be less than 100 percent of the Fair Market Value of the Stock on the date of grant.

(c) Grant and Exercise of Stock Appreciation Rights. Stock Appreciation Rights may be granted by the Administrator independently of any Stock Option granted pursuant to Section 5 of the Plan.

(d) Terms and Conditions of Stock Appreciation Rights. Stock Appreciation Rights shall be subject to such terms and conditions as shall be determined on the date of grant by the Administrator. The term of a Stock Appreciation Right may not exceed ten years. The terms and conditions of each such Award shall be determined by the Administrator, and such terms and conditions may differ among individual Awards and grantees.

SECTION 7. RESTRICTED STOCK AWARDS

(a) Nature of Restricted Stock Awards. The Administrator may grant Restricted Stock Awards under the Plan. A Restricted Stock Award is any Award of Restricted Shares subject to such restrictions and conditions as the Administrator may determine at the time of grant. Conditions may be based on continuing employment (or other Service Relationship) and/or achievement of pre-established performance goals and objectives.

(b) Rights as a Stockholder. Upon the grant of the Restricted Stock Award and payment of any applicable purchase price, a grantee shall have the rights of a stockholder with respect to the voting of the Restricted Shares and receipt of dividends; provided that any dividends paid by the Company during the vesting period shall accrue and shall not be paid to the grantee until and to the extent the shares of Restricted Stock Award have vested. Unless the Administrator shall otherwise determine, (i) uncertificated Restricted Shares shall be accompanied by a notation on the records of the Company or the transfer agent to the effect that they are subject to forfeiture until such Restricted Shares are vested as provided in Section 7(d) below, and (ii) certificated Restricted Shares shall remain in the possession of the Company until such Restricted Shares are vested as provided in Section 7(d) below, and the grantee shall be required, as a condition of the grant, to deliver to the Company such instruments of transfer as the Administrator may prescribe.

(c) Restrictions. Restricted Shares may not be sold, assigned, transferred, pledged or otherwise encumbered or disposed of except as specifically provided herein or in the Restricted Stock Award Certificate. Except as may otherwise be provided by the Administrator either in the Award Certificate or, subject to Section 16 below, in writing after the Award is issued, if a grantee’s employment (or other Service Relationship) with the Company and its Subsidiaries terminates for any reason, any Restricted Shares that have not vested at the time of termination shall automatically and without any requirement of notice to such grantee from or other action by or on behalf of, the Company be deemed to have been reacquired by the Company at its original purchase price (if any) from such grantee or such grantee’s legal representative simultaneously with such termination of employment (or other Service Relationship), and thereafter shall cease to represent any ownership of the Company by the grantee or rights of the grantee as a stockholder. Following such deemed reacquisition of Restricted Shares that are represented by physical certificates, a grantee shall surrender such certificates to the Company upon request without consideration.

(d) Vesting of Restricted Shares. The Administrator at the time of grant shall specify the date or dates and/or the attainment of pre-established performance goals, objectives and other conditions on which the non-transferability of the Restricted Shares and the Company’s right of repurchase or forfeiture shall lapse. Subsequent to such date or dates and/or the attainment of such pre-established performance goals, objectives and other conditions, the shares on which all restrictions have lapsed shall no longer be Restricted Shares and shall be deemed “vested.”

SECTION 8. RESTRICTED STOCK UNITS

(a) Nature of Restricted Stock Units. The Administrator may grant Restricted Stock Units under the Plan. A Restricted Stock Unit is an Award of stock units that may be settled in shares of Stock (or cash, to the extent explicitly provided for in the Award Certificate) upon the satisfaction of such restrictions and conditions at the time of grant. Conditions may be based on continuing employment (or other Service Relationship) and/or achievement of pre-established performance goals and objectives. The terms and conditions of each such Award shall be determined by the Administrator, and such terms and conditions may differ among individual Awards and grantees. Except in the case of Restricted Stock Units with a deferred settlement date that complies with Section 409A, at the end of the vesting period, the Restricted Stock Units, to the extent vested, shall be settled in the form of shares of Stock. Restricted Stock Units with deferred settlement dates are subject to Section 409A and shall contain such additional terms and conditions as the Administrator shall determine in its sole discretion in order to comply with the requirements of Section 409A.

(b) Election to Receive Restricted Stock Units in Lieu of Compensation. The Administrator may, in its sole discretion, permit a grantee to elect to receive a portion of future cash compensation otherwise due to such grantee in the form of an award of Restricted Stock Units. Any such election shall be made in writing and shall be delivered to the Company no later than the date specified by the Administrator and in accordance with Section 409A and such other rules and procedures established by the Administrator. Any such future cash compensation that the grantee elects to defer shall be converted to a fixed number of Restricted Stock Units based on the Fair Market Value of Stock on the date the compensation would otherwise have been paid to the grantee if such payment had not been deferred as provided herein. The Administrator shall have the sole right to determine whether and under what circumstances to permit such elections and to impose such limitations and other terms and conditions thereon as the Administrator deems appropriate. Any Restricted Stock Units that are elected to be received in lieu of cash compensation shall be fully vested, unless otherwise provided in the Award Certificate.

(c) Rights as a Stockholder. A grantee shall have the rights as a stockholder only as to shares of Stock acquired by the grantee upon settlement of Restricted Stock Units; provided, however, that the grantee may be credited with Dividend Equivalent Rights with respect to the stock units underlying his Restricted Stock Units, subject to the provisions of Section 11 and such terms and conditions as the Administrator may determine.

(d) Termination. Except as may otherwise be provided by the Administrator either in the Award Certificate or, subject to Section 16 below, in writing after the Award is issued, a grantee’s right in all Restricted Stock Units that have not vested shall automatically terminate upon the grantee’s termination of employment (or cessation of Service Relationship) with the Company and its Subsidiaries for any reason.

SECTION 9. UNRESTRICTED STOCK AWARDS

Grant or Sale of Unrestricted Stock. Subject to Section 2(g) of the Plan, the Administrator may grant (or sell at par value or such higher purchase price determined by the Administrator) an Unrestricted Stock Award under the Plan. An Unrestricted Stock Award is an Award pursuant to which the grantee may receive shares of Stock free of any restrictions under the Plan. Unrestricted Stock Awards may be granted in respect of past services or other valid consideration, or in lieu of cash compensation due to such grantee.

SECTION 10. CASH-BASED AWARDS

Grant of Cash-Based Awards. The Administrator may grant Cash-Based Awards under the Plan. A Cash- Based Award is an Award that entitles the grantee to a payment in cash upon the attainment of specified performance goals. The Administrator shall determine the maximum duration of the Cash-Based Award, the amount of cash to which the Cash-Based Award pertains, the conditions upon which the Cash-Based Award shall become vested or payable, and such other provisions as the Administrator shall determine. Each Cash-Based Award shall specify a cash-denominated payment amount, formula or payment ranges as determined by the Administrator. Payment, if any, with respect to a Cash-Based Award shall be made in accordance with the terms of the Award and may be made in cash.

SECTION 11. DIVIDEND EQUIVALENT RIGHTS; DIVIDENDS

(a) Dividend Equivalent Rights. The Administrator may grant Dividend Equivalent Rights under the Plan. A Dividend Equivalent Right is an Award entitling the grantee to receive credits based on cash dividends that would have been paid on the shares of Stock specified in the Dividend Equivalent Right (or other Award to which it relates) if such shares had been issued to the grantee. A Dividend Equivalent Right may be granted hereunder to any grantee as a component of an award of Restricted Stock Units or as a freestanding award. The terms and conditions of Dividend Equivalent Rights shall be specified in the Award Certificate. Subject to the last sentence of this Section 11(a), dividend equivalents credited to the holder of a Dividend Equivalent Right may be paid currently or may be deemed to be reinvested in additional shares of Stock, which may thereafter accrue additional equivalents. Any such reinvestment shall be at Fair Market Value on the date of reinvestment or such other price as may then apply under a dividend reinvestment plan sponsored by the Company, if any. Dividend Equivalent Rights may be settled in cash or shares of Stock or a combination thereof, in a single installment or installments. Notwithstanding anything herein to the contrary, a Dividend Equivalent Right granted as a component of an Award of Restricted Stock Units shall provide that such Dividend Equivalent Right shall be settled only upon settlement or payment of, or lapse of restrictions on, such other Award, and that such Dividend Equivalent Right shall expire or be forfeited or annulled under the same conditions as such other Award.

(b) Termination. Except as may otherwise be provided by the Administrator either in the Award Certificate or, subject to Section 16 below, in writing after the Award is issued, a grantee’s rights in all Dividend Equivalent Rights shall automatically terminate upon the grantee’s termination of employment (or cessation of Service Relationship) with the Company and its Subsidiaries for any reason.

(c) Prohibition on Dividends on Unvested Awards. For the avoidance of doubt, in no event shall any dividends or Dividend Equivalent Rights be paid with respect to the unvested portion of an Award unless or until such unvested portion of an Award has vested.

SECTION 12. TRANSFERABILITY OF AWARDS

(a) Transferability. Except as provided in Section 12(b) below, during a grantee’s lifetime, his or her Awards shall be exercisable only by the grantee, or by the grantee’s legal representative or guardian in the event of the grantee’s incapacity. No Awards shall be sold, assigned, transferred or otherwise encumbered or disposed of by a grantee other than by will or by the laws of descent and distribution or pursuant to a domestic relations order. No

Awards shall be subject, in whole or in part, to attachment, execution, or levy of any kind, and any purported transfer in violation hereof shall be null and void.

(b) Administrator Action. Notwithstanding Section 12(a), the Administrator, in its discretion, may provide either in the Award Certificate regarding a given Award or by subsequent written approval that the grantee (who is an employee or director) may transfer his or her Non-Qualified Stock Options to his or her immediate family members, to trusts for the benefit of such family members, or to partnerships in which such family members are the only partners, provided that the transferee agrees in writing with the Company to be bound by all of the terms and conditions of this Plan and the applicable Award. In no event may an Award be transferred by a grantee for value.

(c) Family Member. For purposes of Section 12(b), “family member” shall mean a grantee’s child, stepchild, grandchild, parent, stepparent, grandparent, spouse, former spouse, sibling, niece, nephew, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, or sister-in-law, including adoptive relationships, any person sharing the grantee’s household (other than a tenant of the grantee), a trust in which these persons (or the grantee) have more than 50 percent of the beneficial interest, a foundation in which these persons (or the grantee) control the management of assets, and any other entity in which these persons (or the grantee) own more than 50 percent of the voting interests.

(d) Designation of Beneficiary. To the extent permitted by the Company, each grantee to whom an Award has been made under the Plan may designate a beneficiary or beneficiaries to exercise any Award or receive any payment under any Award payable on or after the grantee’s death. Any such designation shall be on a form provided for that purpose by the Administrator and shall not be effective until received by the Administrator. If no beneficiary has been designated by a deceased grantee, or if the designated beneficiaries have predeceased the grantee, the beneficiary shall be the grantee’s estate.

SECTION 13. TAX WITHHOLDING

(a) Payment by Grantee. Each grantee shall, no later than the date as of which the value of an Award or of any Stock or other amounts received thereunder first becomes includable in the gross income of the grantee for Federal income tax purposes, pay to the Company, or make arrangements satisfactory to the Administrator regarding payment of, any Federal, state, or local taxes of any kind required by law to be withheld by the Company with respect to such income. The Company and its Subsidiaries shall, to the extent permitted by law, have the right to deduct any such taxes from any payment of any kind otherwise due to the grantee. The Company’s obligation to deliver evidence of book entry (or stock certificates) to any grantee is subject to and conditioned on tax withholding obligations being satisfied by the grantee.

(b) Payment in Stock. The Administrator may require the Company’s tax withholding obligation to be satisfied, in whole or in part, by the Company withholding from shares of Stock to be issued pursuant to any Award a number of shares with an aggregate Fair Market Value (as of the date the withholding is effected) that would satisfy the withholding amount due; provided, however, that the amount withheld does not exceed the maximum statutory tax rate or such lesser amount as is necessary to avoid liability accounting treatment. For purposes of share withholding, the Fair Market Value of withheld shares shall be determined in the same manner as the value of Stock includible in income of the grantees. The Administrator may also require the Company’s tax withholding obligation to be satisfied, in whole or in part, by an arrangement whereby a certain number of shares of Stock issued pursuant to any Award are immediately sold and proceeds from such sale are remitted to the Company in an amount that would satisfy the withholding amount due.

SECTION 14. SECTION 409A AWARDS

Awards are intended to be exempt from Section 409A to the greatest extent possible and to otherwise comply with Section 409A. The Plan and all Awards shall be interpreted in accordance with such intent. To the extent that any Award is determined to constitute “nonqualified deferred compensation” within the meaning of Section 409A (a “409A Award”), the Award shall be subject to such additional rules and requirements as specified by the Administrator from time to time in order to comply with Section 409A. In this regard, if any amount under a 409A Award is payable upon a “separation from service” (within the meaning of Section 409A) to a grantee who is then considered a “specified employee” (within the meaning of Section 409A), then no such payment shall be made prior to the date that is the earlier of (i) six months and one day after the grantee’s separation from service, or (ii) the grantee’s death, but only to the extent such delay is necessary to prevent such payment from being subject to interest, penalties and/or additional tax imposed pursuant to Section 409A. Further, the settlement of any 409A Award may not be accelerated except to the extent permitted by Section 409A.

SECTION 15. TERMINATION OF SERVICE RELATIONSHIP, TRANSFER, LEAVE OF ABSENCE, ETC.

(a) Termination of Service Relationship. If the grantee’s Service Relationship is with an Affiliate and such Affiliate ceases to be an Affiliate, the grantee shall be deemed to have terminated his or her Service Relationship for purposes of the Plan.

(b) For purposes of the Plan, the following events shall not be deemed a termination of a Service Relationship:

(i) a transfer to the employment of the Company from an Affiliate or from the Company to an Affiliate, or from one Affiliate to another; or

(ii) an approved leave of absence for military service or sickness, or for any other purpose approved by the Company, if the employee’s right to re-employment is guaranteed either by a statute or by contract or under the policy pursuant to which the leave of absence was granted or if the Administrator otherwise so provides in writing.

SECTION 16. AMENDMENTS AND TERMINATION

The Board may, at any time, amend or discontinue the Plan and the Administrator may, at any time, amend or cancel any outstanding Award for the purpose of satisfying changes in law or for any other lawful purpose, but no such action shall materially and adversely affect rights under any outstanding Award without the holder’s consent. Except as provided in Section 3(b) or 3(c), without prior stockholder approval, in no event may the Administrator exercise its discretion to reduce the exercise price of outstanding Stock Options or Stock Appreciation Rights or effect repricing through cancellation and re-grants or cancellation of Stock Options or Stock Appreciation Rights in exchange for cash or other Awards. To the extent required under the rules of any securities exchange or market system on which the Stock is listed, to the extent determined by the Administrator to be required by the Code to ensure that Incentive Stock Options granted under the Plan are qualified under Section 422 of the Code, Plan amendments shall be subject to approval by Company stockholders. Nothing in this Section 16 shall limit the Administrator’s authority to take any action permitted pursuant to Section 3(b) or 3(c).

SECTION 17. STATUS OF PLAN

With respect to the portion of any Award that has not been exercised and any payments in cash, Stock or other consideration not received by a grantee, a grantee shall have no rights greater than those of a general creditor of the Company unless the Administrator shall otherwise expressly determine in connection with any Award or Awards. In its sole discretion, the Administrator may authorize the creation of trusts or other arrangements to meet the Company’s obligations to deliver Stock or make payments with respect to Awards hereunder, provided that the existence of such trusts or other arrangements is consistent with the foregoing sentence.

SECTION 18. GENERAL PROVISIONS

(a) No Distribution. The Administrator may require each person acquiring Stock pursuant to an Award to represent to and agree with the Company in writing that such person is acquiring the shares without a view to distribution thereof.

(b) Issuance of Stock. To the extent certificated, stock certificates to grantees under this Plan shall be deemed delivered for all purposes when the Company or a stock transfer agent of the Company shall have mailed such certificates in the United States mail, addressed to the grantee, at the grantee’s last known address on file with the Company. Uncertificated Stock shall be deemed delivered for all purposes when the Company or a Stock transfer agent of the Company shall have given to the grantee by electronic mail (with proof of receipt) or by United States mail, addressed to the grantee, at the grantee’s last known address on file with the Company, notice of issuance and recorded the issuance in its records (which may include electronic “book entry” records). Notwithstanding anything herein to the contrary, the Company shall not be required to issue or deliver any evidence of book entry or certificates evidencing shares of Stock pursuant to the exercise or settlement of any Award, unless and until the Administrator has determined, with advice of counsel (to the extent the Administrator deems such advice necessary or advisable), that the issuance and delivery is in compliance with all applicable laws, regulations of governmental authorities and, if applicable, the requirements of any exchange on which the shares of Stock are listed, quoted or traded. Any Stock issued pursuant to the Plan shall be subject to any stop-transfer orders and other restrictions as the Administrator deems necessary or advisable to comply with federal, state or foreign jurisdiction, securities or other laws, rules and quotation system on which the Stock is listed, quoted or traded. The Administrator may place legends on any Stock certificate or notations on any book entry to reference restrictions applicable to the Stock. In addition to the terms and conditions provided herein, the Administrator may require that an individual make such reasonable covenants, agreements, and representations as the Administrator, in its discretion, deems necessary or advisable in order to comply with any such laws, regulations, or requirements. The Administrator shall have the right to require any individual to comply with any timing or other restrictions with respect to the settlement or exercise of any Award, including a window-period limitation, as may be imposed in the discretion of the Administrator.

(c) Stockholder Rights. Until Stock is deemed delivered in accordance with Section 18(b), no right to vote or receive dividends or any other rights of a stockholder will exist with respect to shares of Stock to be issued in connection with an Award, notwithstanding the exercise of a Stock Option or any other action by the grantee with respect to an Award.

(d) Other Compensation Arrangements; No Employment Rights. Nothing contained in this Plan shall prevent the Board from adopting other or additional compensation arrangements, including trusts, and such arrangements may be either generally applicable or applicable only in specific cases. The adoption of this Plan and the grant of Awards do not confer upon any employee any right to continued employment with the Company or any Subsidiary.

(e) Trading Policy Restrictions. Option exercises and other Awards under the Plan shall be subject to the Company’s insider trading policies and procedures, as in effect from time to time.

(f) Clawback Policy. Awards under the Plan shall be subject to the Company’s clawback policy, as in effect from time to time.

SECTION 19. EFFECTIVE DATE OF PLAN

This Plan shall become effective upon stockholder approval in accordance with applicable state law, the Company’s bylaws and articles of incorporation, and applicable stock exchange rules. No grants of Stock Options and other Awards may be made hereunder after the tenth anniversary of the Effective Date and no grants of Incentive Stock Options may be made hereunder after the tenth anniversary of the date the Plan is approved by the Board.

SECTION 20. GOVERNING LAW

This Plan and all Awards and actions taken thereunder shall be governed by, and construed in accordance with the laws of the Commonwealth of Massachusetts, applied without regard to conflict of law principles.

DATE APPROVED BY BOARD OF DIRECTORS: February 15, 2023

DATE APPROVED BY STOCKHOLDERS: May 3, 2023

AMENDMENT NO. 1

TO THE

COGNEX CORPORATION

2023 STOCK OPTION AND INCENTIVE PLAN

WHEREAS, Cognex Corporation (the “Company”) maintains the Cognex Corporation 2023 Stock Option and Incentive Plan (the “Plan”), which was previously adopted by the Board of Directors of the Company (the “Board”) and approved by the shareholders of the Company;

WHEREAS, the Board believes that the number of shares of common stock of the Company remaining available for issuance under the Plan has become insufficient for the Company’s anticipated future needs under the Plan;

WHEREAS, the Board has determined that it is in the best interests of the Company to amend the Plan, subject to shareholder approval, to increase the aggregate number of shares of common stock available for issuance under the Plan by 4,600,000 shares;

WHEREAS, Section 16 of the Plan provides that the Board may amend the Plan at any time, subject to certain conditions set forth therein; and

WHEREAS, this Amendment will become effective upon approval by the Company’s shareholders at the Company’s 2026 Annual Meeting of Shareholders and if, for any reason, the Company’s shareholders fail to approve this Amendment, the existing Plan shall continue in full force and effect.

NOW, THEREFORE:

1.	Section 3(a) of the Plan is hereby deleted it in its entirety and replaced with the following:

“(a) Stock Issuable. Subject to adjustment as provided in this Section 3, the maximum number of shares of Stock reserved and available for issuance under the Plan shall be the sum of (i) 12,700,000 (twelve million seven hundred thousand) shares, plus (ii) the number of Returning Shares, if any, as such shares become available from time to time. For purposes of this limitation, the shares of Stock underlying any awards under the Plan that are forfeited, canceled or otherwise terminated (other than by exercise) shall be added back to the shares of Stock available for issuance under the Plan and, to the extent permitted under Section 422 of the Code and the regulations promulgated thereunder, the shares of Stock that may be issued as Incentive Stock Options. Notwithstanding the foregoing, the following shares shall not be added to the shares authorized for grant under the Plan: (i) shares tendered or held back upon exercise of an Option or settlement of an Award to cover the exercise price or tax withholding, and (ii) shares subject to a Stock Appreciation Right that are not issued in connection with the stock settlement of the Stock Appreciation Right upon exercise thereof. In the event the Company repurchases shares of Stock on the open market, such shares shall not be added to the shares of Stock available for issuance under the Plan. Subject to such overall limitations, shares of Stock may be issued up to such maximum number pursuant to any type or types of Award; provided, however, that no more than 12,700,000 (twelve million seven hundred thousand) shares of the Stock may be issued in the form of Incentive Stock Options. The shares available for issuance under the Plan may be authorized but unissued shares of Stock or shares of Stock reacquired by the Company.”

2.	Effective Date of Amendment. This Amendment to the Plan shall become effective upon the date that it is approved by the Company’s shareholders in accordance with applicable laws and regulations.

3.	Other Provisions. Except as set forth above, all other provisions of the Plan shall remain unchanged.

DATE APPROVED BY BOARD OF DIRECTORS: February 11, 2026

DATE APPROVED BY STOCKHOLDERS:

Your vote matters – here’s how to vote!
You may vote online or by phone instead of mailing this card.

Votes submitted electronically must be received by April 29, 2026 at 01:00 A.M., EDT.

Online
Go to www.envisionreports.com/CGNX or scan the QR code - login details are located in the shaded bar below.

Phone
Call toll free 1-800-652-VOTE (8683) within the USA, US territories and Canada

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.	Save paper, time and money! Sign up for electronic delivery at www.envisionreports.com/CGNX

▼ IF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.▼

The Board of Directors recommends a vote FOR the nominees listed in Proposal 1 and FOR Proposals 2, 3 and 4.

A	Election of Directors	+

1. Nominees: Nominated for a term ending in 2029:

	For	Against	Abstain		For	Against	Abstain		For	Against	Abstain
01 - Matthew Moschner	☐	☐	☐	02 - Angelos Papadimitriou	☐	☐	☐	03 - Christopher Donato	☐	☐	☐

	For	Against	Abstain		For	Against	Abstain

2. To approve an amendment to the Cognex Corporation 2023 Stock Option and Incentive Plan.	☐	☐	☐	3. To ratify the selection of KPMG LLP as our independent registered public accounting firm for fiscal year 2026.	☐	☐	☐

4. To approve, on an advisory basis, the compensation of Cognex’s named executive officers, as described in the proxy statement including the Compensation Discussion and Analysis, compensation tables and narrative discussion (“say-on-pay”).

	☐	☐	☐

B	Authorized Signatures - This section must be completed for your vote to count. Please date and sign below.

Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title.

Date (mm/dd/yyyy) - Please print date below.	Signature 1 - Please keep signature within the box.	Signature 2 - Please keep signature within the box.
/ /

∎	1 U P X	+

        048WQB

2026 Annual Meeting of Shareholders Admission Ticket

2026 Annual Meeting of Cognex Corporation Shareholders

April 29, 2026, 9:00 a.m. Local Time

Cognex Corporation

One Vision Drive

Natick, Massachusetts 01760

Upon arrival, please present this admission ticket and photo identification at the registration desk.

DIRECTIONS TO COGNEX CORPORATION	From Route 90 East (Mass Turnpike) (From Albany, NY and Worcester):
• Take Exit 117 (Natick - Route 30)
One Vision Drive	• Follow left ramp towards Natick (Route 30 East)
Natick, MA 01760	• Merge onto Cochituate Road (Route 30 East)
Please note: Guest parking is available in front of the building.	• Take first right onto Speen Street
• Follow signs to Route 9 East
From Route 90 West (Mass Turnpike) (From Boston and Logan Airport):	• Follow “From Route 9 East”
• Merge onto Route 90 West (Mass Turnpike) toward Worcester
• Take Exit 123A (I-95/Route 128) toward Providence	From Route 9 West:
• Follow “From Route 128 (I-95)”	• Follow Route 9 West
From Route 128 (I-95):	• Look for an Audi dealership on your right as you head up a hill. At the crest of that hill, Vision Drive is 0.1 miles past Wethersfield Rd.
• Take Exit 36B (Route 9 West) toward Framingham/Worcester	• Turn right onto Vision Drive. Cognex is on the left of Vision Drive.
• Follow “From Route 9 West”
From Route 9 East:
From Route 495:	• Follow Route 9 East
• Take Exit 58 Route 90 East (Mass Turnpike) toward Boston	• Make U-turn at the left lane U-turn signal near Natick McDonald’s
• Follow “From Route 90 East (Mass Turnpike) (From Albany, NY and Worcester)”	• Follow “From Route 9 West”

▼ IF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.▼

Notice of 2026 Annual Meeting of Shareholders

Proxy Solicited by Board of Directors for Annual Meeting – April 29, 2026

Important Notice Regarding the Availability of Proxy Materials for the 2026 Annual Meeting of Shareholders to be held on April 29, 2026: The Proxy Statement and Annual Report To Shareholders are available at: www.envisionreports.com/CGNX.

The undersigned hereby appoints Matthew Moschner and Mark T. Fennell, and each of them, with full power of substitution, as proxies to represent and vote the shares of the undersigned, with all the powers which the undersigned would possess if personally present, at the 2026 Annual Meeting of Shareholders of Cognex Corporation to be held on April 29, 2026 or at any postponement or adjournment thereof.

Shares represented by this proxy will be voted as directed by the shareholder. If no such directions are indicated, the shares represented by this proxy will be voted FOR the election of the nominees listed on the reverse side for the Board of Directors and FOR Proposals 2, 3 and 4.

In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting.

(Items to be voted appear on reverse side)

C	Non-Voting Items

Change of Address – Please print new address below.	Comments – Please print your comments below.	Meeting Attendance Mark box to the right if you plan to attend the Annual Meeting.	☐

⬛	+